     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1997


                                                      REGISTRATION NO. 333-20035

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                        JUBILEE GAMING ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            MINNESOTA                             7993                            41-1822296
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        9855 WEST 78TH STREET, SUITE 220
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 944-5700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
               EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                   CRAIG H. FORSMAN, CHIEF EXECUTIVE OFFICER
                        JUBILEE GAMING ENTERPRISES, INC.
                        9855 WEST 78TH STREET, SUITE 220
                          MINNEAPOLIS, MINNESOTA 55344
                                 (612) 944-5700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:


               AVRON L. GORDON, ESQ.                               KENNETH S. ROSE, ESQ.
              JEFFREY L. COTTER, ESQ.                       MORSE, ZELNICK, ROSE & LANDER, LLP
                BRIGGS AND MORGAN,                                    450 PARK AVENUE
             PROFESSIONAL ASSOCIATION                          NEW YORK, NEW YORK 10022-2606
                  2400 IDS CENTER                                     (212) 838-5030
           MINNEAPOLIS, MINNESOTA 55402
                  (612) 334-8400


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


                        CALCULATION OF REGISTRATION FEE



========================================================================================================================
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                      AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED                 REGISTERED(1)           UNIT(2)             PRICE(2)        REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Units, each consisting of one share of
  Common Stock and one Redeemable
  Common Stock Purchase Warrant........       1,840,000              $5.00             $9,200,000             $2,788
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Redeemable
  Common Stock Purchase Warrants(4)....       1,840,000              $6.50             $11,960,000            $3,625
------------------------------------------------------------------------------------------------------------------------
Units Underlying Representative's
  Warrant..............................        160,000               $6.00              $960,000               $291
------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying Redeemable
  Common Stock Purchase Warrants
  Included in Representative's
  Warrant..............................        160,000               $6.50             $1,040,000              $316
------------------------------------------------------------------------------------------------------------------------
Total..................................          --                   --               $23,160,000            $7,020
========================================================================================================================



(1) Includes 240,000 Units which may be sold pursuant to the underwriters' overallotment option.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).



(3) In connection with the initial filing of this registration statement, $5,493 of this amount was wire-transferred to the Securities and Exchange Commission's account at Mellon Bank in January 1997.



(4) Pursuant to Rule 416, this registration statement includes an indeterminate number of additional shares of Common Stock which may be issuable upon the exercise of the Redeemable Common Stock Purchase Warrants.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                        JUBILEE GAMING ENTERPRISES, INC.

                            ------------------------

                 CROSS-REFERENCE SHEET SHOWING LOCATION IN THE
                     PROSPECTUS OF INFORMATION REQUIRED BY
                               ITEMS OF FORM SB-2

                   ITEM NUMBER AND CAPTION                           LOCATION IN PROSPECTUS
                   -----------------------                           ----------------------
 1.  Front of Registration Statement and Outside Front
     Cover of Prospectus.................................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus..........................................  Outside Front Cover Page; Prospectus
                                                           Summary; Inside Front Cover Page; Risk
                                                           Factors; Outside Back Cover Page
 3.  Summary Information and Risk Factors................  Outside Front Cover Page; Prospectus
                                                           Summary; Underwriting; Dilution
 4.  Use of Proceeds.....................................  Use of Proceeds
 5.  Determination of Offering Price.....................  Prospectus Cover Page; Underwriting
 6.  Dilution............................................  Dilution
 7.  Selling Security Holders............................  *
 8.  Plan of Distribution................................  Outside Cover Page; Underwriting
 9.  Legal Proceedings...................................  Risk Factors; Business
10.  Directors, Executive Officers, Promoters and Control
     Persons.............................................  Management; Principal Shareholders
11.  Security Ownership of Certain Beneficial Owners and
     Management..........................................  Risk Factors; Management; Principal
                                                           Shareholders
12.  Description of Securities...........................  Description of Capital Stock
13.  Interest of Named Experts and Counsel...............  Experts
14.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................  Management
15.  Organization Within Last Five Years.................  Certain Transactions
16.  Description of Business.............................  Business
17.  Management's Discussion and Analysis or Plan of
     Operation...........................................  Management's Discussion and Analysis of
                                                           Financial Condition and Results of
                                                           Operation
18.  Description of Property.............................  Business
19.  Certain Relationships and Related Transactions......  Management
20.  Market for Common Equity and Related Stockholder
     Matters.............................................  Price Range of Common Stock; Dividend
                                                           Policy; Shares Eligible for Future Sale
21.  Executive Compensation..............................  Management
22.  Financial Statements................................  Financial Statements
23.  Changes In and Disagreements With Accountants on
     Accounting and Financial Disclosure.................  *

---------------

* Omitted from Prospectus because item is inapplicable or answer is in the negative.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 16, 1997
PROSPECTUS
                                1,600,000 UNITS

                        JUBILEE GAMING ENTERPRISES, INC.
             EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND
                  ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT

     Jubilee Gaming Enterprises, Inc. (the "Company") is offering hereby 1,600,000 Units, each consisting of one share of the Company's common stock, no par value (the "Common Stock"), and one Redeemable Common Stock Purchase Warrant (a "Redeemable Warrant"). The Common Stock and the Redeemable Warrants are immediately detachable and separately transferable. Each Redeemable Warrant entitles the holder to purchase at any time until five years following the date of this Prospectus, one share of Common Stock, at an exercise price of $6.50 per share. The Redeemable Warrants are subject to redemption by the Company for $.01 per warrant at any time on or after 90 days after the effective date of this Prospectus, on 30 days' prior written notice, provided that the closing bid price of the Common Stock exceeds $10.00 for any 20 consecutive trading days prior to such notice. See "Description of Units."

     Prior to this offering, there has been no market for the Company's securities, and there can be no assurance that such a market will develop. The initial public offering price of the Units is $5.00 per Unit (the "Price to Public"). The offering price of the Units has been determined by negotiation between the Company and H. J. Meyers & Co., Inc. (the "Representative"), and is not necessarily related to the Company's net asset value or any other established criteria of value. See "Underwriting" for information relating to the factors considered in determining the Price to Public. The Company has applied for listing of the Common Stock and Redeemable Warrants on the Nasdaq SmallCap Market under the symbols JUBE and JUBEW, respectively.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 7 HEREIN AND "DILUTION."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

 THE COLORADO LIMITED GAMING CONTROL COMMISSION HAS NOT PASSED ON THE ACCURACY,
      ADEQUACY OR INVESTMENT MERIT OF THE SECURITIES DESCRIBED HEREIN. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

================================================================================

                                                 PRICE            UNDERWRITING DISCOUNT         PROCEEDS TO
                                               TO PUBLIC            AND COMMISSIONS(1)           COMPANY(2)
------------------------------------------------------------------------------------------------------------------
Per Unit...............................          $5.00                     $.50                    $4.50
------------------------------------------------------------------------------------------------------------------
Total(3)...............................        $8,000,000                $800,000                $7,200,000

================================================================================

(1) Does not include additional compensation to be received by the Representative in the form of (i) a nonaccountable expense allowance of $240,000 (or $276,000 if the underwriters' overallotment option described in footnote (3) is exercised in full), (ii) a warrant to purchase up to 160,000 Units at $6.00 per Unit exercisable over a period of five years, commencing one year following the date of this Prospectus (the "Representative's Warrant"); and (iii) a consulting agreement for $72,000. In addition, the Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $500,000 (including the Representative's nonaccountable expense allowance referenced in Note 1 above).

(3) The Company has granted the underwriters an overallotment option (the "Overallotment Option") exercisable within 45 days of the date of this Prospectus to purchase up to 240,000 additional Units on the same terms and conditions set forth above. If such option is exercised in full, the total price to public will be $9,200,000, the total underwriting discount and commissions will be $920,000 and the total proceeds to the Company will be $8,280,000. To the extent the Overallotment Option is exercised, the first $391,500 of the net proceeds thereof will be used by the Company to redeem 90,000 shares of Common Stock of the Company owned by the Company's parent, National Lodging Companies, Inc. ("National Lodging") at $4.35 per share. See "Underwriting."

     The Units are offered on a "firm commitment" basis by the Underwriters (as defined herein) when, as and if delivered to and accepted by the underwriters, and subject to prior sale, withdrawal, or cancellation of the offer without notice. It is expected that delivery of the certificates representing these securities will be made at the offices of H. J. Meyers & Co., Inc., 1895 Mt.
Hope Avenue, Rochester, NY 15620 on or about             , 1997.

                            H.J. MEYERS & CO., INC.

              THE DATE OF THIS PROSPECTUS IS                , 1997

 Artist's rendition of the expanded Jubilee Casino and adjoining proposed hotel in Cripple Creek, Colorado.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     THE UNITS OFFERED BY THE UNDERWRITERS ARE SUBJECT TO PRIOR SALE. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER (WHICH MAY BE DONE ONLY BY FILING AN AMENDMENT TO THE REGISTRATION STATEMENT) AND TO REJECT ORDERS IN WHOLE OR IN PART FOR THE PURCHASE OF ANY OF THE UNITS AND TO CANCEL ANY SALE EVEN AFTER THE PURCHASE PRICE HAS BEEN PAID IF SUCH SALE, IN THE OPINION OF THE UNDERWRITERS, WOULD VIOLATE FEDERAL OR STATE SECURITIES LAWS OR A RULE OR POLICY OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.

     A SIGNIFICANT NUMBER OF THE UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITERS. THOSE CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF SUCH UNITS THROUGH OR WITH THE UNDERWRITERS. ALTHOUGH THEY HAVE NO LEGAL OBLIGATION TO DO SO, THE UNDERWRITERS MAY BECOME MARKET MAKERS AND OTHERWISE EFFECT TRANSACTIONS IN THE COMMON STOCK AND REDEEMABLE WARRANTS OF THE COMPANY. THE UNDERWRITERS, IF THEY PARTICIPATE IN THE MARKET, MAY BE A DOMINATING INFLUENCE IN THE MARKET FOR THESE SECURITIES. THE PRICES AND LIQUIDITY OF THESE SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITERS' PARTICIPATION IN SUCH MARKET.


     NOTICE TO CALIFORNIA RESIDENTS: SECURITIES SOLD PURSUANT TO THIS OFFERING MAY ONLY BE SOLD TO INDIVIDUALS WHO (1) HAVE A GROSS ANNUAL INCOME, DURING 1996 AND ESTIMATED FOR 1997, OF $65,000 OR MORE FROM ALL SOURCES PLUS A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $250,000 OR MORE, OR (2) HAVE A LIQUID NET WORTH (EXCLUDING HOME, FURNISHINGS AND AUTOMOBILES) OF $500,000 OR MORE. EACH CALIFORNIA RESIDENT PURCHASING UNITS OFFERED HEREBY WILL BE REQUIRED TO EXECUTE A REPRESENTATION THAT IT COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES.

                               PROSPECTUS SUMMARY


     The following summary is qualified by the more detailed information and consolidated financial statements appearing elsewhere in this Prospectus. All information concerning the Company's authorized, issued and outstanding Common Stock and all financial information presented on a per share basis reflects a 1 for 3.8125 share combination effective October 11, 1996. Unless otherwise indicated, information in this Prospectus assumes no exercise of (a) the Redeemable Warrants for the purchase of 1,600,000 shares of Common Stock sold as a part of the Units, (b) the Overallotment Option, (c) the Representative's Warrant, or (d) outstanding warrants and options to purchase 88,132 and 100,000 shares of Common Stock, respectively. See "Underwriting."


                                  THE COMPANY


     Jubilee Gaming Enterprises, Inc. (the "Company") operates the Jubilee Casino (the "Jubilee" or the "Casino") in Cripple Creek, Colorado ("Cripple Creek"), one of three cities in Colorado permitted to have limited stakes gaming, which limits the types of games to slot machines, poker and blackjack and limits to $5 the amount of a single bet. In April 1996, the Company acquired the Jubilee by purchasing substantially all of the interests in the 353 Myers Avenue Limited Partnership (the "Partnership"), which owned and operated the Jubilee. The Company's management has experience in planning and financing gaming operations, and its major shareholder, National Lodging Companies, Inc. ("National Lodging"), is a hotel development and management company. Over the past five years annual adjusted gross proceeds ("AGP") attributable to gaming in Cripple Creek has more than doubled from $45.5 million (in 1991-1992) to $102.9 million (in 1995-1996). The Company plans to position itself to capitalize on this growth. The Company's business strategy is to substantially enlarge the Casino and build an adjoining hotel to create a resort type gaming destination. The Company has acquired real estate in order to expand the Casino's gaming floor, add a restaurant, a 120-room hotel (the "Hotel") and additional convenient parking.



     The Jubilee is located on Myers Avenue, between Fourth and Fifth Streets, and is one block south of Bennett Avenue, Cripple Creek's main artery. The planned expansion of the Casino will establish the Jubilee as the second largest casino in Cripple Creek and one of only two casinos in Cripple Creek with a large hotel facility. It is the Company's intention to become a franchisee in a national hotel chain which will provide a toll-free reservation system. The Company is in the process of making its final determination as to the franchise it will select. The Company believes that the hotel rooms will significantly improve the Casino's gaming volume, by attracting patrons from a greater distance for longer periods of time. The Company believes that the planned addition of the Hotel and expansion of the Casino, the increased parking capacity and the recent opening of the Double Eagle Casino and Hotel (the "Double Eagle") in Cripple Creek will shift more of the gaming activity to the eastern edge of the city from its present concentration along Bennett Avenue, thereby improving the attractiveness of the Jubilee as a gaming destination. The Company also intends to enhance access to the Casino by constructing an elevated walkway to connect the Casino with Bennett Avenue. The Hotel is planned on seven lots owned by the Company east of the Casino, which will also permit expansion of the Casino to approximately 25,000 square feet of gaming space with capacity for up to 800 slot machines, a separate children's entertainment area and expanded restaurant facilities. The Jubilee is the only casino in Cripple Creek that has a separate floor devoted to children's activities. Recently, a new law prohibiting minors from gaming areas became effective in Colorado. The Company believes that the passage of this law will attract even more family business to the Casino. With this in mind, the Company intends to expand its children's area.



     The closest major urban center to Cripple Creek is Colorado Springs, Colorado, which is located approximately 45 miles east of Cripple Creek. The Colorado Springs metro area had a 1995 estimated population of approximately 474,000 people, and is projected to continue to grow. The other two gaming communities in Colorado, Blackhawk and Central City, are located approximately 25 miles west of Denver, which serves as their primary market. Cripple Creek also draws patrons to a limited extent from the Denver area as well as from Pueblo and southern Colorado, and northern New Mexico. The Company believes that the Hotel will expand the Casino's market area and attractiveness to patrons by increasing the gaming floor space and providing needed lodging for customers desiring more than a day trip.



     The Jubilee was constructed and opened in July 1992 and currently operates 178 slot machines and 6 table games (blackjack and poker). The Casino consists of two stories with a total of approximately 15,100 square feet, including a 50-seat restaurant, a seven-seat bar and a children's entertainment area. Attached to the Casino is a historic building owned by the Company, known as the Homestead, a bordello during the gold rush days which is currently operated as a museum.

     The Company was incorporated under the laws of the State of Minnesota under the name National Gaming Companies, Inc. on August 29, 1995. The Company commenced operation of the Casino on April 23, 1996, following approval of its gaming license by the Colorado Limited Gaming Control Commission (the "Gaming Commission").



     While the Company intends to focus its short term efforts on the development and operation of the Jubilee, upon the completion of this offering, the Company intends to identify and pursue opportunities to acquire or manage other casinos. The Company anticipates that it will pursue such opportunities based upon a variety of factors, including, but not limited to, the following:
(i) casino site suitability; (ii) competitive factors; (iii) regulatory considerations; (iv) favorable financial projections; (v) availability of financing; and (vi) quality and availability of management. The Company anticipates that it will pursue opportunities both within and outside Colorado. As of the date of this Prospectus, the Company has not identified any specific casino acquisition targets. Further, it is likely that any acquisition would require the Company to obtain additional financing to fund the acquisition. See "Use of Proceeds."



     Unless otherwise indicated, all references herein to the Company include the Company's predecessors, its wholly-owned subsidiaries, Regent Gaming Enterprises, Inc. and Cripple Creek Corporation, and the Partnership. The Company maintains operating offices at the Jubilee, 351 Myers Avenue, P.O. Box 610, Cripple Creek, Colorado 80813. The Company's principal executive offices are located at 9855 West 78th Street, Suite 220, Minneapolis, Minnesota 55344 and its telephone number is (612) 944-5700.


                                  THE OFFERING


Securities Offered.....................  1,600,000 Units. Each Unit offered hereby consists of one share of Common Stock and one Redeemable Warrant. Each
                                         Redeemable Warrant is immediately exercisable and
                                         separately transferable from the Common Stock. Each
                                         Redeemable Warrant entitles the holder to purchase at any
                                         time until five years after the date of this Prospectus,
                                         one share of Common Stock at an exercise price of $6.50,
                                         subject to adjustment in certain circumstances. The
                                         Redeemable Warrants are subject to redemption by the
                                         Company, at a price of $.01 per warrant, at any time on or after 90 days after the date of this Prospectus, on 30
                                         days' written notice, provided that the closing bid price
                                         of Common Stock exceeds $10.00 per share (subject to
                                         adjustment) for any 20 consecutive trading days prior to
                                         such notice. Holders of Redeemable Warrants may exercise
                                         their rights until the close of business on the date fixed for redemption, unless extended by the Company. See
                                         "Description of Units."
Common Stock Outstanding:
  Before this Offering.................  1,623,611 shares*
  After this Offering..................  3,223,611 shares*
Use of Proceeds........................  Casino expansion and Hotel development, repayment of amounts due National Lodging, repayment of working capital loan, and working capital. See "Use of Proceeds."
Risk Factors...........................  An investment in the Units is speculative and involves a high degree of risk and substantial dilution. See "Risk
                                         Factors" and "Dilution."
Proposed Nasdaq SmallCap Market
  Symbols:
  Common Stock.........................  JUBE
  Warrants.............................  JUBEW


---------------

* Assumes no exercise of (i) outstanding warrants and options to purchase 88,132 and 100,000 shares of Common Stock, respectively, (ii) the Overallotment Option, (iii) the Representative's Warrant to purchase up to 160,000 Units, or
  (iv) the Redeemable Warrants for the purchase of 1,600,000 shares of Common Stock sold as part of the Units. See "Description of Capital Stock" and "Underwriting."

                      SUMMARY FINANCIAL AND OPERATING DATA

                                           353 MYERS (PREDECESSOR)
                                 -------------------------------------------
                                                 JANUARY 1,
                                                    1996       THREE MONTHS
                                  YEAR ENDED      THROUGH         ENDED
                                 DECEMBER 31,    APRIL 22,      MARCH 31,
                                     1995           1996           1996
                                 ------------    ----------    ------------
                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Revenue........................  $ 3,013,786    $  885,891    $   695,729
                                  -----------    ----------    -----------
 Costs and expenses:
   Operating departments........    1,737,777       467,802        370,406
   General and administrative...    1,075,503       347,814        265,047
   Interest.....................      667,775       101,915         85,537
   Depreciation and
     amortization...............      413,595       124,460         99,827
   Impairment loss..............      523,000
                                  -----------    ----------    -----------
                                    4,417,650     1,041,991        820,817
                                  -----------    ----------    -----------
 Loss before extraordinary
   gain.........................   (1,403,864)     (156,100)      (125,088)
 Extraordinary gain(3)..........
 Net loss.......................  $(1,403,864)   $ (156,100)   $  (125,088)
                                  ===========    ==========    ===========
 Loss per common share..........
 Loss before extraordinary
   item.........................
 Extraordinary item.............
 Net loss per common share......
 Weighted average shares
   outstanding..................

                                                     JUBILEE GAMING ENTERPRISES, INC.
                                  ----------------------------------------------------------------------

                                                                (PRO FORMA)       THREE MONTHS ENDED
                                   YEAR ENDED     YEAR ENDED     YEAR ENDED            MARCH 31,
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------------
                                      1995           1996         1996(1)         1996          1997
                                  ------------   ------------   ------------      ----          ----
                                                                (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
 Revenue........................  $    14,978     $2,262,304    $ 3,131,795    $   12,300    $  644,702
                                  -----------     ----------    -----------    ----------    ----------
 Costs and expenses:
   Operating departments........                   1,387,814        388,176                     388,176
   General and administrative...      410,365      1,163,767      1,511,581       132,205       265,413
   Interest.....................       30,749        329,474        395,180        29,047       115,899
   Depreciation and
     amortization...............        2,056        299,441        423,901         3,176       102,002
   Impairment loss..............
                                  -----------     ----------    -----------    ----------    ----------
                                      443,170      3,180,496      4,169,878       164,428       871,490
                                  -----------     ----------    -----------    ----------    ----------
 Loss before extraordinary
   gain.........................     (428,192)      (918,192)    (1,038,083)     (152,128)     (226,788)
 Extraordinary gain(3)..........                     378,213        378,213
 Net loss.......................  $  (428,192)    $ (539,979)   $  (659,870)   $ (152,128)   $ (226,788)
                                  ===========     ==========    ===========    ==========    ==========
 Loss per common share..........
 Loss before extraordinary
   item.........................  $      (.26)    $     (.56)   $      (.63)   $     (.09)   $     (.14)
 Extraordinary item.............                         .23            .23
                                  -----------     ----------    -----------    ----------    ----------
 Net loss per common share......  $      (.26)    $     (.33)   $      (.40)   $     (.09)   $     (.14)
                                  ===========     ==========    ===========    ==========    ==========
 Weighted average shares
   outstanding..................    1,643,376      1,643,376      1,643,376     1,643,376     1,647,310


                                       JUBILEE GAMING
                                      ENTERPRISES, INC.
                                 ---------------------------
                                       MARCH 31, 1997
                                 ---------------------------
                                                     AS
                                    ACTUAL       ADJUSTED(2)
                                 -------------   -----------
BALANCE SHEET DATA:
 Working capital................  $  (941,180)    $1,318,820
 Non-current assets.............  $ 7,217,019     $11,657,019
 Total assets...................  $ 7,821,845     $14,113,832
 Current liabilities............  $ 1,546,006     $1,137,993
 Long-term liabilities, net of
   current maturities...........  $ 4,694,044     $4,694,044
 Shareholders' equity...........  $ 1,581,795     $8,281,795


                                                                                                        THREE MONTHS ENDED
                                                           FOR THE YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                     --------------------------------------------   ---------------------------
                                                         1994            1995            1996           1997           1996
                                                     ------------    ------------    ------------       ----           ----
INDUSTRY INFORMATION:
 Adjusted Gross Proceeds:
   State of Colorado(4)............................  $325,684,649    $384,342,947    $411,666,501   $103,128,601   $ 95,607,779
   Cripple Creek(4)................................  $ 82,279,672    $ 94,018,958    $102,915,426     23,751,214     22,296,845
   Jubilee Casino..................................  $  3,750,665    $  2,826,063    $  2,795,486        593,714        634,804


---------------
(1) On April 22, 1996, the Company acquired substantially all interests in the Partnership which operates the Jubilee. The pro forma statements of operations data is presented as if the acquisition occurred on January 1, 1996 and as if all related party debt from the sellers of the limited partnership had been contributed to equity on that date. See Financial Statements.


(2) Gives effect to receipt of the estimated net proceeds from this offering of $6,700,000, but assumes no exercise of (i) outstanding warrants and options to purchase 88,132 and 100,000 shares of Common Stock, respectively, (ii) the Overallotment Option, (iii) the Representative's Warrant to purchase up to 160,000 Units, or (iv) the Redeemable Warrants for the purchase of 1,600,000 shares of Common Stock sold as part of the Units. See "Capitalization," "Recent Financing" and "Underwriting."



(3) Includes $309,399 related to termination of a gaming equipment lease and $68,814 related to forgiveness of principal and interest on long-term debt.



(4) Source: the Colorado Division of Gaming.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully by prospective investors in evaluating the Company and its business operations and prospects before purchasing the Units offered by this Prospectus.

SPECIFIC RISKS RELATED TO COMPANY


     History of Losses; Going Concern Uncertainty. The Company has operated the Jubilee since April 23, 1996. The Company had a net loss of $428,192 and $539,979 for the years ended December 31, 1995 and 1996, respectively, and $226,788 for the three months ended March 31, 1997. In addition, the Partnership, which operated the Jubilee prior to April 23, 1996, had a net loss of $1,403,864 for the year ended December 31, 1995, and $156,100 for the period ended April 22, 1996. The report of the Company's independent auditor concerning the Company's financial statements as of the years ended December 31, 1995 and 1996, contains an explanatory paragraph which states that the Company's deficiency in working capital and limited capital resources raise substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will achieve profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."



     Prior Defaults. Prior to its acquisition by the Company, the Casino had acquired $1,706,435 of gaming equipment under capital lease agreements. During 1995 and 1996, the Casino was delinquent with respect to payments required under these lease agreements and was subject to the default provisions of the agreements, including a significant portion of the remaining balance being due on demand and the repossession of the gaming equipment. In November 1996, these leases were terminated and all unpaid principal and interest were forgiven. In conjunction with the termination, approximately 40% of the original gaming equipment was returned to the lessor and a purchase agreement was signed on November 18, 1996, for the remaining gaming equipment. At March 31, 1997, approximately $870,000 remained outstanding under this purchase agreement.



     The Casino accounted for the gaming equipment returned as a termination of a capital lease. As a result, the difference between the allocated debt forgiven and the net book value of the related gaming equipment is recorded as an extraordinary gain of $309,399 in the Company's statement of operations for the year ended December 31, 1996.



     The Casino accounted for the gaming equipment retained as a purchase of a leased asset by the lessee during the lease term. As a result, the difference between the allocated debt forgiven and the net book value of the retained gaming equipment was recorded as a reduction of $503,523 in the purchase price of the gaming equipment acquired under the new agreement. The debt obligation under the new agreement is included in long-term debt on the Company's balance sheet.



     Location off Bennett Avenue. The Jubilee, which is located on the eastern edge of Cripple Creek, is also located one block south of Bennett Avenue, Cripple Creek's main street, along which most other casinos in Cripple Creek are located. There can be no assurance that the Casino's location off Bennett Avenue will ultimately permit it to gain sufficient customer acceptance to enable the Casino and the planned Hotel to attain profitability. See "Business -- Jubilee Casino."



     Dependence on Key Personnel. The success of the Company is largely dependent on the continued efforts and skills of its current management who have experience in the gaming and hospitality industries, including the development and management of hotels. The loss of the services of members of this management group could have a material adverse effect on the Company. The Company has obtained key-person life insurance in the amount of $1.0 million on the life of Mr. Craig Forsman, the Company's Chief Executive Officer, with the proceeds of such insurance to be payable to the Company. In addition, the expansion of the Company's business may require additional managers with gaming industry experience, as well as other skilled employees. A shortage of skilled management personnel exists in the gaming industry, which may make it difficult for the Company to attract and retain qualified managers and employees. A failure to attract and retain qualified managers and employees could have a material adverse effect on the Company's expansion plans. With the exception of its Vice President of Gaming Operations, the Company has not entered into employment agreements with any of its employees. See "Management."



     Proceeds from Offering Inadequate to Fund Business Plan; Need for Additional Financing. The Company must obtain additional financing to complete the development of the Hotel and expansion of the Casino. The Company's construction budget for the Hotel requires it to obtain at least an additional $15.0 million of construction financing in order to complete the project. The Company has applied for a 12-month, $15.0 million construction loan which, by its terms, automatically will convert into a 10-year interest bearing mortgage upon completion of the project. As a condition to closing this offering, the Company must close on this loan and have available to it the proceeds from which it will be able to draw upon to fund the Hotel development and Casino expansion project. Similarly, a condition to the closing of the construction loan will be the closing of this offering. Thus, the Company anticipates that the closing on the construction loan and this offering will occur simultaneously. While the Company believes that $15.0 million will be sufficient to enable it to complete the Casino expansion and Hotel development project, there can be no assurance that the project will not suffer unforeseen risks which will make such financing inadequate to complete the project. See "-- Construction Risks" and "Business -- Project Costs."



     Also, in order to raise capital, the Company may also be forced to sell all or a partial interest in one or more of its undeveloped properties. Moreover, if the Company encounters difficulty in obtaining additional financing, unfavorable arrangements might have to be made which could significantly dilute shareholders' interests. See "Business -- Jubilee Hotel and Casino Expansion" and "Business -- Project Costs."



     Substantial Leverage. As of March 31, 1997, the Company had long-term indebtedness totaling approximately $3.56 million secured by a first deed of trust against all of the Company's real estate, other than the Casino and four lots, and an approximately $500,000 note secured by a first deed of trust against the Casino and the four parcels not secured by the long-term indebtedness discussed above. The Company will incur an additional $15.0 million of construction financing to complete the Hotel and Casino expansion. Such indebtedness may have substantial consequences for holders of the Company's securities, including, but not limited, to the following: (i) a substantial portion of the Company's cash flow from operations will be required to pay principal and interest on the Company's long-term obligations (estimated at approximately $2.5 million per year through 2000), including monthly payments on the mortgage on the land on which the Casino is located; (ii) the Company's high leverage may make it vulnerable if Casino and Hotel revenues fail to meet expectations or if economic downturns should occur, and limit its ability to respond to changing competitive and economic conditions; and (iii) limiting the Company's ability to further expand in Cripple Creek or elsewhere when expansion opportunities are presented. There can be no assurance that the Company will be able to repay or refinance such long-term indebtedness when due, or that the Company would be able to sell all or any portion of its assets or raise additional capital to make required payments on maturing indebtedness. An inability to make payments when due or to comply with covenants and restrictions associated with such indebtedness could give a lender the right to foreclose on properties securing payment obligations, which would have a material adverse effect upon the Company. See "Business -- Project Costs."



     Access to Cripple Creek. Cripple Creek is located in a mountainous region and for approximately the last nine miles is primarily serviced by a winding two-lane state highway. Weather can adversely affect access to Cripple Creek, as ice and snow can render highways hazardous. In addition, concerns about the overall availability of convenient parking in Cripple Creek may discourage potential customers.



     Environmental Risks. Ownership or operation of real estate exposes the Company to the related risks of compliance with environmental laws, and clean-up costs and related expenses (which would not be covered by insurance reimbursement) in the event of environmental contamination, even if such contamination was not caused by or known to the Company. In addition, the discovery of such contamination could cause the Company to decline to proceed with development of a proposed project or could expose the Company to substantial costs for remediation of the contamination. The Company has had Phase I environmental studies performed on the real estate owned by it in Cripple Creek. Based on such studies, the Company believes that none of its real estate in Cripple Creek has any environmental contamination.

     A portion of one of the parcels of real estate owned by the Company in Cripple Creek is subject to federal environmental regulations relating to wetlands. The Army Corps of Engineers has issued a Cease and Desist Order with respect to a portion of the 15 lot parcel owned by the Company across Myers Avenue from the Casino. This order relates to the prior owner of the land using it in such a way so as to actually divert the flow of the Cripple Creek. This Order affected all individuals who own land effected by the diversion of the creek, and was issued against the City of Cripple Creek. The Company has entered into a settlement agreement with the other affected landowners and, together with such landowners and the City of Cripple Creek, has submitted a proposal for settlement to the Army Corps. Pursuant to the terms of this settlement proposal, the Company would be required to pay approximately $270,000 to the Army Corps in the event that it ever developed the land. The above regulations, and this order, could limit the amount of such parcel which could be paved and used by the Company for parking.



     Seasonality. Generally, the highest levels of the Company's business activity occur during the tourist season, i.e., May through October. While the Company's base business level, i.e., November through April, is somewhat constant, weather conditions during this period have a significant impact on economic activity in Cripple Creek. Snow can render the mountainous roads that provide access to and from Cripple Creek hazardous, and patronage at the Casino is noticeably smaller when a snowfall occurs. See "Business -- Seasonality."


SPECIFIC RISKS RELATED TO OWNERSHIP AND OPERATION OF THE CASINO


     New Industry With Intense Competition. Limited stakes gaming did not commence in Colorado until October 1991. There is, as a result, only six years of experience in Colorado against which to evaluate the likelihood of the success of the Company's gaming operations in the state. Results to date may reflect the novelty of limited stakes gaming. Consequently, the Company's casino operations in Colorado are subject to the numerous risks inherent in the establishment of a new business. Further, there can be no assurance that the initial success of limited stakes gaming in Colorado will not decrease as the novelty wears off. There is intense competition in the limited stakes gaming industry and in Cripple Creek in particular, where the Company competes with approximately 25 gaming establishments. The Company competes with many established companies, some of which have greater financial resources, experience and expertise than the Company. Because of the intense nature of this competition, there can be no assurance that the Company's activities will be profitable.



     Possible Adverse Effects of Expansion of Gaming. State and local public initiatives regarding expansion of limited stakes gaming to other Colorado localities have been actively pursued by many persons. In 1994, three proposed gaming initiatives were filed with the Colorado Secretary of State. One sought to allow limited stakes gaming in Manitou Springs, Colorado (adjacent to Colorado Springs and approximately 40 miles from Cripple Creek), and to allow slot machines in all public airports in Colorado. A second sought permission for limited stakes gaming in Trinidad, Colorado (located approximately 120 miles south of Colorado Springs). The third requested authority to establish limited stakes gaming in Antonito, Colorado (located approximately 180 miles southeast of Colorado Springs). In the November 1994 general election, only the Manitou initiative qualified for the ballot and it was defeated. The Trinidad initiative appeared on the November 1996 general election ballot and was defeated. The Antonito initiative did not gain sufficient support to qualify for inclusion on the ballot. There can be no assurance, however, that limited stakes gaming will not be approved in these or other Colorado communities in the future. Any additional legalization of gaming closer to Colorado Springs could have a material adverse affect on the Company's operations in Cripple Creek. See "Business -- Competition."



     In addition to the possible adverse effects of the expansion of gaming in Colorado, the expansion or legalization of gaming in states neighboring Colorado could adversely affect the Casino's business. In particular, the legalization of gaming in New Mexico could reduce the number of visitors from New Mexico who patronize Colorado casinos. Gaming on New Mexico Native American land has evolved from high stakes bingo operations to casino gaming. Presently, there are 14 casinos of various sizes operating throughout New Mexico. Slot machines are not permitted in New Mexico and table games are restricted to blackjack and poker. Further, New Mexico casinos are permitted to be open 24 hours a day. In 1995, the State of New Mexico negotiated compacts with eight Native American tribes allowing them to operate casinos there. These compacts were subsequently overturned by the New Mexico Supreme Court in July 1995. New Mexico's governor ordered the casinos closed, and then granted a grace period until the Native American tribes' appeal of the New Mexico Supreme Court decision is heard. Currently, all casinos operating in New Mexico are doing so without approved compacts. If the dispute which has arisen around the casino issue in New Mexico is resolved in favor of the Native American tribes in question, gaming in New Mexico could be expanded. The Company cannot predict the effect the resolution will have upon the operations of casinos in Cripple Creek, but the legal availability of casino gaming in New Mexico will likely have the affect of substantially reducing the number of visitors from New Mexico who patronize Colorado casinos. See "Business -- Gaming in Colorado."



     Recent Gaming Failures; Competition; Related Factors. A number of casinos located in Colorado have ceased operations since limited stakes gaming was commenced in October 1991, and others have filed for protection under Chapter 11 of the United States Bankruptcy Code. In addition, others have closed temporarily or reduced staffing, and many casinos are not operating profitably. Additionally, future initiatives could expand limited stakes gaming in Colorado to other locations. In addition to competing with other casinos in Black Hawk, Central City and Cripple Creek, Colorado, the Casino may compete for customers with two casinos located on Native American land in Colorado and with casinos in Las Vegas and other gaming venues. National, regional, state and local competition for the gaming market is likely to increase as gaming activities expand in traditional gambling cities and in new jurisdictions, a number of which have adopted or are considering gambling legislation. Many of the Company's competitors have established positions in more locations, have greater financial resources, and have more experience and expertise than the Company. The successful commercial operation of the Company's Casino is subject to many conditions beyond the Company's control, including, but not limited to: (a) the total number of visitors to the Cripple Creek area; (b) winter (typically, November to April) weather conditions and other natural calamities; (c) the vagaries of the local, state or national economies; (d) the promotion and appeal of competing gaming enterprises locally, statewide and nationally; and (e) the actions of local and state gaming governmental authorities.



     Declining Casino Revenues. The Jubilee has, until recently, experienced declining revenues. In 1995 and 1996, the Casino's average slot revenue per machine was more than $20 below the Cripple Creek average. In 1994, the Casino experienced a shortage of cash, was put up for sale, and marketing efforts were greatly reduced. Total AGP at the Jubilee in 1996 decreased by 1.1% over 1995, while Cripple Creek's total AGP increased by 9.5% during this period. See "Business -- Gaming in Colorado."



     Taxes and Government Regulation. The State of Colorado and Cripple Creek taxing authorities have imposed substantial annual device fees of $1,200 and $75, respectively, for each gaming device installed on gaming premises. In addition, the State of Colorado has promulgated an annual gross gaming revenue tax with incremental rates ranging from 2% of gross gaming revenues to 20% of gross gaming revenues exceeding $10.0 million. Under the Colorado Constitution, the Gaming Commission is required to set the gaming tax rate annually and could increase this tax to as much as 40%, which could materially and adversely affect the economic viability of limited stakes gaming in Colorado. In addition, the gaming industry in the United States faces the possibility of a national gaming tax as Congress and the executive branch may look for sources to reduce tax burdens on some taxpayers, as well as new sources of revenue to fund policies and programs. Efforts to impose a federal tax on gaming were defeated in the 104th Congress, but a new effort to impose a so-called "sin tax" on gaming could be launched concurrent with the creation of a national gambling study commission. See "Business -- Regulatory Matters."



     Gaming licenses and related approvals are deemed to be privileges under Colorado law, and no assurance can be given that any new licenses, permits, or approvals that may be required in the future will be given or that existing ones will be renewed or will not be revoked. Regulatory changes or increases in applicable taxes or fees in Colorado could have a material adverse effect on the Company. Colorado has only recently allowed for limited stakes gaming, and its gaming laws have been modified several times since adoption. Additional modifications of Colorado's gaming laws may occur in the future. Any expansion of the Company's activities into other jurisdictions would require additional approvals of various gaming authorities. The Gaming Commission's rules and regulations are extensive and any violations thereof could subject the Company's operations to monetary penalties or other materially adverse consequences. The Company and its key personnel are required to hold various gaming licenses; failure on the part of these individuals to retain such licenses could have a material adverse effect on the Company. In addition, the Company's operations are, in part, dependent upon its ability to obtain, renew and maintain an alcoholic beverage license. In order to do so, the Company must strictly adhere to all state and local rules and regulations regarding the sale and consumption of alcohol. The loss of its alcoholic beverage license is possible in the event of regulatory violations by the Company. The loss of the Company's alcoholic beverage license could have a material adverse impact on its gaming activities. See "Business -- Regulatory Matters."



     Restrictions on Ownership of Securities; Mandatory Redemption. Any beneficial holder of the Common Stock may be subject to investigation by gaming authorities in Colorado if such authorities have reason to believe that ownership may be inconsistent with the state's gaming policies. Persons who acquire beneficial ownership of more than certain designated percentages of the Common Stock may be subject to certain reporting and qualification procedures. The Company's Articles of Incorporation, as amended and restated, provide that certain transfers of voting securities are subject to Colorado laws and regulations applicable to holders of gaming licenses and provide for a mandatory repurchase of Common Stock if a shareholder is found unsuitable. It is possible that the Company may be required to redeem the stock of an unsuitable person at a time when its capital resources are limited, or its capital is allocated for other purposes. Therefore, such a required redemption could have a material adverse effect on the Company's financial condition. In lieu of redeeming securities held by an unsuitable person, such securities could be transferred to a person deemed suitable by the Gaming Commission, thereby obviating the need of the Company to redeem such securities. In addition, changes in control of the Company and certain other corporate transactions may not be effected without the prior approval of the Gaming Commission. Such laws and regulations could materially and adversely affect the marketability of the Common Stock or prevent certain corporate transactions, including mergers or other business combinations. See "Business -- Regulatory Matters."



     Potential "Dram Shop" Liability. Restaurants in most states, including Colorado, are subject to "dram shop" laws and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company maintains liquor liability insurance as part of its comprehensive general liability insurance, which management believes is adequate to protect against such liability, there can be no assurance that the Company will not be subject to a judgment in excess of such insurance coverage or that it will be able to continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's insurance coverage would have a material adverse effect on the Company. The failure of the Company to obtain and maintain insurance coverage could materially and adversely affect the Company.



     Adequacy of Municipal Services. Cripple Creek has experienced unanticipated demands upon its municipal systems, including water and sewage treatment facilities. Increased levels of activity in the Cripple Creek area may burden existing systems and pose new municipal and environmental problems, the costs of which could be imposed on the gaming industry, or inhibit such industry's ability to attract customers to casinos in Cripple Creek.


SPECIFIC RISKS RELATED TO CASINO AND HOTEL EXPANSION


     Construction Risks. Real estate development and construction involve significant special risks. Completion of the Hotel and expansion of the Casino may be affected by factors both within and beyond the control of the Company. Such factors include, among others, the performance of the general contractor and subcontractors, unforeseen construction costs not covered by the contract, adverse weather, strikes, local laws and regulations, inflation and other unknown contingencies. In addition, the planned Hotel and expansion of the Casino could be subject to cost overruns from presently unforeseen difficulties or as the result of delays or cost increases, financial problems of a general contractor, or other events not within the Company's control. The Company has entered into a contract with a general contractor based in Colorado Springs to complete the expansion of the Casino and development of the Hotel. The Company's agreement with this general contractor includes a maximum price guarantee. This guarantee does not include cost overruns due to acts beyond the control of the general contractor, e.g., material shortages, strikes and acts of God. There can be no assurance, as a result, that the project will be completed on budget, or that if such construction problems arise, the Company will have sufficient financial resources to complete the project. See "Business -- Jubilee Hotel and Casino Expansion."



     Risks Related to Construction. The Company anticipates that the Casino expansion and Hotel development project will be completed in June 1998. The Company expects that construction drawings for the planned addition to and expansion of the Jubilee and the Hotel will be completed by August 1997, at which time it intends to apply for a building permit. The Company has received a Conditional Certificate of Appropriateness from the Cripple Creek City Council which passed upon such things as the appearance, materials and height of the proposed project. The Company believes that the Cripple Creek City Council will finalize this Certificate upon its review of the construction drawings. The Company expects to apply for its construction permit in August 1997. Generally, the highest levels of the Company's business occur during the period of May through October. As a result, to the extent that the Company fails to complete the project on time, particularly if the Company fails to open the expanded Casino by the project completion date set forth above, the Company would not be able to capitalize on these increased levels of business. See "-- Seasonality."



     General Risks. The Company's operation and expansion of the Casino and the planned Hotel development represent a high-risk investment involving many factors beyond the control of the Company. Such factors could adversely affect the operation and value of the Jubilee to extents not currently ascertainable and, consequently, the value of the Company's securities. Such factors include, but are not limited to, changes in general or local economic conditions, including changes in interest rates; changes in the demand for use of the Casino and the Hotel as a result of competition; adjacent land utilization; demographic trends; increases in real estate taxes; changes in the state or federal gaming laws (which could be applied retroactively); geographic expansion of areas in Colorado where gaming is permitted; local, state and federal environmental and other regulations; possible restrictive changes in the uses applicable to real estate, zoning and similar land use and environmental laws and regulations; and acts of God. Furthermore, expenditures associated with equity investments in real estate (principally mortgage payments and real estate taxes) are not normally decreased by events adversely affecting the revenue generated by the real property. In order to make required payments and pay anticipated operating expenses, it will be necessary to maintain high occupancy levels at the Hotel. If payments are not made by the Company on its financing obligations when due, the loans may be foreclosed and the Company will lose its interests in such properties.



GENERAL RISKS



     Insider Control; Absence of Independent Directors. National Lodging and the officers and directors of the Company currently beneficially own approximately 90% of the outstanding voting stock of the Company. Upon completion of this offering, such persons will beneficially own approximately 45% of the outstanding voting stock of the Company and, therefore, will continue to be in effective control of the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination of who will serve on the Company's Board of Directors. In addition, the Company's principal shareholders are parties to a Shareholder Voting and Control Agreement which controls certain matters relating to the election of the Board of Directors of the Company. As of the date of this prospectus, the Company has no independent, outside directors. However, the Company has agreed that for a period of three years following the closing of this offering, the Representative shall be entitled to designate one individual as a nominee for election to the Company's Board of Directors. Messrs. Klinkhammer and Forsman have agreed to vote shares of Common Stock owned by them in favor of such individual. Should the Representative not elect to nominate an individual for election to the Company's Board of Directors, the Company has agreed to allow the Representative to act as an observer of all meetings of the Company's Board of Directors for such period of time. Also, immediately after the closing of this offering, and subject to investigation and approval of the Gaming Commission, the Company intends to appoint two independent directors to serve on its Board of Directors. See "Principal Shareholders," "Description of Securities," "Certain Transactions -- Shareholders' Voting and Control Agreement" and "Management."

     Portion of Proceeds to Repay Existing Debt to National Lodging and Accrued Salaries of Executive Officers. Approximately $484,000 was advanced by National Lodging to Regent Gaming Enterprises, Inc., a subsidiary of the Company, and the Company between March 1994 and March 1997. These funds were used for general working capital purposes and costs associated with the acquisition of the Jubilee. Through March 31, 1997, the Company had repaid approximately $245,000 of these advances. Approximately $187,000, or 3% of the net proceeds of this offering, are intended to be used by the Company to repay a portion of the unpaid advances made by National Lodging. The Company anticipates that approximately $105,000 or 2% of the net proceeds of this offering, will be used to pay accrued salaries of the Company's executive officers. See "Use of Proceeds" and "Certain Transactions."



     Related Party Transactions; Potential Conflicts of Interest. The Company anticipates paying National Lodging an amount equal to 1%, not to exceed $140,000, of the total Casino expansion and Hotel development project cost for overseeing the development, construction and planning of the project. The Company also anticipates that it will enter into an agreement for the management of the Hotel with National Lodging. Payments under such agreement are projected to equal 4% of room sales. Given the management overlap between the Company and National Lodging, and the fact that Messrs. DeRoche and Klinkhammer are directors of both National Lodging and the Company, there exists the potential for conflicts of interest. For example, Messrs. DeRoche and Klinkhammer may be forced to make decisions as directors of either National Lodging or the Company which may have disadvantageous effects on the other corporation. See "Use of Proceeds" and "Certain Transactions."



     Dilution to New Investor in Excess of 50%. Purchasers of the Units offered hereby will incur an immediate substantial dilution, in terms of book value, of approximately $2.55, or approximately 51%, per share of Common Stock from the public offering price. See "Dilution."



     Arbitrary Offering Price of the Company's Securities. Prior to this offering, there has been no public market for the securities of the Company. The initial offering price of the Units has been determined by negotiations between the Company and the Representative, with consideration being given to the current status of the Company's business, the value of its properties, its financial condition, its present and prospective operations, the general status of the securities market and the market conditions for new offerings of securities. The initial offering price of the Units bears no relationship to the assets, net worth, book value, recent sales, price of shares issued to principal shareholders or any other ordinary criteria of value. See "Underwriting."



     No Prior Market for Company's Securities. Prior to this offering, there has been no public market for the Company's securities, and there can be no assurance that an active trading market will develop after this offering or, if developed, that it will be sustained. The Company has made application to have its securities quoted on the Nasdaq SmallCap Market. While the Company's securities are expected to be initially included on the Nasdaq SmallCap Market, their listing and continued inclusion on the Nasdaq SmallCap Market will depend on the Company's ability to continue to meet certain eligibility requirements established for that market. Loss of listing on the Nasdaq SmallCap Market could result, for example, if the Company sustains continued material operating losses or if the market price of its Common Stock falls below certain specified levels. If the Common Stock becomes ineligible for trading on the Nasdaq SmallCap Market, such securities may be subject to a rule under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that imposes additional stringent sales practice requirements on broker-dealers who sell the Common Stock. Those sales practice requirements, if imposed, would adversely affect the ability of broker-dealers to sell the Common Stock, and consequently would adversely affect the public market for and the trading price of the Common Stock. See "Description of Capital Stock."



     Risk of Low-Priced Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception for any equity security that is quoted on The Nasdaq Stock Market. If the shares of Common Stock or Redeemable Warrants offered hereby are not included on or are removed or delisted from the Nasdaq SmallCap Market, the securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Redeemable Warrants and the Common Stock offered hereby in the secondary market. See "-- No Prior Market for Company's Securities."



     Exercise of Warrants; Possible Redemption of Warrants. Investors purchasing Units in this offering will not be able to exercise the Redeemable Warrants unless at the time of exercise, this prospectus is current or a post-effective amendment or new registration statement registering the Common Stock issuable upon exercise of the Redeemable Warrants is effective, and qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Redeemable Warrants. The Company has agreed to maintain a current prospectus relating thereto until the expiration of the Redeemable Warrants. While the Company has undertaken to maintain a current prospectus relating to the Redeemable Warrants in the Underwriting Agreement between the Company and the Representative (the "Underwriting Agreement"), there is no assurance that it will be able to do so. The Redeemable Warrants are subject to redemption by the Company on 30 days' prior written notice under certain conditions. If the Redeemable Warrants are redeemed, holders thereof will lose their right to exercise the Redeemable Warrants except during such 30 day redemption period. See "Description of Units -- Redeemable Warrants."



     Non-Registration in Certain Jurisdictions of Shares Underlying the Redeemable Warrants. The Redeemable Warrants will be immediately detachable and separately transferable from the Common Stock, and, therefore, the Common Stock and Redeemable Warrants will be quoted and traded separately. Although the Redeemable Warrants will not knowingly be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Redeemable Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Redeemable Warrants are not so registered or qualified during the period that the Redeemable Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Redeemable Warrants unless and until the shares of Common Stock could be registered or qualified for sale in the jurisdiction in which such person resides, or an exemption to such qualification exists in such jurisdiction. Although the Company has agreed to use its best efforts to register or qualify the shares of Common Stock for sale upon the exercise of the Redeemable Warrants in any jurisdiction where the registered holders of 5% or more of the Redeemable Warrants reside, there can be no assurance that the Company will be able to effect any such registration or qualification. Further, the Company may determine not to register or qualify the shares of Common Stock issuable upon the exercise of the Redeemable Warrants in jurisdictions where holders of less than 5% of the Redeemable Warrants reside and where the time and expense do not justify such registration or qualification. In the event that for any reason the shares of Common Stock are not registered or qualified in particular jurisdictions, persons holding Redeemable Warrants in such jurisdictions would either have to sell their Redeemable Warrants to persons in states where the Redeemable Warrants may be exercised, or allow them to expire unexercised. See "Description of Units -- Redeemable Warrants."



     Market Making Activities During Redeemable Warrant Solicitation. If the Representative elects, commencing any time 12 months after the effective date of this prospectus, to solicit the exercise of the Redeemable Warrants, the Company will pay to the Representative a soliciting fee of 7% of the exercise price of the Redeemable Warrants. Unless granted an exemption under Regulation M promulgated by the Commission under the Exchange Act, the Representative and any soliciting broker-dealers may be prohibited from engaging in any market making activities with regard to the Company's securities during the period from one to five business days prior to any solicitation of the exercise of the Redeemable Warrants until the latter of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the

Representative and soliciting broker-dealers may have to receive a fee for the exercise of the Redeemable Warrants following such solicitation. As a result, the Representative and soliciting broker-dealers may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable. Since the Representative and soliciting broker-dealers may be the principal market makers for the Company's securities, the liquidity of the Company's securities may be adversely affected during such periods. See "Underwriting -- Warrant Solicitation Fees."


     Shares Eligible for Future Sale. The availability for sale of certain shares of Common Stock held by existing shareholders of the Company after this offering could adversely affect the market price of the Common Stock. Of the 3,223,611 shares of Common Stock to be outstanding following this offering, excluding any shares which may be issued pursuant to exercise of the Redeemable Warrants and any previously issued warrants, 1,623,611 shares were sold to the Company's existing shareholders in private transactions in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act") and are, therefore, "restricted securities" under the Act, which may not be sold publicly unless the shares are registered under the Act or are sold under Rules 144 or 144A promulgated by the Commission under the Act after expiration of applicable holding periods. In connection with this offering, all executive officers, directors and certain other shareholders of the Company have agreed not to offer, sell or otherwise dispose of a total of 1,477,248 shares held by them for a period of 18 months after the effective date of this offering, without the prior written consent of the Representative. Sales of substantial amounts of the Company's currently outstanding shares or exercise of outstanding warrants could adversely affect prevailing market prices of the Company's securities and the Company's ability to raise additional capital by occurring at a time when it would be advantageous for the Company to sell securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."



     Undesignated Preferred Stock. The authorized and unissued capital stock of the Company includes undesignated shares of preferred stock. The Company's Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated preferred stock in such classes or series as it deems appropriate, and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. No shares of preferred stock or other senior equity securities are currently designated, and there is no current plan to designate or issue any such securities. In addition, the Company must obtain the written consent of the Representative prior to the issuance of any shares of preferred stock. However, the ability of the Company's Board of Directors to designate and issue any such undesignated shares, could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the issuance of additional shares having preferential rights could adversely effect the voting power and other rights of holders of Common Stock. See "Description of Capital Stock."



     Limitations on Director Liability. The Company's Articles of Incorporation, as amended and restated, limit the liability of directors of the Company in their capacity as directors to the Company or its shareholders to the fullest extent permitted by Minnesota law. The Company's Articles provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of federal or state securities laws, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of the provision in the Articles limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. See "Management -- Director Liability."



     Representative's Influence on the Market. A significant amount of the Units offered hereby may be sold to customers of the underwriters. These customers subsequently may engage in transactions for the sale or purchase of the Units through or with the underwriters. The Representative has advised the Company that it intends to make a market in the Common Stock after the offering and may otherwise effect transactions in the Common Stock and the Redeemable Warrants. This market-making activity may terminate at any time. If they participate in the market, the underwriters may exert a dominating influence on the market for the

Common Stock. The price and liquidity of the Redeemable Warrants may be significantly affected by the degree, if any, of the underwriters' participation in such market. See "Underwriting."


     No Dividends. No dividends have been paid on the shares of Common Stock. The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future, and anticipates that profits, if any, received from operations will be devoted to the Company's future operations. Any decision to pay dividends will depend upon the Company's profitability at the time, cash available therefor and other relevant factors. See "Dividend Policy."


                                USE OF PROCEEDS


     The net proceeds to the Company from this offering, after the deduction of offering expenses, are estimated to be $6,700,000. If the Overallotment Option is exercised in full, the estimated net proceeds to the Company will be approximately $7,700,000. The Company believes that the estimated net proceeds from this offering will be sufficient to sustain its operations through the 12 month period following this offering. The Company currently intends to use the net proceeds approximately as follows:



                                                  DOLLARS     PERCENTAGE
                                                  -------     ----------
Casino expansion and hotel development.........  $3,990,000       60%
Bennett Avenue connection......................     450,000        7%
Repayment of amounts due National Lodging......     187,000        3%
Repayment of working capital loan..............     125,000        1%
Working capital................................   1,948,000       29%
                                                 ----------      ----
          Total................................  $6,700,000      100%
                                                 ==========      ====



     Casino Expansion and Hotel Development. The Company estimates that approximately $3,990,000, or 60% of the estimated net proceeds of the offering, will be applied toward the expansion of the Casino and construction of the Hotel. This amount includes a fee payable to National Lodging for overseeing the development, construction and planning of the Hotel project which will be 1% of the project cost, not to exceed $140,000. The Company will require $15.0 million of additional financing to complete the Hotel. The Company has made application for a $15.0 million, 12-month construction loan, which, by its terms, automatically will convert into a 10-year interest bearing mortgage upon completion of the Hotel development and Casino expansion project. It is a condition precedent to the closing of this offering that the Company close on this construction loan. Similarly, a condition to the closing of the construction financing will be the closing of this offering. Thus, the Company anticipates that the closing of the construction loan and this offering will occur simultaneously. See "Business -- Jubilee Casino -- Jubilee Hotel and Casino Expansion -- Project Costs" and "Risk Factors -- Proceeds from Offering May be Inadequate to Fund Business Plan; Need for Additional Financing."



     Bennett Avenue Connection. The Company intends to use approximately $450,000, or 7% of the estimated net proceeds of this offering, to enhance access to the Casino by constructing an elevated walkway to connect the Casino with Bennett Avenue. See "Business -- Jubilee Hotel and Casino Expansion."



     Payment of Amounts Due National Lodging. Approximately $484,000 was advanced by National Lodging to Regent Gaming Enterprises, Inc. (a subsidiary of the Company) and the Company between March 1994 and March 1997 and was used for general working capital purposes and costs associated with the acquisition of the Jubilee. Through March 31, 1997, the Company had repaid approximately $245,000 of these advances. Approximately $187,000, or 3% of the estimated net proceeds of this offering, will be used to repay a portion of the unpaid advances made by National Lodging. This portion of the advances is due upon completion of this offering and is non-interest bearing. The Company intends to repay the balance of the amounts due National Lodging out of available working capital funds upon the completion of the Hotel development and Casino expansion project.



     Repayment of Working Capital Loan. Approximately $125,000, or 1% of the net estimated proceeds of this offering, will be used by the Company to repay a revolving line of credit from Riverside Bank made to the

Company in February 1997. The line of credit is unsecured, bears interest at the rate of the prime rate plus three-quarters of a percent per annum, has been personally guaranteed by the Company's officers and directors was originally due on June 6, 1997, has been extended to September 6, 1997.



     Working Capital. Approximately $1,948,000, or 29% of the net proceeds of this offering, will be used by the Company for general working capital purposes, including, but not limited to, the payment of $105,000 of salaries accrued from October 1 through December 31, 1995, payment of operating expenses for sales and marketing and general administrative activities, and $72,000 payable to the Representative at the closing of this offering pursuant to a financial consulting agreement between the Representative and the Company. In addition, the Company anticipates using a portion of the net proceeds of this offering allocated to working capital to acquire one or more gaming venues, although the Company has not identified any such acquisition possibility as of the date of this Prospectus. See "Business -- Potential Casino Acquisition."



     Net proceeds of up to $391,500 from the sale of additional Units pursuant to any exercise of the Overallotment Option will be used by the Company first to redeem up to 90,000 shares of Common Stock owned by National Lodging at $4.35 per share. Any remaining proceeds from exercise of the Overallotment Option will be used by the Company for general working capital purposes. See "Recent Financing" and "Underwriting."



     Pending application of the net proceeds described above, the Company intends to invest such funds in interest bearing money market funds, short term certificates of deposit or United States government obligations. The described use of proceeds is based upon management's assumptions concerning certain marketing, selling, development, financial and other matters which may affect the Company. If the development of the Company's business varies materially from these assumptions, the Company may reallocate the use of proceeds in such a manner as it deems appropriate under the circumstances.

                                DIVIDEND POLICY


     Jubilee Gaming Enterprises, Inc. has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future. The Company presently expects to retain its earnings to finance the development or operation of its business. The payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Company's Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors.


                                 CAPITALIZATION


     The following table sets forth the actual current liabilities and capitalization of the Company (a) as of March 31, 1997; and (b) as adjusted to reflect the sale of the 1,600,000 Units offered hereby at an offering price of $5.00 per Unit and the application of the estimated net proceeds from this offering.



                                                                     MARCH 31, 1997
                                                              -----------------------------
                                                                ACTUAL       AS ADJUSTED(1)
                                                              -----------    --------------
Current liabilities:
  Note payable, bank........................................  $   116,013     $         0
  Current portion of long-term debt:
     Notes payable, shareholders............................  $    18,000     $    18,000
     Real estate and other debt.............................      244,366         244,366
  Due to National Lodging Companies, Inc. ..................      238,640(2)       51,640
  Accounts payable..........................................       49,582          49,582
  Accrued expenses..........................................      879,405         774,405
                                                              -----------     -----------
          Total current liabilities.........................  $ 1,546,006     $ 1,137,993
                                                              ===========     ===========
Long-term debt, net of current portion:
  Real estate and other debt................................  $ 4,694,044     $ 4,694,044
                                                              -----------     -----------
Shareholders' equity:
  Preferred stock; no par value, authorized 5,000,000
     shares; no shares outstanding..........................                           --
  Common stock; no par value, authorized 45,000,000 shares,
     issued and outstanding 1,623,611 shares at March 31,
     1997, 3,223,611 shares,
     as adjusted............................................  $ 2,776,754     $ 9,476,754
  Deficit...................................................   (1,194,959)     (1,194,959)
                                                              -----------     -----------
          Total shareholders' equity........................  $ 1,581,795     $ 8,281,795
                                                              ===========     ===========


---------------


(1) Gives effect to receipt of the net proceeds from this offering estimated at $6,700,000, but without specific application thereof, but assumes no exercise of (i) outstanding warrants and options to purchase 88,132 and 100,000 shares of Common Stock, respectively, (ii) the Overallotment Option,
    (iii) the Representative's Warrant to purchase up to 160,000 Units, or (iv) the Redeemable Warrants for the purchase of 1,600,000 shares of Common Stock sold as part of the Units. See "Underwriting."



(2) The Company has been advanced a total of approximately $484,000 by National Lodging. Through March 31, 1997, the Company has repaid approximately $245,000 of these advances.


                                RECENT FINANCING

     On October 18, 1996, the Company obtained a $3,564,000 loan (the "MS Financing") from Miller & Schroeder Investments Corporation ("MSIC") secured by a deed of trust and related security agreement and assignment of rents, revenues and income against the Jubilee and other real estate owned by the Company in Cripple Creek. The loan is evidenced by a promissory note which matures on May 1, 1998 and bears interest at a rate equal to 225 basis points above the base rate announced from time to time by Norwest Bank Minnesota, National Association, Minneapolis, Minnesota. The Company has the right to extend the maturity date of the note for an additional term expiring on November 1, 1999, if (a) it is not in default under the note or there has been no event of default thereunder, (b) the Company pays an extension fee equal to one-half of one percent of the principal balance of the note, (c) the Company meets certain cash flow requirements, and (d) the Company prepays $250,000 of the principal balance upon extension and an additional $250,000 during the ninth month of the extension period of the loan, in addition to other customary terms. The Company may prepay the loan without penalty. The note, trust deed and other security documents contain other terms and conditions customary in similar loan transactions. The loan is jointly and severally guaranteed by Robert Swenson, Stephen Sherf, Craig Forsman, Terrance DeRoche, John Klinkhammer, 353 Myers Avenue Limited Partnership and National Lodging Companies, Inc. The Company intends to repay the MS Financing with the proceeds of the $15.0 million construction financing to be obtained by the Company. See "Business -- Project Costs."



     In February 1997, the Company received a revolving line of credit from Riverside Bank, Minneapolis, Minnesota. This credit line is unsecured, bears interest at the rate of the prime rate plus three-quarters of a percent and has been personally guaranteed by Messrs. Forsman, Sherf, Klinkhammer and DeRoche. This line of credit is due on September 6, 1997.


                                    DILUTION


     The net tangible book value of the Common Stock of the Company as of March 31, 1997 was $1,212,236, or $.75 per share. Assuming the sale of the 1,600,000 Units in this offering at an assumed offering price of $5.00 per Unit, and after deduction of underwriting discounts, non-accountable expenses payable to the Representative and other expenses estimated at $500,000 there will be issued and outstanding 3,223,611 shares of Common Stock, having an aggregate net tangible book value of approximately $7,912,236 or $2.45 per share. An increase of $1.70 per share in net tangible book value of shares owned by existing shareholders would result due to the Units sold in this offering, and an immediate dilution of $2.55, or approximately 51%, per share to new investors. The following table illustrates such per share dilution:



Public offering price.......................................           $5.00
Net tangible book value per share at March 31, 1997(1)......  $ .75
Increase in net tangible book value per share attributable
  to
  sale of Units.............................................  $1.70
Pro forma net tangible book value per share after
  offering(1)...............................................            2.45
Dilution per share to new investors.........................           $2.55



     The following table summarizes, as of March 31, 1997, the difference between current shareholders and purchasers of the Common Stock offered hereby with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration paid per share.



                        SHARES PURCHASED(1)     TOTAL CONSIDERATION(1)(2)      AVERAGE
                        --------------------    --------------------------      PRICE
                         NUMBER      PERCENT       AMOUNT         PERCENT     PER SHARE
                        ---------    -------    -------------    ---------    ---------
Existing
  Shareholders........  1,623,611       50%       $ 2,776,754         26%       $1.70
New Investors.........  1,600,000       50%         8,000,000         74%       $5.00
                        ---------      ---        -----------        ---
          Total.......  3,223,611      100%       $10,776,754        100%
                        =========      ===        ===========        ===


---------------


(1) Assumes no exercise of: (i) outstanding warrants and options for the purchase of 88,132 and 100,000 shares of Common Stock, respectively, or (ii) the Overallotment Option, (iii) the Representative's Warrant to purchase up to 160,000 Units, or (iv) the Redeemable Warrants for the purchase of 1,600,000 shares of Common Stock sold as part of the Units.



(2) Does not reflect the deduction of underwriting discounts or any other expenses incurred in connection with this offering.

                            SELECTED FINANCIAL DATA


     The selected statement of operations data for the year ended December 31, 1995 for the Partnership and the selected statements of operations and balance sheet data for the Company for the years ended December 31, 1995 and 1996, and for the three months ended March 31, 1996 and 1997, are derived from the more detailed financial statements for the Partnership and the consolidated financial statements for the Company and the respective notes thereto. The financial statements of the Partnership for the year ended December 31, 1995 and the consolidated financial statements of the Company for the years ended December 31, 1995 and 1996 have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd, independent public accountants, and its reports on those financial statements are located elsewhere in this Prospectus. The pro forma selected statement of operations for the Company for the year ended December 31, 1996 has not been audited and does not purport (1) to represent what the Company's results of operations would have been had the acquisition occurred on January 1, 1996, or (2) to project the Company's results of operations for any future date or period. The selected financial data should be read in conjunction with respective financial statements of the Company and the Partnership, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                     353 MYERS (PREDECESSOR)
                           -------------------------------------------
                                            JANUARY 1,    THREE MONTHS
                            YEAR ENDED     1996 THROUGH      ENDED
                           DECEMBER 31,     APRIL 22,      MARCH 31,
                               1995            1996           1996
                           -------------   ------------   ------------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Revenue..................  $ 3,013,786    $   885,891     $  695,729
                            -----------    -----------     ----------
 Costs and expenses:
   Operating
     departments..........    1,737,777        467,802        370,406
   General and
     administrative.......    1,075,503        347,814        265,047
   Interest...............      667,775        101,915         85,537
   Depreciation and
     amortization.........      413,595        124,460         99,827
   Impairment loss........      523,000
                            -----------    -----------     ----------
                              4,417,650      1,041,991        820,817
                            -----------    -----------     ----------
 Loss before extraordinary
   gain...................   (1,403,864)      (156,100)      (125,088)
 Extraordinary gain(2)....
 Net loss.................  $(1,403,864)   $  (156,100)    $ (125,088)
                            ===========    ===========     ==========
 Net loss per common
   share..................
 Weighted average shares
   outstanding............

                                               JUBILEE GAMING ENTERPRISES, INC.
                            -----------------------------------------------------------------------
                                                            PRO FORMA        THREE MONTHS ENDED
                             YEAR ENDED     YEAR ENDED      YEAR ENDED            MARCH 31,
                            DECEMBER 31,   DECEMBER 31,    DECEMBER 31,   -------------------------
                                1995           1996          1996(1)         1996          1997
                            ------------   -------------   ------------   -----------   -----------
                                                           (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Revenue..................  $    14,978     $2,262,304     $ 3,131,795    $   12,300    $  644,702
                            -----------     ----------     -----------    ----------    ----------
 Costs and expenses:
   Operating
     departments..........                   1,387,814       1,839,216                     388,176
   General and
     administrative.......      410,365      1,163,767       1,511,581       132,205       265,413
   Interest...............       30,749        329,474         395,180        29,047       115,899
   Depreciation and
     amortization.........        2,056        299,441         423,901         3,176       102,002
   Impairment loss........
                            -----------     ----------     -----------    ----------    ----------
                                443,170      3,180,496       4,169,878       164,428       871,490
                            -----------     ----------     -----------    ----------    ----------
 Loss before extraordinary
   gain...................                    (918,192)     (1,038,083)     (152,128)     (226,788)
 Extraordinary gain(2)....                     378,213         378,213
                                            ----------     -----------
 Net loss.................  $  (428,192)    $ (539,979)    $  (659,870)   $ (152,128)   $ (226,788)
                            ===========     ==========     ===========    ==========    ==========
 Net loss per common
   share..................  $      (.26)    $     (.33)    $      (.40)   $     (.09)   $     (.14)
                            ===========     ==========     ===========    ==========    ==========
 Weighted average shares
   outstanding............    1,643,376      1,643,376       1,643,376     1,643,376     1,647,310


                                           THREE MONTHS
                                              ENDED
                           DECEMBER 31,     MARCH 31,
                               1996            1997
                           -------------   ------------
BALANCE SHEET DATA:
 Working capital..........  $(1,038,083)   $  (941,180)
 Non-current assets.......  $ 7,038,367    $ 7,217,019
 Total assets.............  $ 7,888,404    $ 7,821,845
 Current liabilities......  $ 1,339,619    $ 1,546,006
 Long-term liabilities,
   net of current
   maturities.............  $ 4,755,202    $ 4,694,044
 Shareholders' equity.....  $ 1,793,583    $ 1,581,795


---------------


(1) On April 22, 1996, the Company acquired substantially all interests in the Partnership which operates the Casino. The pro forma statements of operations data is presented as if the acquisition occurred on January 1, 1996, and as if all related party debt from the sellers of the Partnership had been contributed to equity on that date. See "Financial Statements."



(2) Includes $309,399 related to termination of a gaming equipment lease and $68,814 related to forgiveness of principal and interest on long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis should be read in conjunction with the Financial Statements and the related Notes.


     The Company was formed to acquire and further develop the Jubilee, a casino located in Cripple Creek, and to pursue other gaming opportunities. The Company entered into an agreement to purchase the Jubilee in October 1995 and took over management of the Casino on April 23, 1996, at which time the Company obtained its gaming license. While the Company was not permitted to make management decisions until it was licensed, it did begin to suggest some changes in floor management and other aspects of the Casino's operations. These activities have increased since management was assumed by the Company in April 1996. The discussions of operations prior to April 1996 are based on information provided by Casino staff who were employed during the previous years at the Casino.



     The Company believes that the poor financial performance of the Casino in recent years can be attributed, in part, to inexperienced management and its attempts to attract business to the Jubilee, and the fact that it is one of only a limited number of casinos in Cripple Creek not located on Bennett Avenue, Cripple Creek's main artery. Prior management pursued aggressive coupon and other discount programs, which in fiscal years 1993 and 1994, amounted to 9% and 13% of gaming revenues, respectively. The Casino also operated 353 machines on two gaming floors throughout most of 1993, which resulted in high operating costs. In 1994 it became evident that the costs associated with building the gaming revenue in this manner exceeded the profits that could be generated, particularly when the gaming tax on this revenue was considered. The Jubilee continued to lose market share as the competing casinos became more adept at marketing and operations. In April 1994 the Casino's marketing and promotion expenses were cut nearly in half in an attempt to conserve cash. The Casino's profitability began to improve during the summer of 1995, due to the implementation of cost-control measures, the addition of the children's entertainment area and changes on the gaming floor.



FIRST QUARTER 1997 COMPARED WITH FIRST QUARTER 1996



  Gaming Revenues



     Gaming receipts, net of gaming payouts, in the first quarter 1997 were approximately $594,000, a decrease of approximately $49,000 from first quarter 1996 gaming receipts of approximately $643,000. This decline in gaming revenues is principally attributed to the increased competition from the Double Eagle.



  Food, Beverage and Other Revenues



     Food, beverage and other revenues of approximately $51,000 for the first quarter 1997 decreased approximately $2,000, or 4%, from first quarter 1996 revenues of approximately $53,000. Food and beverage revenues are shown net of coupon and complimentary sales which increased in the first quarter 1997. The children's entertainment area created approximately $20,000 of revenue during the first quarter of both 1997 and 1996. Other income includes merchandise sales and net parking revenue of approximately $5,000 in the first quarter 1997, compared to approximately $4,000 in the first quarter 1996.



  Costs and Expenses



     Operating department expenses totalled approximately $388,000 for the first quarter 1997, up approximately $18,000 from approximately $370,000 in the first quarter 1996. Expenses in the gaming department remained constant while the food and beverage department increased approximately $8,000. There were also payroll increases in the children's entertainment area and the Casino gift shop.



     General and administrative expenses were approximately $265,000 in the first quarter of 1997. For the corresponding period in 1996 general and administrative expenses totalled approximately $397,000. This decrease of 33% is due primarily to reductions in transportation costs, administrative and casino payroll, rent, legal and accounting, repairs and insurance expenses.



  Loss From Operations



     Loss from operations in the first quarter of 1997 was approximately $227,000 compared to a first quarter 1996 loss of approximately $277,000 for the Company and Casino combined. The reduced loss is primarily attributable to reduced general and administrative costs.



  Interest Expense



     Interest expense for the first quarter 1997 was approximately $116,000 compared to approximately $115,000 in the first quarter 1996. On April 12, 1996, the original owners of the Casino canceled the remaining portion of working capital loans they had made to the Partnership, which reduced interest expense in 1997. On the other hand, interest expense increased as a result of the MS Financing.



  Cash Flow



     The Company experienced a net increase in cash of approximately $12,000 in the first quarter of 1997, compared to a combined decrease of cash of approximately $29,000 in the first quarter of 1996. The increase in cash was due primarily to increased borrowings offset by reduced net investing activities.



CALENDAR YEAR 1996 COMPARED WITH CALENDAR YEAR 1995



  Gaming Revenues



     Gaming receipts, net of gaming payouts, in 1996 were approximately $2,847,000 or an increase of approximately $16,000 from 1995 gaming receipts of approximately $2,831,000.



  Food, Beverage and Other Revenues



     Food, beverage and other revenue for 1996 of approximately $285,000 increased approximately $87,000, or 44%, from 1995 revenues of approximately $198,000. These revenues are shown net of coupon and complimentary sales. The increase was due to increased revenues in the children's entertainment area and increased sales of food and beverage. The childrens entertainment area created approximately $141,000 of revenue in 1996, which increased by 83% from 1995 sales of approximately $77,000.



  Costs and Expenses



     Operating department expenses were approximately $1,839,000 for 1996, up approximately $101,000 from approximately $1,738,000 in 1995. The increase in expenses was primarily due to an increase in food and beverage expenses of approximately $91,000, as well as increased gaming taxes.



     General and administrative expenses in 1996 of approximately $1,512,000 by approximately $26,000 from 1995 expenses of approximately $1,486,000. Advertising and device fees increased in 1996, while supply, legal and accounting, music and entertainment and bad debt expenses decreased.



  Net Loss



     The net loss in 1996 of approximately $696,000, decreased from a 1995 net loss of approximately $1,832,000. The decrease of approximately $1,136,000 was attributable to extraordinary gains of approximately $378,000 in 1996, and a decrease in interest expense due to reduced related party debt and an impairment loss of approximately $523,000 in 1995.



  Interest Expense



     Interest expense in 1996 of approximately $431,000 was approximately $268,000 less than the 1995 amount of approximately $699,000. On April 12, 1996, the partners canceled the remaining portion of working capital loans they had made to the Partnership, which was the primary reason for reduced interest expense in 1996.



  Cash Flow



     In 1996 cash flow increased by approximately $81,000 compared to a net increase in cash flow of approximately $10,000 in 1995. The improvement was due primarily to an increase in cash from operations.



SEASONALITY


     Business at the Jubilee is influenced by the same factors that influence Cripple Creek, which is heavily affected by weather, holidays and tourist travel patterns. Snow can render the mountainous roads that provide access to and from Cripple Creek hazardous, and patronage is noticeably smaller when a snowfall occurs. The months of January, February and March are the slowest months in Cripple Creek with AGP's approximately 16% below the annual monthly average. Tourism stimulates gaming activity in the community as tourists drive through the mountains and visit the old goldmining towns. The three biggest months for gaming in Cripple Creek are July, August and September, when AGP's generally exceed the monthly average by 20%.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity


     Cash flow from Casino operations in 1995 and 1996 was approximately break-even. Management expects this trend to continue for the foreseeable future until the Casino expansion and Hotel development are completed.



     In November 1996, the Company completed the negotiations of a new lease covering its slot machines, which, the Company believes, will result in lower future interest charges and improved working capital. Previously, this entire lease obligation was classified as a short-term liability. A significant portion of the new lease is classified as a long-term liability, resulting in a net increase in working capital of approximately $1,064,000.



     Management expects to meet its future cash flow needs from the net proceeds of this offering until the Casino expansion and Hotel development are completed.


Capital Resources

  Casino


     Capital expenditures for various Casino improvements and equipment in 1995 and 1996 were approximately $20,000 and approximately $8,000, respectively. Management does not expect to expend significant amounts in the foreseeable future on capital improvements and equipment, except for the planned Casino expansion and Hotel development.



     In 1995, the Company expended approximately $878,000 toward the acquisition of the Casino and $658,000 for the purchase of land and building. Funds for these expenditures were provided by loans from related parties and the sale of Company stock. In 1996, the Company spent approximately $737,000 for land which was funded primarily by loans from related parties, a bank and MSIC. In addition to the cash expended during 1995 and 1996 for the acquisition of the Casino and land purchases, the Company transferred stock of National Lodging valued at approximately $1,575,000 and issued notes or Company stock to the sellers.



     During 1995 and 1996 the Casino did not make most of its monthly payments on the capital lease obligations for its slot machines. These capital lease obligations were restructured in the fourth quarter of 1996 and payments under a purchase agreement for the slot machines are being met by cash from operations.



     In October 1996, the Company borrowed approximately $3,564,000 from MSIC the proceeds of which were used to pay the notes due on several parcels of land, repay loans or advances from National Lodging and other shareholders and to provide funds to begin development on the parking lots and on the Casino expansion and Hotel project.


     The Company projects that the cost of the planned casino expansion and Hotel development will total approximately $15,680,000, approximately $11,240,000 of which will be financed with anticipated construction financing from a commercial lender, and approximately $4,440,000 of which will be financed from the proceeds of this offering. See "Business -- Project Costs."

                                    BUSINESS

BACKGROUND AND BUSINESS STRATEGY


     National Lodging, the Company's principal shareholder, began efforts to acquire or develop a casino project in Colorado in 1994. National Lodging identified the Jubilee and another casino project in Cripple Creek and expended approximately $900,000 on related preliminary acquisition and development efforts. National Lodging encouraged the formation of Regent, which commenced activities in January 1995 to analyze potential gaming opportunities, negotiate and plan for casino acquisitions and development, raise capital, and manage gaming facilities. The founding shareholders of Regent were National Lodging, Terrance P. DeRoche ("DeRoche"), Robert J. Swenson ("Swenson"), James Klas ("Klas") and Stephen W. Sherf ("Sherf"). Regent negotiated the acquisition of the Jubilee and surrounding land parcels necessary for the Hotel and Casino expansion project. In August 1995, the Company was formed to succeed Regent, combine Regent's interests with those of National Lodging related to the development of the Jubilee, and to consolidate the assets related to the Casino in Cripple Creek for financing purposes. To accomplish the acquisition of the Casino, National Lodging exchanged 393,750 shares of its common stock for the interests in the Partnership which owned and operated the Casino.



     Pursuant to an Agreement effective October 30, 1995, between the Company and DeRoche, Swenson and Sherf, the Company acquired all of the interests of DeRoche, Swenson and Sherf in Regent, in exchange for the issuance of Common Stock to them in the following amounts: DeRoche (104,919 shares), Swenson (148,197 shares), and Sherf (140,328 shares). DeRoche, Swenson and Sherf were, as of such date, the sole shareholders of Regent. Prior to such transaction, DeRoche acquired National Lodging's interest in Regent, Swenson acquired 52% of Klas' interest in Regent, and Sherf acquired 48% of Klas' interest in Regent. The Company also assumed Regent's indebtedness to DeRoche, Swenson and Sherf in the following amounts: DeRoche ($65,000); Swenson ($7,604), and Sherf ($7,396), and also assumed accrued compensation due to DeRoche, Swenson and Sherf in the amount of $80,000. Messrs. DeRoche, Swenson, Sherf, Craig H. Forsman ("Forsman") and National Lodging may be deemed promoters of the Company, and all are existing shareholders of the Company. The cash investment in Regent of DeRoche, Swenson and Sherf was $20,000, in the following amounts: DeRoche ($6,000); Swenson ($7,292), and Sherf ($6,708). The foregoing transaction was effected for the purpose of acquiring any and all interests of Regent in the gaming opportunity in Cripple Creek which had been developed by Regent.



     The Company began operating the Casino through the Partnership on April 23, 1996, following approval of the Company's gaming license by the Gaming Commission. Cripple Creek is one of three communities in Colorado where limited stakes gaming is allowed. The Company has acquired additional real estate adjacent to or near the Jubilee to provide for expansion of the Casino, construction of the Hotel, and for convenient patron parking. The Company believes that the Cripple Creek gaming industry is currently hampered by a lack of hotel rooms to accommodate visitors. As a result, the Company believes Cripple Creek's market is restricted to patrons willing to drive relatively short distances for day trips. Until recently, there were only approximately 200 hotel rooms in Cripple Creek. In August 1996, one of the Company's competitors in Cripple Creek, the Double Eagle, opened with a 160-room hotel with suites, 800 gaming devices and valet parking for 500 to 600 cars, as well as a full service restaurant. The Company's proposed Hotel project will include approximately 120 rooms and an expanded Casino which will make it the second largest casino and hotel in Cripple Creek. The Company believes that the Casino's performance will be significantly enhanced by the addition of the Hotel and related convenient parking for patrons. It is the Company's current intention to focus on the operation of the Jubilee and the development of the Hotel. The Company intends, however, to look for other opportunities in the gaming industry in Colorado and in other states, although the Company has not presently identified acquisition targets. See "-- Potential Casino Acquisition."


GAMING IN COLORADO

     Gambling was prevalent in most frontier towns in the late 1800s. Subsequent legal regulation accounted for the demise of casino gaming in virtually all areas except the State of Nevada. Approximately 20 years ago, New Jersey adopted a gaming law, and casino gaming activities have become prevalent in the Atlantic City area. Thirty-three states, including Colorado, now have lottery-type games; 30 states, including Colorado, have legalized dog and horse track betting; 48 states, including Colorado, have charitable gambling, such as bingo, raffles, and pulltabs; and many other forms of gambling are under consideration across the nation. Economic depression coupled with taxing authorities' hunger for additional revenues has resulted in a plethora of gambling legislation and proposed legislation in several states, including Colorado. The Company believes that limited stakes gaming and other gambling will be a growth industry in the 1990s.



     In November 1990, Colorado voters approved limited stakes gambling (slot machines, blackjack and poker, with a $5 per bet) in three historic mining towns -- Central City, Black Hawk and Cripple Creek. Cripple Creek is located about 45 miles west of Colorado Springs. There are 26 casinos and approximately 4,800 slot machines in operation in the Cripple Creek gaming market. For gaming years 1993-1994 and 1994-1995, aggregate gaming proceeds for Cripple Creek gaming establishments was $78.0 million and $90.9 million, respectively. As of November 1, 1995, 39 gaming licenses were authorized for Cripple Creek. Of these, at least 15 as of such date had closed or operated under more than one license. The number of slot machines in Cripple Creek has increased each year, from approximately 2,800 in 1992 to 4,700 at the end of 1996.



     In 1995, the State of Colorado renegotiated compacts with two Native American tribes in southwest Colorado to conduct casino-style gaming on their land. The two tribes, the Ute Mountain Tribe and the Southern Ute Tribe, are not subject to taxation and are not required to report their revenues to the state. These tribes have agreed to conduct limited stakes gaming with the same $5 bet limits to which other casinos in Colorado adhere, but a provision in their compacts allows them to litigate for possible higher stakes and increased scope of games. The tribal casinos can operate on a 24-hour schedule and may offer live keno. The Ute Mountain Tribe was the first to open a Native American gaming establishment in Colorado in September 1992. This casino is located in Towaoc, 10 miles south of Cortez, Colorado. The Southern Ute Tribe opened the Sky Ute Casino and Lodge in Ignacio, 25 miles southeast of Durango, in September 1993.



     Total gaming proceeds in Colorado have increased every year since the inception of limited stakes gaming in the fall of 1991, according to information provided by the Gaming Commission. Total AGP for the State of Colorado was more than $411 million in 1996. The Cripple Creek market experienced an average annual increase in AGP of approximately 20% between 1992 and 1996, as AGP increased from approximately $49.2 million to approximately $102.9 million. AGP at the Jubilee did not follow the city-wide trend, declining from $5.5 million in 1993 to $2.8 million during 1996. In 1996, AGP at the Jubilee declined 1.1% from 1995, compared to a 9.5% increase reported by the Cripple Creek market for this period.



     Between 1992 and 1996, the average number of slot machines licensed in Cripple Creek increased from approximately 2,800 to 4,175. Average AGP per slot machine per day provides a measure of productivity for a casino. The average AGP per slot machine at the Jubilee was $43 in 1995, which was below both the city-wide average of $63 and the state-wide average of $78. In 1996, the Jubilee's average AGP per slot machine was $42 compared to $64 for Cripple Creek and $77 for the State of Colorado.

     The following table sets forth certain information relating to the Casino, the Cripple Creek market and the State of Colorado. There can be no assurance that the Company will achieve average results set forth below or that the state and local AGP or average per machine will not materially decrease. See "Risk Factors."


                               GAMING STATISTICS


                                                    AVERAGE AGP    AVERAGE NUMBER
                                       AGP(1)       PER SLOT(2)     OF SLOTS(3)
                                    ------------    -----------    --------------
Jubilee Casino
  1992* (5 months)................  $  2,753,367        N/A               N/A
  1993............................     5,530,266        $59               251
  1994............................     3,750,665         42               219
  1995............................     2,826,063         43               164
  1996............................     2,795,486         42               169

Cripple Creek
  1992............................    49,186,864         53             2,824
  1993............................    68,736,452         50             3,437
  1994............................    82,279,672         61             3,448
  1995............................    94,018,958         63             3,842
  1996............................   102,915,426         64             4,175

State of Colorado
  1992............................   179,984,012         61             7,624
  1993............................   259,899,684         63            10,340
  1994............................   325,684,649         73            10,491
  1995............................   384,342,947         78            12,480
  1996............................   411,666,501         77            13,661


---------------

Source: Colorado Division of Gaming and Jubilee Casino

 *  Operations for August through December 1995


(1) "Adjusted Gross Proceeds" means the total gambling receipts less jackpots/winnings, less restocking monies for slot machines, plus monies collected from table games.



(2) Weighted average AGP of the various denomination slot machines on a per slot machine per day basis.


(3) Represents the annual average of the number of slot machines reported at the end of each month.


     From April 23, 1996, the date current management took over the Jubilee's operations, through December 31, 1996, the amount of coin-in rose more than 5% over the same period in 1995. The AGP during this period, however, declined by 7.4% due to a reduction in the Casino's "hold percentage" and a general decline in business in the fourth quarter of 1996. The term "hold percentage" refers to the percentage of coin played retained by a slot machine.


JUBILEE CASINO


     The Jubilee was constructed and opened in July 1992 in Cripple Creek with approximately 364 machines and 11 table games. The Casino is two stories with a total of approximately 15,100 square feet and includes a 50-seat restaurant, a seven-seat bar and a children's entertainment area. The Casino currently operates 178 machines and 6 table games (blackjack and poker). The Company became licensed to operate the Jubilee in Colorado on April 19, 1996. Attached to the Casino is a historic building owned by the Company known as the Homestead, which was a bordello during the gold rush days and is currently a museum. The Homestead contains much of its original furnishings which include antiques from all over the world that were gifts given to the women who worked there. As one of only a few such museums in the United States, it is a point of interest for visitors to Cripple Creek and helps draw patrons to the Jubilee.



     The Jubilee is located on Myers Avenue, between Fourth and Fifth Streets, and is one block south of Bennett Avenue, the main street where Cripple Creek's other casinos are located in the town's historic storefronts. This location, although only one block from the main street, is thought to have contributed to the Casino's relatively poor past performance. The Jubilee had AGP from gaming activities of approximately $2.8 million for the years 1995 and 1996. In 1996, the Casino's average slot revenue per machine was $42 per day, significantly below the Cripple Creek average of $64. Prior management at the Jubilee initially "bought" considerable business through coupons, an active busing program and other giveaways. As the concentration of casinos along Bennett Avenue increased, this strategy was found to be unprofitable and marketing expenditures were curtailed, resulting in lower revenues. In 1995, the Casino experienced a shortage of cash, was put up for sale, and marketing efforts were further reduced.



     The Company entered into an agreement to acquire the Jubilee in October 1995 and became the operator of the Casino upon licensing in April 1996. Advertising and marketing programs have been reinstituted and the Company believes that management of the gaming floor has improved, because the Company changed the location of popular slot machines, and decreased hold percentages to improve play and attract customers. The hold percentage was reduced at the Casino beginning in March 1996 in an effort to build patronage.



     The Company owns the Casino and the land underlying the Casino, together with one lot to the north which provides access to Bennett Avenue. The Company has acquired additional real estate around the Jubilee that will allow for expansion and additional parking, and now owns a total of 42 lots. In addition to the Homestead and the lot on which it sits, the Company has acquired the three lots immediately to the west of the Casino which are used for parking, and the six lots immediately to the east of the Homestead which are also used for parking. The Company also owns 28 lots diagonally across Myers Avenue which are planned to be leveled, paved and have lighted parking. As 15 of these lots are located in the gaming district, this parcel represents a future potential casino/hotel site should the Company or another party seek to develop that site. Each lot is 25 feet wide by 125 feet deep. There is a railroad easement over a portion of three of the Company's lots which are located outside of the Cripple Creek gaming district.



     A new Colorado law forbids persons under age 21 from "lingering" on a casino gaming floor. Under this law, which took effect on October 1, 1996, minors may pass through a gaming floor only to get to a non-gaming area. The Jubilee is the only casino in Cripple Creek to have a separate floor devoted to children's activities. The Casino's mezzanine floor contains a children's entertainment area with interactive games, video games and a soda fountain. This area successfully attracted patrons with children throughout the 1996 spring and summer seasons, as many of the casinos began to observe the regulation prior to its effective date.



     The Company intends to develop the Hotel around the Homestead on the seven lots adjacent to the east of the Casino and expand the Casino into the first floor of the Hotel, more than doubling its gaming floor space. The Hotel rooms, supported by the food and beverage facilities in the Casino and convenient parking across Myers Avenue, will result in the Jubilee being one of only two integrated casino/lodging facilities in Cripple Creek, which the Company believes is lacking in both lodging rooms and convenient parking to accommodate its patrons.


JUBILEE HOTEL AND CASINO EXPANSION


     The Company is proposing to construct the Hotel, enlarge the Casino and develop paved parking lots in order to make the Jubilee more of a destination for area gamblers, in contrast to the many small casinos that presently exist in Cripple Creek which are patronized primarily by "day-trip" visitors. A 120-room, six-story attached hotel is currently planned on the seven lots east of the Casino, which will also permit expansion of the Casino to approximately 25,000 square feet of gaming and will accommodate up to 800 slot machines, an expanded children's entertainment area, and expanded restaurant facilities. It is the Company's intention to become a franchisee in a national hotel chain which will provide a toll-free reservation system. The Company is in the process of making its final determination as to the franchise it will select. The Company plans to initially install and operate approximately 550 slot machines when the additional gaming area is completed, gradually increasing this amount up to 800 machines as the volume of play warrants. The planned addition will make the Jubilee the second largest casino-hotel in Cripple Creek. The Company estimates a construction period of eleven months and, subject to obtaining requisite financing for construction, expects to open the Casino expansion and Hotel to the public in June 1998. The Company expects that construction drawings for the planned addition to and expansion of the Jubilee and the Hotel will be completed by August 1997, at which time it intends to apply for a building permit. The Company has received a Conditional Certificate of Appropriateness from the Cripple Creek City Council which passed upon such things as the appearance, materials and height of the proposed project. The Company believes that the Cripple Creek City Council will finalize this Certificate upon its review of the construction drawings. The Company expects to apply for its construction permit in August 1997.



     The Company has entered into a contract with a general contractor based in Colorado Springs with respect to the expansion of the Casino and the construction of the Hotel. The Company's agreement with this general contractor contains a maximum guaranteed price clause. In addition, the Company has applied for a construction loan and permanent financing with MSIC. This loan, if obtained, will be a full recourse obligation of the Company and will be jointly and severally guaranteed by National Lodging, Messrs. Forsman, Sherf and DeRoche. See "Certain Transactions -- Miller and Schroeder Financing." There can be no assurance that the Company will be successful in obtaining such financing. See "-- Project Costs."



     Subject to final plans and design changes and obtaining required construction permits from the Cripple Creek City Council, the Hotel is planned to have 120 rooms and a total of approximately 58,700 square feet. There will be approximately 24 rooms off a double-loaded corridor on each of five floors. Included in the room complement will be several Jacuzzi suits. A pool will be constructed in the basement and meeting space will be added on the second floor of the new structure. The expanded children's entertainment area will be placed in the lower level of the new structure. The Jubilee is currently the only casino in Cripple Creek that has a separate floor devoted to children's activities. Recently, a new minors law became effective in Colorado. The Company believes that the passage of this law, together with its children's entertainment area, will enable it to receive even more family business, and is planning the new children's area with this in mind. The Casino will be expanded to occupy most of the site on the first floor, or approximately 17,500 square feet. The existing restaurant will be remodeled to accommodate the anticipated increase in business following the expansion of the Casino and development of the Hotel. The Company anticipates that the second floor of the Casino will be converted into meeting and banquet space. The Casino expansion will provide for approximately 33,000 square feet of new gaming-related space, and the completed project will have a total gaming-related area of approximately 47,000 square feet.



     As experienced in other gaming communities, the addition of hotel rooms is expected to significantly improve the Casino's gaming volume because the Company believes the Casino will attract patrons from greater distances for longer periods of time and create a captive group of patrons. The rooms will allow the Casino to expand beyond its current "day-trip" market and will be a key amenity in its planned marketing programs. Coupons and other promotions will be used to encourage Hotel guests to gamble at the Casino. During the slower winter months, the Hotel will provide lodging for bus groups and other promotions conducted by the Casino. Based upon the present lodging supply in Cripple Creek, the Company projects that the Hotel can operate at a relatively high level of occupancy, due to the year-round lodging demand that can be generated by the Jubilee and other gaming establishments in Cripple Creek.



     The Hotel is expected to result in an increase in business at the Casino. The proximity of the Casino to the lodging rooms allows it to capture patrons as they first begin their gaming entertainment and again as they return to their rooms. The Company believes that convenient lodging will be attractive to Casino patrons and other visitors. Industry analysts indicate that hotels in other gaming venues typically generate $70 or more in additional gaming revenue per occupied hotel room.



     Room rates at existing hotels in Cripple Creek typically increase on weekends and during the summer when tourist demand is at its peak. During August and September 1996, room rates at the Double Eagle ranged from approximately $99 to $129 during the week and approximately $119 to $159 on weekends. Rates at the Holiday Inn Express in Cripple Creek are approximately $94 on weekdays and $105 on weekends during this period. Subject to seasonal adjustments, the Company expects that room rates for the Hotel will range from approximately $69 to $125 during the week and $79 to $150 on weekends.



     The Hotel is expected to provide accommodations necessary to support an active busing program and vacation packages that the Company intends to develop to draw patrons to the Casino during the slower periods of the year. By packaging transportation, lodging, food and gaming coupons, the Company believes that an attractive mini-vacation package can be developed which draws patrons to, and keep them at, the Jubilee.

     An estimated 260 parking spaces will be provided by the three lots to the west of the Casino and the 28 lots across Myers Avenue. The Company intends to pave and light the two lots across Myers Avenue from the Casino in order to enhance their visibility and attractiveness. There is a shortage of convenient parking in Cripple Creek and the Company believes that the additional parking will provide it with a competitive advantage over the casinos located on Bennett Avenue. In addition, the Company intends to enhance access to the Casino by constructing an elevated walkway to connect the Casino with Bennett Avenue. The Company believes that the planned addition of the Hotel and expansion of the Casino, the development of a concentration of parking spaces and the presence of the Double Eagle will shift the center of the gaming activity to the eastern edge of the city from the present main street concentration, thereby enhancing the Jubilee's operations. As 15 of these 28 contiguous lots lie within the gaming district in Cripple Creek, the Company believes that a second casino and hotel can be developed on this parcel in the future. The Company does not, however, have any plans to develop a second hotel or casino and no assurance can be given that such a development project will ever be contemplated by the Company. See "-- Potential Casino Acquisition."


RESTAURANT AND BAR FACILITIES


     Upon expansion of the Casino, its present restaurant will be remodeled. The restaurant, which will be open at all times the Casino is open, will have 60 seats and will provide high quality food items. This restaurant is expected to service the needs of the hotel guests and will be incorporated in various promotions conducted by the Casino. The Casino's main bar will be constructed in the expanded Casino area.


PROJECT COSTS


     All new construction within the historic gaming district must meet both stringent building code requirements and historic review criteria. These requirements result in construction costs that can be significantly higher than those normally experienced. As an example, the planned Hotel will be a brick exterior structure and designed to appear similar to structures that once existed in Cripple Creek.


     The estimated costs and sources of financing for the Hotel are as follows:


Project Costs
---------------------------------------------------------------------
Construction and development, including remodeling of
  existing facility.....................................  $13,950,000
Furniture, fixtures and equipment.......................    1,285,000
Existing land and buildings.............................    6,483,000
                                                          -----------
                                                          $21,718,000
                                                          ===========
Sources of Funds
---------------------------------------------------------------------
Construction financing..................................  $15,000,000
Offering proceeds.......................................    3,990,000
Company equity..........................................    2,728,000
                                                          -----------
                                                          $21,718,000
                                                          ===========



     The Company expects that the construction of the Hotel and Casino expansion will be funded by the proceeds from this offering, the proceeds from construction financing and approximately $2.7 million in equity already invested by the Company. The $2.7 million equity investment by the Company represents shares of Common Stock issued by the Company to date. The Company must obtain $15.0 million in construction financing in order to complete the Casino expansion and Hotel development project. The Company has made application for a $15.0 million, 12-month loan, which, by its terms, will automatically convert into a 10-year interest bearing mortgage upon completion of the project. This loan will be jointly and severally guaranteed by National Lodging and Messrs. Forsman, Sherf and DeRoche. It is a condition to the closing of this offering that the Company close on such financing and have available to it the proceeds from which it can draw upon to fund the development project. Similarly, it is a condition to the closing of the construction financing that the closing on this offering occur. Thus, the closings on the construction financing and this offering must occur simultaneously. See "Certain Transactions." The Company intends to repay the MS Financing with the proceeds of such construction financing or permanent financing which the Company intends to seek following the completion of the project.


GAMING


     The Jubilee Casino operates five blackjack tables and one poker table, together with 178 machines. There are 39 nickel machines, 104 quarter machines, 8 fifty cent machines and 27 dollar machines. Included in the mix of gaming machines are 46 poker machines, and a series of progressive payoffs on nickel, quarter, and dollar slots. The Company believes the Casino has a suitable mix of machines based on the popularity of the types of play which casinos have been receiving in Cripple Creek. The Company has purchased gaming equipment under a purchase agreement with International Game Technology ("IGT") pursuant to which the Company will make payments on the equipment for 48 months of approximately $24,000 per month, and IGT will transfer ownership of the equipment to the Casino at termination of the agreement. All machines subject to the agreement carry warranties and service backup. The Company has on-site personnel capable of handling minor repairs to the equipment on the floor.


MARKETING AND SALES STRATEGY


     The Company believes that effective marketing is a key to success in the highly competitive casino gaming industry. The Company plans to increase its marketing efforts directed toward developing and expanding a loyal customer base. For example, the Company plans a number of special dinners which it will market via direct mail to its data base of over 6,000 jackpot winners and other regular patrons. The Company also plans to hold at least one special event in each quarter, such as an outdoor barbecue, and quarterly slot and blackjack tournaments to attract new patrons to the Casino. These events will be promoted through radio, television and direct mail. The children's entertainment area will be emphasized during the summer when tourism peaks. However, most of the Company's marketing efforts will be focused on developing business during the slower weekdays, rather on weekends or during the summer. In addition, the Hotel will be used to provide lodging for vacation packages to draw new patrons to the Casino. The Casino will also provide free, convenient parking to its patrons. The Company anticipates that most of its marketing efforts will be concentrated on the Colorado Springs and Pueblo markets.


OPERATIONS CONTROLS


     The Gaming Commission has established strict rules with regard to the supervision and control of all gaming activities in Colorado casinos, including security and cash control systems. The Casino employs these controls and paperwork systems to insure internal integrity and compliance with regulations. The Casino is also required to obtain an annual audit report from an independent certified public accounting firm, which in turn is required to make certain unannounced inspections. There are 75 closed circuit cameras which have been installed throughout the Jubilee with taping devices in place to record play at all times. These tapes and live action are regularly monitored by Casino staff and reviewed by Gaming Commission employees to insure the integrity of gaming activities. The Casino employs a controller who is responsible for all internal and external accounting matters.


EMPLOYEES


     The Jubilee employs approximately 100 full-time persons including cashiers, dealers, food and beverage service personnel, facilities maintenance, accounting, marketing and personnel services. No labor unions represent any employee group. With the exception of its vice president of Gaming Operations, the Company has not entered into employment agreements with any of its employees.


COMPETITION


     Although limited stakes gaming in Colorado is relatively new, intense competition exists in Cripple Creek. The Company competes directly with approximately 25 licensed gaming establishments in Cripple Creek, a number of which have more experience and greater financial resources than the Company. The games and related rules for the operation of casinos in Colorado are highly regulated and standardized. As a result, casinos in Colorado must compete by offering amenities and marketing programs in addition to the gaming experience. Such amenities and marketing programs include lower hold percentages, quality food and beverage availability and casino ambiance, including furnishings, decor, lighting, activity and air quality. In addition, the availability of lodging is a major factor in attracting patrons to a particular casino. Currently, the Double Eagle, with 160 rooms, is the only casino in Cripple Creek that is a major provider of lodging. The Company believes that the Jubilee's courteous, well-trained employees, convenient parking, children's entertainment area and proposed 120-room hotel, will enable the Jubilee to compete with other casinos in Cripple Creek. The Company also intends to implement a player tracking system at the Casino to provide it with the names of regular patrons for future marketing efforts, as well as a busing program that it believes will attract people to the Casino. In addition, proposed plans have been announced by several companies for the development and operation of hotel and gaming facilities which may be similar to those operated or planned by the Company. The Company also competes for gaming patrons with approximately 35 casinos in Black Hawk and Central City, and with Native American gaming in Towaoc and Cortez. Because of the intense nature of this competition in Colorado and other established gaming venues including Las Vegas, Reno, Atlantic City and Gulf Coast cities such as Biloxi, Gulfport and New Orleans, there can be no assurance the Company's Casino and proposed Hotel operations will be profitable.



     In general, consolidation of some of the first casinos developed in Cripple Creek is occurring as the young gaming market begins to mature, resulting in a trend toward larger casinos. Although the number of casinos in Cripple Creek peaked in 1992 at 31, and thereafter declined to 24 casinos in May 1997, the average number of slot machines licensed in Cripple Creek has increased each year. Currently, the Casino ranks 13th in size in Cripple Creek. There are four casinos in Cripple Creek with 185 to 195 machines, four with 202 to 250 machines, three with 317 to 398 machines and one with 750 machines. The expanded Jubilee, with approximately 800 slot machines, will be the second largest casino in Cripple Creek.



     As a result of many of the factors described above, particularly the intense competition which exists in Cripple Creek, many Colorado casinos have ceased operations. Other casinos in Colorado have filed for protection under Chapter 11 of the United States Bankruptcy Code. Others have temporarily closed or laid-off employees, or reduced the number of gaming devices, and many casinos may not be operating profitably. Some of the failed casinos are smaller than average, but the factors causing the "shakeout" which Colorado limited stakes gaming is presently experiencing will affect all operators. The Company believes the Hotel and the availability of convenient parking are important competitive advantages. No assurance can be given that the Company or the Casino will survive or prosper in this extremely difficult business environment.



     Recent state and local public initiatives regarding limited stakes gaming are being actively pursued by many persons. Interested parties in several widely scattered Colorado cities were able to place limited stakes gaming initiatives on the November 1992 statewide ballot. Although these initiatives failed, as did one in 1994, it is possible that future initiatives could be introduced. An initiative did pass in 1992 which requires local voter approval for any expansion of limited stakes gaming. A measure to expand limited stakes gaming to Trinidad, Colorado, was defeated in the November 1996 Colorado general election. Any expansion of limited stakes gaming in Colorado which significantly expands areas in which limited stakes gaming is permitted could adversely affect the Company's prospects.



POSSIBLE CASINO ACQUISITION



     Upon the completion of this offering, the Company intends to identify and pursue opportunities to acquire or manage other casinos. The Company anticipates that it will pursue such opportunities based upon a variety of factors, including, but not limited to, the following: (i) casino site suitability; (ii) competitive factors; (iii) regulatory considerations; (iv) favorable financial projections; (v) availability of financing; and (vi) quality and availability of management. The Company anticipates that it will pursue opportunities both within and outside Colorado. As of the date of this prospectus, the Company has not identified any specific casino acquisition targets. Further, it is likely that any acquisition would require the Company to obtain additional financing to fund the acquisition. See "Use of Proceeds."

LITIGATION AND CLAIMS

     The Company is not a party to, nor are any of its properties the subject of, any material pending or threatened legal proceedings.

REGULATORY MATTERS


     Colorado Gaming Laws and Regulations. The State of Colorado created the Division of Gaming (the "Division") within the Department of Revenue to license, implement, regulate and supervise the conduct of limited stakes gaming. The Director of the Division, under the supervision of the five-member Gaming Commission, has been granted broad power to ensure compliance with the gaming laws and regulations adopted thereunder (the "Colorado Regulations"). The Director may inspect, without notice, impound or remove any gaming device. The Director may examine and copy any licensee's records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. The Director also may conduct detailed background investigations of persons who loan money to licensees.



     The Gaming Commission is empowered to issue five types of gaming and gaming-related licenses. The failure or inability of the Company, the Casino, or persons associated with the Company to maintain necessary gaming licenses would have a material adverse effect on the operations of the Company. All persons employed by the Company, the Casino and involved, directly or indirectly, in the Company's gaming operations in Colorado also are required to obtain a Colorado gaming license. Casino licenses must be renewed annually, and key and support employee licenses must be renewed semi-annually.



     As a general rule, under the Colorado Regulations, it is a criminal violation for any person to have a legal, beneficial, voting or equitable interest, or the right to receive profits, in more than three retail gaming licensees in Colorado. The Gaming Commission has ruled that a person does not have an ownership interest in a licensee if: (i) such person has less than a 5% interest in an institutional investor which has an ownership interest in a publicly traded retail licensee (a "Licensee") or in a publicly traded company affiliated with a Licensee (such as the Company); (ii) such person has a 5% or more ownership interest in an institutional investor which has less than a 5% ownership interest in a publicly traded Licensee or in a publicly traded company affiliated with a Licensee; (iii) such person is an institutional investor which has less than a 5% ownership interest in a publicly traded Licensee or in a publicly traded company affiliated with a Licensee; (iv) such person is an institutional investor which possesses voting securities of a publicly traded Licensee or in a company affiliated with a Licensee in a fiduciary capacity and not for its own account (unless such person exercises voting rights with respect to 5% or more of such publicly traded company's outstanding voting securities);
(v) such person is a broker or dealer registered under the Exchange Act which possesses voting securities of a publicly traded Licensee or of a publicly traded company affiliated with a Licensee for the benefit of its customers and not for such person's own account and which does not exercise voting rights with respect to 5% or more of such publicly traded company's voting securities; (vi) such person is a broker or dealer registered under the Exchange Act and has an ownership interest in voting securities of a publicly traded Licensee or of a publicly traded company affiliated with a Licensee as a market maker in such voting securities (unless such person exercises voting rights with respect to 5% or more of such outstanding voting securities); (vii) such person is an underwriter of voting securities of a publicly traded Licensee or of a publicly traded company affiliated with a Licensee and has an interest in such voting securities during the course of an underwriting (unless such person exercises voting rights with respect to 5% or more of such publicly traded company's outstanding voting securities); provided, however, that such underwriter may not possess such an interest in such voting securities longer than 90 days after the beginning of such underwriting; or (viii) such person possess voting securities of a publicly traded Licensee or of a publicly traded company affiliated with a Licensee in such person's capacity as a book-entry transfer facility (unless such person exercises voting rights with respect to 5% or more of such publicly traded company's outstanding voting securities). For purposes of the above discussion, a person is not be deemed to have an "ownership interest" in a Licensee if such person's sole ownership interest in such Licensee is through the ownership of less than 5% of the voting securities of (a) such Licensee, if such Licensee's Securities are publicly traded, or (b) a publicly traded company affiliated with such

Licensee. The Company's and its shareholders' business opportunities in Colorado are limited to such interests that comply with the Colorado Regulations and Gaming Commission's rules.



     In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines may have an interest in any casino operator, allow any of its officers to have such an interest, employ any person if such person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer's or distributor's business. The Gaming Commission has ruled that a person does not have a "substantial interest" in a manufacturer, distributor, operator or retailer licensee if it directly or indirectly owns less than 5% of such voting securities of a licensee.



     Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, the Company and shareholders of the Company, may be required to supply the Gaming Commission with substantial information, including, but not limited to, personal, criminal and financial background information, date of birth, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, fingerprints and a photograph. Such information, investigation and licensing as an "associated person" automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly own 10% or more of a legal, beneficial or voting interest in the Company. Such persons must report his or her interest and file appropriate applications for a finding of suitability within 45 days after acquiring such interest. Persons directly or indirectly having a 5% or more interest in the Company must report his or her interest to the Gaming Commission within 10 days after acquiring such interest, may be required to provide additional information, and must be found suitable as required by the Division or the Gaming Commission. If certain institutional investors provide certain information to the Gaming Commission, such investors, at the Gaming Commission's discretion, may be permitted to own up to 14.99% of the Casino, through their ownership in the Company, before being required to be found suitable. All licensing and investigation fees must be paid to the Division by the person or entity in question.



     The Gaming Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of (i) all persons licensed pursuant to the Colorado Limited Gaming Act, (ii) all officers, directors and shareholders of a licensed privately held corporation, (iii) all officers, directors and shareholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation, (iv) all general partners and all limited partners of a licensed partnership, (v) all persons which have a relationship similar to that of an officer, director or shareholder of a corporation (such as members and managers of a limited liability company),
(vi) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of a limited stakes gaming operation, (vii) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited stakes gaming operations, equipment, devices or premises, (viii) all persons who may influence the operation of a licensee in any material manner, and (ix) all persons who may have access to gaming proceeds or the accounting or reporting therefor.



     In addition, under the Colorado Regulations, every person who is a party to a "gaming contract" with an applicant for a license, or with a licensee, upon the request of the Gaming Commission or the Director, promptly must provide to the Gaming Commission or Director all written gaming contracts and summaries of oral gaming contracts. Information which may be requested includes financial history, financial holdings, real and personal property ownership, interest in other companies, criminal history, personal history and associations, character, reputation in the community, and all other information which might be relevant to a determination whether such person would be suitable to be licensed by the Gaming Commission. Failure to provide all information requested constitutes sufficient grounds for the Director or the Gaming Commission to require a licensee or applicant to terminate its "gaming contract" with any person who failed to provide the information requested. In addition, the Director or the Gaming Commission may require changes in "gaming contracts" before an application is approved or participation in the contract is allowed. A "gaming contract" is defined as an agreement in which a person does business with, or on the premises of, a licensed entity.

     An application for licensure or suitability may be denied for any cause deemed reasonable by the Gaming Commission or the Director, as appropriate. Specifically, the Gaming Commission and the Director must deny a license to any applicant who (i) fails to prove by clear and convincing evidence that he or she is qualified; (ii) fails to provide information and documentation required by law or requested by the Director or the Gaming Commission (iii) has been, or is a director, officer, general partner, shareholder, limited partner or other person who has a financial or equity interest in the applicant, and who has been convicted of certain crimes, including gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes, has served a sentence for any felony or certain misdemeanors in any correctional facility within the last 10 years, is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (iv) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses. If the Gaming Commission or the Director determines that a person or entity is unsuitable to own interests in the Company, the Company and the Casino may be sanctioned; such sanctions may include the loss by the Company and the Casino of their respective approvals and licenses.



     The Gaming Commission does not need to approve in advance a public offering of securities, but rather requires a filing of notice and additional documents with regard to such public offering. The Gaming Commission must receive notice of a public offering to be registered with the Commission no later than 10 business days after the initial filing of the registration statement with the Commission, or for any other type of public offering, 10 days prior to the public use or distribution of any offering document if (i) the licensee is not a publicly traded corporation, or (ii) the licensee is a publicly traded corporation which intends to use the proceeds of the offering to pay for the construction of Colorado gaming facilities, to acquire any interest in Colorado gaming facilities, to finance operation of Colorado gaming facilities, or to retire or extend obligations incurred for one or more purposes set forth above. Under the Colorado Regulations, the Gaming Commission may, in its discretion, require additional information and prior approval of such public offering. In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as the Company, from paying dividends, interest or other remuneration to any unsuitable person, or recognizing the exercise of any voting rights by any unsuitable person. Further, the Colorado Regulations require anyone who has a material relationship to or a material involvement with a licensee, including a director or officer of a corporation or any person who exercises significant influence upon the management or affairs of a corporation, such as the Company, to file for a finding of suitability if required by the Gaming Commission.



     In addition to its authority to deny an application for a license or suitability, the Gaming Commission has jurisdiction to disapprove a change in corporate ownership, including investors, lenders or anyone who may have an interest in gaming proceeds of a licensee and may have such authority with respect to any entity which is required to be found suitable by the Gaming Commission. The Gaming Commission has the power to require the Company and the Casino to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities, and may have such power with respect to any entity which is required to be found suitable. A person or entity may not sell, lease, purchase, convey or acquire a controlling interest in the Company without the prior approval of the Gaming Commission. Except as otherwise provided in the definition of "ownership interest," the Company may not sell any interest in the Company without the prior approval of the Gaming Commission. Ongoing reporting to the Gaming Commission is required. Each licensee must report, at least quarterly, the names and addresses of any person, including a lending agency, who may share in the revenues of limited stakes gaming, whether as owner, assignee, landlord or otherwise. This requirement extends to anyone to whom an interest or share in the profits of limited stakes gaming have been pledged or hypothecated as security for a debt, the performance of an act, or a contract of sale. Licensees are also required to notify the Director in writing of any criminal conviction and any pending criminal charge, within 10 days of arrest, summons or conviction. Licensees are also required to report any known or suspected violations of Colorado's gaming laws to the Division. Failure to report any required information may lead to revocation or summary suspension of the licensee's license.



     The Casino must meet certain architectural requirements, fire safety standards and standards for access for disabled persons. The Jubilee also must not exceed certain gaming square footage limits as a total of each floor and the entire building. The Jubilee may operate only between 8:00 a.m. and 2:00 a.m., and may permit only individuals 21 years or older to gamble in the Casino. It may permit slot machines, blackjack and poker, with a maximum single bet of $5.00. The Casino may not provide credit to its gaming patrons and no licensee may provide credit to any person for the purpose of gaming.



     The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds. The Gaming Commission has set a gaming tax rate of 2% on adjusted gross gaming proceeds of up to and including $2.0 million, 4% over $2.0 million up to and including $4.0 million, 14% over $4.0 million up to and including $5.0 million, 18% over $5.0 million up to and including $10.0 million, and 20% in excess of $10.0 million. The Gaming Commission also has imposed an annual device fee of $75 per gaming device. The Gaming Commission may revise the gaming tax rate and device fee from time to time. Cripple Creek has imposed an annual fee of $1,200 per gaming device and may revise the same from time to time.



     Federal Environmental Regulations. A portion of one of the parcels of real estate owned by the Company in Cripple Creek is subject to federal environmental regulations relating to wetlands. The Army Corps of Engineers has issued a Cease and Desist Order (the "Order") with respect to a portion of the 15 lot parcel owned by the Company across Myers Avenue from the Casino. The order relates to the prior owner of the land using it in such a way so as to actually divert the flow of the Cripple Creek. The Order affected all individuals who own land effected by the diversion of the creek, and was issued against the City of Cripple Creek.



     The Company has entered into a settlement agreement with the other affected landowners and, together with such landowners and the City of Cripple Creek, has submitted a proposal for settlement to the Army Corps. Pursuant to the terms of this settlement proposal, the Company would be required to pay approximately $270,000 to the Army Corps in the event that it ever developed the land. The Company currently has no plans to make use of these lots for other than parking.



     Liquor Control Regulations. The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado liquor agencies. All persons who directly or indirectly own 10% or more of the Company, must file applications and possibly be investigated by the Colorado liquor agencies. The liquor agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. All liquor licenses are revocable and not transferable. The liquor agencies have the full power to limit, condition, suspend or revoke any such license and any such disciplinary action could (and revocations would) have a material adverse effect upon the operations of the Company.



     Rather than a gaming tavern license, the Jubilee holds a hotel and restaurant liquor license for casino, hotel and restaurant operations. No person with an interest in the Company can have an interest in a Colorado liquor licensee which holds anything other than a hotel and restaurant liquor license, and such person specifically cannot have an interest in an entity which holds a gaming tavern license.



     Under the Colorado Regulations, the Company must repurchase the shares of Common Stock held by anyone found unsuitable at the lesser of the cash equivalent to the original investment in the Company or the current market price. Under the Colorado Regulations, the Company cannot make any distribution, pay any remuneration or recognize the vote of any unsuitable person. See "Description of Capital Stock."


     If, in the future, the Company operates licensed gaming businesses in other jurisdictions which regulate the ownership of its securities, a finding of unsuitability could require the Company to repurchase the securities of such person. The Company has no present plans, however, to operate a gaming business in any other jurisdiction.

SEASONALITY


     Although the Company's business may not be seasonal in the conventional sense, the highest levels of business activity occur in the tourist season, i.e. from May through October. Its base level, i.e. November through April, is fairly constant although weather conditions during this period can have a significant impact on business levels in Cripple Creek. Snow can render the mountainous roads that provide access to and from Cripple Creek hazardous, and patronage at the Casino is noticeably smaller when a snowfall occurs. The months of January, February and March are the slowest months in Cripple Creek.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICER AND KEY EMPLOYEE


     The directors, executive officers and key employees of the Company are as follows:



        NAME            AGE                    POSITION(S)
        ----            ---                    -----------
John H. Klinkhammer     60     Chairman and Director
Craig H. Forsman        49     Chief Executive Officer and Director
Stephen W. Sherf        49     Chief Financial Officer and Director
Ralf Hoehne             30     Vice President of Gaming Operations
Terrance P. DeRoche     50     Secretary and Director



     JOHN H. KLINKHAMMER. Mr. Klinkhammer is a founder of the Company and has served as its Chairman and a director of the Company since October 1995. Mr. Klinkhammer has served as Chairman and a Director of National Lodging since 1987. National Lodging is a hotel management and development company and is the principal shareholder of the Company. National Lodging owns four hotels and owns an interest in a fifth. National Lodging currently manages 14 hotels with approximately 1,400 rooms and is pursuing the development and management of additional hotels. Mr. Klinkhammer has been involved in hotel development for more than 20 years.



     CRAIG H. FORSMAN. Mr. Forsman has served as the Company's Chief Executive Officer and a director of the Company since October 30, 1995. For more than twelve years, Mr. Forsman has been involved in real estate acquisition, leasing and finance. From February 1989 through July 1995, Mr. Forsman served as Chief Executive Officer, President and a director of Sunrise Resources, Inc., an equipment leasing and financial services company. Prior thereto, Mr. Forsman served as Managing Director of Financial Services for Chrysler Systems Leasing, Inc. between April 1986 and February 1989; as Corporate Counsel/Equity Placement for DataServe Financial Services, Inc. between May 1985 and April 1986 and as Regional Acquisitions Manager for The Griffin Companies, Inc. between July 1984 and May 1985. Prior thereto, Mr. Forsman served as First Assistant County Attorney for Ramsey County, Minnesota, and as Special Assistant Attorney General for the State of Minnesota.



     STEPHEN W. SHERF. Mr. Sherf has served as the Company's Chief Financial Officer and as a director of the Company since October 1995. Mr. Sherf, a certified public accountant, has over 20 years of consulting experience in the hospitality industry and also serves as Vice President -- Development for National Lodging. Prior to joining National Lodging in November 1994, Mr. Sherf headed the Hospitality Consulting Group of Marquette Advisors, a hotel and gaming consulting firm for which he performed feasibility studies for hotels and casinos throughout the country. Between December 1990 and March 1992, Mr. Sherf was the executive vice president of Midwest Hospitality Advisors, which was acquired by Marquette Advisors. Both firms engaged in rendering consulting services for the hotel and gaming industries. Between July 1974 and November 1990 Mr. Sherf was affiliated with the accounting firm of Laventhol & Horwath. Between February 1983 and November 1990, Mr. Sherf was a partner of Laventhol & Horwath and was in charge of its upper midwest consulting practice.



     RALF HOEHNE. Mr. Hoehne was appointed Vice President of Gaming Operations of the Company in November 1996. Mr. Hoehne is the Company's casino manager and is in charge of the day-to-day operations of the Casino under the supervision of the Company's management. Mr. Hoehne has been involved in the Casino's management since June 1993. Between June 1992 and May 1993, Mr. Hoehne was the Casino's Transportation Coordinator. Between October 1990 and June 1992, Mr. Hoehne was marketing and sales Representative and Transportation Director for Vans to Vail, a transportation company located in Vail, Colorado.



     TERRANCE P. DEROCHE. Mr. DeRoche has served as Secretary and a director of the Company since October 1995. Mr. DeRoche also currently serves as President of National Lodging with which he has been affiliated since July 1993. Between June 1991 and July 1993, Mr. DeRoche served as a vice president of

FAXX, Inc. Since 1977 Mr. DeRoche has also maintained a business consulting practice. In August 1995, while serving as an officer and a director of Faxx Foods, Inc. ("FFI"), FFI consented to the entry of a Consent Agreement with the Securities Commissioner of North Dakota prohibiting FFI and its officers from transacting any securities business or from employing persons as securities salesmen in North Dakota, and paying $8,000 to the Commissioner for expenses in the proceedings.


     Immediately after the closing of this offering, and subject to investigation and approval of the Gaming Commission, the Company intends to appoint two independent directors to serve on its Board of Directors.


EXECUTIVE COMPENSATION


     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the fiscal years ended December 31, 1995 and 1996, by the Company's Chief Executive Officer. No officer has been paid more than $100,000 by the Company for the years presented.


                           SUMMARY COMPENSATION TABLE


                                                                     ANNUAL
                                                                 COMPENSATION(1)
                                                        FISCAL   ---------------
             NAME AND PRINCIPAL POSITION                 YEAR     SALARY/BONUS
             ---------------------------                ------   ---------------
Craig H. Forsman, Chief Executive Officer.............   1996    $75,000/$18,750
                                                         1995    $18,750/$18,750


---------------

(1) Mr. Forsman has served as the Company's Chief Executive Officer since October 30, 1995. Represents accrued salary and bonuses as of December 31, 1995 and 1996. Mr. Forsman was paid $6,250 during 1996.



     Salaries for Messrs. Forsman, DeRoche and Sherf are paid at the monthly rates of $6,250, $2,500 and $2,500, respectively, and bonuses for them have been accrued in the amounts of $18,750, $7,500 and $7,500, respectively. Mr. Hoehne is compensated at the base rate of $70,000 per annum. The Company has no retirement, pension or profit-sharing plans for officers and employees, other than an employee health insurance plan and an employee stock purchase plan.


DIRECTORS COMPENSATION

     The Company intends to issue stock options to its non-employee directors pursuant to its Director Stock Option Plan as discussed below.

EMPLOYMENT AGREEMENTS


     The Company has entered into an employment agreement dated December 2, 1996, with Ralf Hoehne, the Company's Vice President of Gaming Operations, at an annual salary of $70,000. Mr. Hoehne was also granted an option to purchase 20,000 shares of Common Stock at $4.35 per share. Mr. Hoehne's employment agreement provides that in the event that Mr. Hoehne's employment is terminated by the Company for any reason other than for cause, Mr. Hoehne shall receive a payment equal to three months of his annual salary if he is terminated prior to November 1, 1997, and a payment equal to four months of his annual salary if he is terminated after November 1, 1997. This agreement governs the employment relationship between Mr. Hoehne and the Company through October 1997, but remains in effect until terminated or such time as a new agreement is entered into between the parties.


1996 STOCK OPTION PLAN


     The Company has adopted the Jubilee Gaming Enterprises, Inc. 1996 Stock Option Plan (the "1996 Plan") which provides for the granting of options to designated employees and non-employees, including consultants of the Company, to purchase up to a maximum of 400,000 shares of Common Stock. To date the Company has granted stock options to each of Messrs. Forsman and Sherf for 40,000 shares of Common

Stock and to Mr. Hoehne for 20,000 shares of Common Stock. The options granted to Messrs. Forsman, Sherf and Hoehne are exercisable at $4.35 per share.

     The 1996 Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and non-statutory stock options (options which do not meet the requirements of Section 422). Under the 1996 Plan, the exercise price may not be less than the fair market value of the Common Stock on the date of the grant of the option.


     The Compensation Committee of the Board of Directors (the "Committee") administers and interprets the 1996 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Committee designates the optionees, the number of shares of Common stock subject to such options and the terms and conditions of each option. Certain changes in control of the Company will cause the options to vest immediately. Each option granted under the 1996 Plan must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the date of grant. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.


STOCK PURCHASE PLAN


     In October 1996, the Company adopted the Jubilee Gaming Enterprises, Inc. 1996 Stock Purchase Plan (the "Stock Purchase Plan"). A total of 150,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Board of Directors of the Company or by a committee appointed by the Board of Directors. Employees are eligible to participate after a year of employment with the Company if they are employed for at least 20 hours per week and more than five months per year. The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at 85% of the lower of the fair market value of the Common Stock on the offering date or at the end of each six-month period following the offering date during the applicable offering period. Employees may end their participation in the stock purchase plan at any time during the offering period, and participation ends automatically on termination of employment with the Company.


DIRECTOR STOCK OPTION PLAN


     The Company has not paid any cash compensation to a director in his capacity as a director and has no present plan to pay directors' fees. In October 1996, the Company adopted its 1996 Director Stock Option Plan (the "DSOP"), subject to shareholder approval, pursuant to which up to 200,000 shares of Common Stock are reserved for the grant of stock options to non-employee ("outside") directors. The definition of outside director contained in the DSOP excludes employees of affiliates of the Company who own 10% or more of the outstanding Common Stock of the Company. Under the DSOP, the Company will award each outside director 5,000 shares of Common Stock for each year of service as a director, not to exceed in the aggregate 25,000 shares per director. The term of each option granted under the DSOP is five years and the exercise price per share for stock granted under the DSOP is 100% of the fair market value per share on the date on which the respective option was granted.


INDEMNIFICATION


     Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes
Section 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees and disbursements) incurred by such persons in connection with the acts or omissions of such person in their official capacities. The Company's Restated and Amended Bylaws (the "Bylaws") provide for indemnification of officers and directors of the Company and certain other persons to the fullest extent permitted by law.
Section 302A.521 of the Minnesota Business Corporation Act also provides that the Company shall indemnify any director, officer, employee or agent of the Company made or threatened to be made a party to a legal proceeding, by reason of the former or present official capacity of the person, against judgements, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Minnesota Statutes and the foregoing Bylaws' provision, or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


DIRECTOR LIABILITY


     The Company's Articles of Incorporation, as amended and restated (the "Articles"), limit the liability of directors of the Company in their capacity as directors to the Company or its shareholders to the fullest extent permitted by Minnesota law. The Articles provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of federal or state securities laws, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of the provision in the Articles limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available.


                              CERTAIN TRANSACTIONS

REGENT GAMING ENTERPRISES TRANSACTION


     Pursuant to an Agreement effective October 30, 1995, between the Company and DeRoche, Swenson and Sherf, the Company acquired all of the interests of DeRoche, Swenson and Sherf in Regent, in exchange for the issuance of Common Stock to them in the following amounts: DeRoche (104,919 shares), Swenson (148,197 shares), and Sherf (140,328 shares). DeRoche, Swenson and Sherf were, as of such date, the sole shareholders of Regent. Regent was organized in 1994 for the purpose of raising capital, analyzing, negotiating and planning for the acquisition of the Casino. The founding shareholders of Regent were National Lodging, DeRoche, Swenson, Klas and Sherf. Prior to such transaction, DeRoche acquired National Lodging's interest in Regent, Swenson acquired 52% of Klas' interest in Regent, and Sherf acquired 48% of Klas' interest in Regent. The Company also assumed Regent's indebtedness to DeRoche, Swenson and Sherf in the following amounts: DeRoche ($65,000); Swenson ($7,604), and Sherf ($7,396), and also assumed accrued compensation due to DeRoche, Swenson and Sherf in the amount of $80,000. Messrs. DeRoche, Swenson, Sherf, Forsman and National Lodging may be deemed promoters of the Company. The cash investment in Regent of DeRoche, Swenson and Sherf was $20,000, in the following amounts: DeRoche ($6,000); Swenson ($7,292), and Sherf ($6,708). The foregoing transaction was effected for the purpose of acquiring any and all interests of Regent in the gaming opportunity in Cripple Creek which had been developed by Regent. Such transaction was not, however, effected on an arm's-length basis, and there can be no assurance that the transaction was equivalent to, or as fair to the Company, as a comparable transaction concluded on a arms-length basis between unrelated parties.

NATIONAL LODGING COMPANIES TRANSACTIONS


     Acquisition of Jubilee. National Lodging, as one of its activities, had been actively seeking a project for development in Cripple Creek since early 1994. In 1995, Regent joined the search for a suitable project in Cripple Creek. The 1995 financial statements of the Company present the combined results of the Company, Regent and the acquisition activities of National Lodging related to the Jubilee. Between March 1994 and October 1995, National Lodging had expended approximately $884,000 to develop a project in Cripple Creek and to ultimately acquire the Jubilee. In the process of combining the activities of the three entities mentioned above as they relate to the Company, approximately $710,000 of the $884,000 has been capitalized by the Company. Such expenditures included the following:


Miscellaneous expenditures, salaries and overhead.........  $101,500
Legal and other professional fees.........................    63,856
Travel expenses...........................................     3,953
Printing expenses.........................................     1,005
Architect and engineering fees............................   204,234
Real estate option payments...............................    10,000
Finder's fee (real estate)................................   102,800
Miscellaneous costs and expenses..........................   396,906
                                                            --------
          Total...........................................  $884,254
                                                            ========


     On October 31, 1995, the Company and National Lodging, on the one hand, and the Partnership and other selling parties (collectively, the "Sellers") on the other hand entered into a Partnership Interest and Stock Acquisition Agreement (the "Jubilee Agreement") pursuant to which the Company acquired the Sellers' entire interest in the Partnership, including all of the outstanding capital stock of the general partner of the Partnership, Cripple Creek Corporation, in exchange for 393,750 shares of National Lodging common stock valued at $4.00 per share. The per share value of the shares of National Lodging common stock was determined through negotiations with the owners of the Partnership based upon other transactions in such stock prior to 1995. The primary property owned by the Partnership was the Casino. In exchange for National Lodging's interests in the Casino project, and its issuance of 393,750 shares of its stock to acquire the Jubilee and additional real estate to be used for future development of the Hotel and related parking, the Company issued to National Lodging 1,022,951 shares of Common Stock. In January 1996, the Company, in connection with the settlement of a lawsuit brought by National Lodging against Grand National Hotel & Casino, Inc., Orr Properties, Inc., Ronald V. Ortner, Joan L. Ortner and Michael R. Reeg paid $87,800 to acquire and develop land in the vicinity of the Jubilee through a partnership. The Company subsequently acquired 28 lots that had been controlled by such partnership. The Company and National Lodging agreed that the expense relating to the settlement of such litigation was an expense relating to the Casino acquisition and expansion contemplated by the Company and that, accordingly, such expense should be borne by the Company, even though the Company was not a named party.



     Consulting and Management Services. From time to time, National Lodging has provided services to the Company and is expected to provide services to the Company in the future in connection with the development of the Hotel. Services have been billed by National Lodging in agreed upon amounts through March 31, 1997 totalling approximately $57,000. The Company intends to negotiate directly with National Lodging for future services on an as-needed basis at such rates as may be customary or deemed reasonable by the Company. The Company also expects that it will enter into an agreement for the management of the Hotel by National Lodging upon completion of the expansion project. The Company anticipates that payments to National Lodging under such agreement will be equal to 4% of room sales. The Company has agreed that all fees payable to National Lodging for such services and the terms of any management contract will be consistent with industry standards and will be no less favorable to the Company than could be obtained by the Company negotiating with an unrelated party on an arm's-length basis. Arrangements for such services and payment therefor will be approved and determined by a committee of disinterested directors or disinterested persons who have no direct or indirect interest in National Lodging and have never been employed by National Lodging. Until disinterested directors of the Company are appointed or elected, a committee of disinterested persons will approve all contracts with, and expenditures relating to, services rendered by National Lodging to the Company. The Company believes that all services rendered by National Lodging as of the date of this prospectus were on terms at least as favorable to the Company as could be obtained by the Company negotiating with unrelated parties on an arm's-length basis.



     Office and Administrative Support. National Lodging provides the Company with offices, clerical, accounting and other support services for an agreed-upon flat charge of $4,000 per month. Through March 31, 1997, an aggregate of $84,000 has accrued and is due and owing to National Lodging for such office services. This arrangement is terminable at the will of the parties.



     Advances. The Company is indebted to National Lodging for National Lodging's non-interest bearing advances to or on the Company's behalf netting to approximately $239,000 through March 31, 1997. Between March 1995 and March 1997, National Lodging loaned the Company an aggregate of $484,000. The Company will pay from the net proceeds of this offering $187,000, representing a portion of the balance of such advances. The Company intends to repay the balance of the amounts due National Lodging out of available working capital funds upon the completion of the Hotel development and Casino expansion project.



TRANSACTIONS WITH CHIEF EXECUTIVE OFFICER AND OTHERS



     On October 31, 1995, the Company borrowed $500,000 from Craig H. Forsman, the Company's Chief Executive Officer, evidenced by the Company's promissory note in such amount bearing interest at the rate of 15% per annum for the first six months after the date of the note and 20% per annum thereafter. The loan was secured by deeds of trust in six lots purchased by the Company in Cripple Creek. The note was extended by Mr. Forsman through February 28, 1997, but was repaid from the proceeds of the MS Financing. In connection with the loan, the Company issued to Mr. Forsman a warrant to purchase 70,820 shares of Common Stock exercisable at $1.91 per share. Concurrent with the foregoing $500,000 loan transaction, Mr. Forsman purchased an aggregate of 131,148 shares of Common Stock from the Company for $80,000. On January 17, 1996, Mr. Forsman loaned the Company an additional $45,000 on the same terms and conditions as the $500,000 loan, and was issued a warrant to purchase 7,082 shares of Common Stock exercisable at $1.91 per share. Such loan has also been repaid.


REGISTRATION RIGHTS


     Pursuant to the terms of the foregoing agreements among the Company and Messrs. Swenson, Sherf and DeRoche, the Company and National Lodging and the Company and Mr. Forsman, the Company has granted such parties rights to require the registration under the Act of the shares of Common Stock issued to them comparable to the registration rights granted to the Representative, subordinate however, to prior rights of the Representative to sell its shares acquired upon exercise of the Representative's Warrant. Such registrations would be at the expense of the Company. Such registration rights have been waived by such individuals with respect to this offering. See "Underwriting."



MILLER AND SCHROEDER FINANCING



     The Company has applied to MSIC for a 12-month, $15.0 million construction loan which, by its terms, will automatically convert into a 10-year interest bearing mortgage upon completion of the Casino expansion and Hotel development project. The closing of this loan and the closing of this offering are to occur simultaneously. This loan will be jointly and severally guaranteed (collectively, the "Guarantee") by National Lodging and Messrs. Forsman, Sherf and DeRoche. National Lodging and Messrs. Forsman, Sherf and DeRoche intend to enter into an agreement with respect to the Guarantee pursuant to which (i) National Lodging will be solely responsible to make any required payments under the Guarantee to the extent of all its available assets in the event the parties are called-upon to make payments under the Guarantee; (ii) Messrs. Forsman, Sherf and DeRoche will be secondarily responsible to provide all amounts due under the Guarantee in the event that the parties are called upon to make payments under the Guarantee and National Lodging, after exhausting all available assets, is unable to make such payments; and (iii) National Lodging and Messrs. Forsman, Sherf and DeRoche will be paid $75,000 annually for each year the Guarantee remains effective, commencing upon the completion of the Hotel development and Casino expansion project and subject to available cash flow. See "Business -- Project Costs."



     The Guarantee, pursuant to the terms of the MISC financing, will lapse after two years, provided that the Company is able to satisfy minimum requirements provided for in such financing during such two-year period.



GUARANTEE BY CHIEF EXECUTIVE OFFICER AND OTHERS



     In February 1997, the Company received a revolving line of credit from Riverside Bank, Minneapolis, Minnesota. This credit line is unsecured, bears interest at the rate of the prime rate plus three-quarters of a percent and has been personally guaranteed by Messrs. Forsman, Sherf, Klinkhammer and DeRoche. This line of credit is due on September 6, 1997.


SHAREHOLDERS' VOTING AND CONTROL AGREEMENT


     In November 1996, the Company's shareholders entered into a Shareholder Voting and Control Agreement (the "Shareholders' Agreement") for the purpose of controlling certain aspects of the business and affairs of the Company relating to the composition of its Board of Directors. The Shareholders' Agreement, provides, among other things, that the Company's existing directors are divided into two groups, the "Lodging Directors," consisting of John H. Klinkhammer and DeRoche, and the "Gaming Directors," consisting of Messrs. Forsman and Sherf. Under the Shareholders' Agreement, the Lodging Directors will have the right to designate two members of the Company's Board of Directors and the Gaming Directors will have the right to designate three members of the Company's Board of Directors. Messrs. Forsman and Sherf have agreed to vote their shares of Common Stock in favor of Directors designated by the Lodging Directors, and Messrs. Klinkhammer and DeRoche have agreed to vote their shares of Common Stock in favor of the election of persons designated by the Gaming Directors. In addition, the parties to the Shareholders' Agreement have agreed that two additional disinterested Directors shall be designated and elected to the Board of Directors, subject to such persons being found suitable by the Gaming Commission. Such disinterested Directors shall be persons designated by a resolution of the Board of Directors in which Lodging Directors and a majority of Gaming Directors shall have voted in favor of such independent director nominees. Messrs. Forsman, Sherf, DeRoche and Klinkhammer have agreed to vote their shares of Common Stock in favor of the election of designated Lodging and Gaming Directors, and for independent directors designated by Lodging and a majority of Messrs. DeRoche, Sherf, and Forsman. The Shareholders' Agreement terminates on January 1, 2001, unless extended for up to one additional year by written consent of Lodging and the holders of a majority of the shares of Common Stock then owned by Messrs. DeRoche, Sherf and Forsman. Such parties may also amend or terminate the Shareholders' Agreement. The Agreement also terminates at such time as National Lodging owns 20% or less of the outstanding Common Stock.

                             PRINCIPAL SHAREHOLDERS


     The following table contains certain information as of March 31, 1997 as to the number of shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each person who is a director of the Company, and (iii) all persons who are directors and officers of the Company as a group, and as to the percentage of the outstanding shares of Common Stock held by them on such date. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Unless otherwise indicated, the address of the following entity and individuals is 9855 West 78th Street, Suite 220, Minneapolis, Minnesota 55344.



                                                                           PERCENTAGE OF
                                                                        OUTSTANDING SHARES
          NAME OF BENEFICIAL              NUMBER OF SHARES       ---------------------------------
            OWNER OR GROUP              BENEFICIALLY OWNED(1)    BEFORE OFFERING    AFTER OFFERING
          ------------------            ---------------------    ---------------    --------------
National Lodging Companies, Inc.......       1,022,951                 63%                32%
John H. Klinkhammer...................       1,022,951(2)              63                 32
Craig H. Forsman......................         219,050(3)              13                  7
Stephen W. Sherf......................         150,328(4)               9                  5
Terrance P. DeRoche...................         104,919                  6                  3
Robert J. Swenson
  3630 Knoll Ridge Drive
  Eagan, Minnesota 55122..............         148,197                  9                  5
All directors and officers as a group
  (4 persons).........................       1,497,248                 87%                45%


---------------

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days. The same shares may be beneficially owned by more than one person.

(2) Includes 1,022,951 shares of Common Stock owned by National Lodging of which Mr. Klinkhammer is the Chairman and principal shareholder.


(3) Includes 77,902 and 10,000 shares of Common Stock purchasable upon exercise of stock purchase warrants and options, respectively.



(4) Includes 10,000 shares of Common Stock purchasable upon exercise of options.


                              DESCRIPTION OF UNITS
UNITS


     Each Unit offered hereby consists of one share of Common Stock and one Redeemable Warrant. The Redeemable Warrants are immediately exercisable and separately transferable from the Common Stock. Each Redeemable Warrant entitles the holder to purchase, at anytime until redemption or five years following the date of this Prospectus, one share of Common Stock at an exercise price of $6.50, subject to adjustment.


COMMON STOCK


     A description of the Common Stock is set forth elsewhere in this Prospectus. See "Description of Capital Stock -- Common Stock."


REDEEMABLE WARRANTS

     The Redeemable Warrants included as part of the Units being offered hereby will be issued under and governed by the provisions of a Warrant Agreement (the "Warrant Agreement") between the Company and Norwest Bank Minnesota, National Association, as Warrant Agent (the "Warrant Agent"). The following summary of the Warrant Agreement is not complete and is qualified in its entirety by reference to the Warrant

Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.



     The shares of Common Stock and the Redeemable Warrants offered as part of the Units are immediately detachable and separately transferable. One Redeemable Warrant entitles the holder thereof ("Warrantholder") to purchase one share of Common Stock during the five years following the date of this Prospectus (subject to earlier redemption), provided that at such time a current prospectus relating to the shares of Common Stock issuable upon exercise of the Redeemable Warrants is in effect and the issuance of such shares is qualified for sale or exempt from qualification under applicable state securities laws. Each Redeemable Warrant will be exercisable at an exercise price of $6.50 per share, subject to adjustment in certain events.



     The Redeemable Warrants are subject to redemption by the Company beginning 90 days after the date of this Prospectus, on not less than 30 days' written notice, at a price of $.01 per warrant at any time following a period of any 20 consecutive trading days on which the per share closing bid price of the Common Stock exceeds $10.00 (subject to adjustment). For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by The Nasdaq Stock Market (so long as the Common Stock is quoted on Nasdaq). Holders of Redeemable Warrants will automatically forfeit all rights thereunder, except the right to receive the $.01 redemption price per warrant, unless the Redeemable Warrants are exercised before they are redeemed.


     The Warrantholders are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. The Redeemable Warrants are in registered form and may be presented for transfer, exchange or exercise at the office of the Warrant Agent. Although the Company has applied for listing of the Redeemable Warrants on the Nasdaq SmallCap Market, there is currently no established market for the Redeemable Warrants, and there is no assurance that any such market will develop.

     The Warrant Agreement provides for adjustment of the exercise price and the number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution in certain events, including stock dividends, stock splits, reclassification, and any combination of Common Stock, or the merger, consolidation or disposition of substantially all of the assets of the Company.

     The Redeemable Warrants may be exercised upon surrender of the certificate therefor on or prior to the expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the certificate properly completed and executed as indicated, accompanied by payment of the full exercise price (by certified or cashier's check payable to the order of the Company) for the number of shares of Common Stock being purchased.


     The Company has sufficient shares of Common Stock authorized and reserved for issuance upon exercise of the Redeemable Warrants, and such shares when issued will be fully paid and nonassessable. Purchasers of Units will be able to exercise the Redeemable Warrants only if a registration statement covering the Common Stock underlying the Redeemable Warrants is then in effect under the Act and only if such Common Stock is qualified for sale or exempt from qualification under applicable securities laws of the states in which the holders of the Redeemable Warrants reside. Although the Company will use its best efforts (i) to maintain the effectiveness of a registration statement covering the Common Stock underlying the Redeemable Warrants pursuant to the Act and (ii) to maintain the registration of such Common Stock under the securities laws of the states in which the Company initially qualifies the Units for sale in this offering, there can be no assurance that the Company will be able to do so. The Company will not be able to issue shares of Common Stock to those persons desiring to exercise the Redeemable Warrants if a registration statement is not kept effective under the Act or if the Common Stock underlying the Redeemable Warrants is not qualified or exempt from qualification in the state where the holders of the Redeemable Warrants reside. In such a case, the holders of the Redeemable Warrants could lose the benefit of owning the Redeemable Warrants unless they could resell the Redeemable Warrants.



     For the period during which the Redeemable Warrants are exercisable, the holder or holders thereof will have the opportunity to profit from the rise in the market value of the Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Redeemable Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Redeemable Warrants. Such fact may adversely affect the terms on which the Company can obtain additional financing.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain federal income tax consequences relating to this offering of Units under presently existing provision of the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable authority. The following statements may not be authoritative in individual cases, and each investor should consult his or her own tax advisor concerning this offering, including the tax consequences under state, local, foreign and other tax laws.


     A holder's basis in the shares of Common Stock and the Redeemable Warrant purchased as a Unit generally will be determined by allocating the purchase price of the Unit to the Common Stock and Redeemable Warrant comprising such Unit on the basis of their respective fair market values. Upon a sale of Common Stock or a Redeemable Warrant, the holder thereof will recognize long-term or short-term capital gain or loss, depending upon whether the holding period is more or less than one year, assuming such holder is not a dealer in the Common Stock or Redeemable Warrants and the Common Stock is, or would be when acquired, a capital asset in the hands of the holder. The amount of gain or loss will be the difference between the amount realized and the tax basis, as adjusted, of the Common Stock or Redeemable Warrant sold. The redemption of a Redeemable Warrant may also be considered a sale or exchange so that any gain or loss recognized as a result thereof may also be a capital gain or loss. Any loss realized by a holder of a Redeemable Warrant due to the failure to exercise prior to the expiration date will be treated as a capital loss.


     Generally, a holder of Redeemable Warrants will not recognize any gain or loss on the purchase of Common Stock for cash upon exercise of the Redeemable Warrants. The tax basis of the Common Stock received will be equal to the tax basis, as adjusted, in the Redeemable Warrants so exercised, plus the cash exercise price. The holding period of the Common Stock received upon exercise of a Redeemable Warrant for cash will not include the period during which the Redeemable Warrant was held, but will commence only upon the exercise date of the Redeemable Warrant.


     Although an adjustment of the exercise price or number of shares of Common Stock purchasable upon exercise of the Redeemable Warrants to protect Warrantholders against dilution will generally not result in the recognition of income, Section 305 of the Code and the applicable Treasury regulations promulgated thereunder may result in a deemed dividend to holders of Redeemable Warrants as a result of adjustments, or a failure to make adjustments, to the exercise price of the Redeemable Warrants which may occur under certain circumstances following the issuance thereof.


                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 50,000,000 shares, no par value, including 45,000,000 shares designated as Common Stock, and 5,000,000 shares of undesignated preferred stock. As of the date of this Prospectus, nine persons held the 1,623,611 shares of Common Stock outstanding.


COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the Company's shareholders. There is no cumulative voting for the election of directors, which means that the holders of more than 50% of the outstanding Common Stock voting for the election of directors could elect all of the directors of the Company to be elected, if they so chose. Subject to preferences that may be applicable to any outstanding preferred stock and to limitations on declaring dividends that may exist in loan agreements between the Company and its creditors, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor and are entitled to share ratably in all assets of the Company available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Company. None of the loan or similar agreements to which the Company is a party currently prohibit the Company from declaring dividends on shares of its Common Stock. Holders of Common Stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are, and shares purchased in this offering will be, fully paid and nonassessable.


PREFERRED STOCK


     The Articles authorize the Board of Directors of the Company, without further shareholder action (except for approval of holders of preferred stock, if required), to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval (except for approval of holders of preferred stock, if required), issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company or making removal of management more difficult.


OTHER WARRANTS


     As of March 31, 1997, the Company had outstanding warrants to purchase an aggregate of 88,132 shares of Common Stock of the Company at an exercise price of $1.91 per share. Such warrants were issued in connection with prior financing transactions by the Company. The holders of such warrants, as such, are not entitled to vote, receive dividends or exercise any of the rights of holders of shares of Common Stock for any purpose until such warrants have been duly exercised and payment of the purchase price has been made. These warrants contain customary anti-dilution provisions. See "Certain Transactions."


PROVISIONS OF THE COMPANY'S ARTICLES AND MINNESOTA BUSINESS CORPORATION ACT


     The existence of authorized but unissued preferred stock described above, and certain provisions of the Company's Articles and Minnesota law, described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board, but could discourage an unsolicited takeover of the Company if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. These provisions could have the effect of discouraging some attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.



     Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.



     Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.


RESTRICTIONS ON CAPITAL STOCK; COMPANY RIGHT TO REDEEM SECURITIES


     Article 8 of the Articles provides that the Company may not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations adopted thereunder, or any other gaming laws or the regulations adopted thereunder to which the Company may be subject. The certificates for the Common Stock and Redeemable Warrants contain a legend which makes reference to restrictions of such gaming laws and regulations.


     If the Gaming Commission or any other state gaming authority at any time determines that a holder of voting securities of the Company is unsuitable to hold such securities, then the Company may within 60 days after the finding of unsuitability purchase the voting securities at the lesser of (i) the cash equivalent of such person's investment in the Company, or (ii) the current market price as of the date of the finding of unsuitability, unless such voting securities are transferred to a suitable person within 60 days after the finding of unsuitability. Unsuitability includes prior convictions of various crimes, association with organized crime, drunk driving convictions, failure to pay taxes and other indicia of lack of moral character and financial integrity.


     In addition, shares of Common Stock are subject to redemption by the Company if in the judgment of the Board of Directors such action would be necessary to obtain a license or franchise or to prevent the loss or secure the reinstatement of any license or franchise of the Company from any governmental agency, and the license or franchise is conditioned upon some or all of the holders of the stock of the Company possessing prescribed qualifications. The terms and conditions of the redemption are as follows:



     The redemption price of the securities to be redeemed will be equal to the fair market value (as defined below) of the shares. The redemption price may be paid in cash, redemption securities (as defined below) or any combination thereof. At least 30 days' written notice of the redemption date must be given to the recordholders of the shares selected to be redeemed.



     The term "fair market value" means the average closing price for the 45 most recent days on which shares of stock traded preceding the date on which notice of a redemption is given. A "redemption security" means any debt or equity security of the Company having such terms and conditions as are approved by the Company's Board of Directors.



     In the event the Company shall hold, or apply for, a gaming license or permit in a jurisdiction other than, or in addition to, Colorado (an "Other Jurisdiction"), the laws and regulations of the Other Jurisdiction shall also govern the issuance of the securities of the Company and obligations of the beneficial owners of its securities. The provisions of Article 8 of the Articles shall be applicable, to the extent necessary for purposes of regulating the issuance and ownership of the Company's securities and the obligations of the beneficial owners of its securities under the laws and regulations of an Other Jurisdiction and applied in a manner to enable the Company to obtain and maintain a gaming license or permit in such Other Jurisdiction.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Units, Redeemable Warrants and Common Stock of the Company is Norwest Bank Minnesota, National Association, Saint Paul, Minnesota.

                       SHARES ELIGIBLE FOR FUTURE RESALE


     As of the date of this prospectus, the Company has outstanding 1,623,611 shares of Common Stock and has 100,000 and 88,132 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants, respectively. Of the 3,223,611 shares to be outstanding after this offering, the 1,600,000 shares of Common Stock sold to the public as a part of the Units offered hereby will be freely tradeable without restrictions or registration under the Act. The remaining outstanding shares are restricted securities under the

Act and will become freely tradeable without restrictions or registration under the Act, after expiration of applicable holding periods. In connection with this offering, all executive officers, all directors and the principal shareholders of the Company have agreed not to offer, sell or otherwise dispose of a total of 1,557,248 shares held by them for a period of 18 months after the effective date of this offering, without the prior written consent of the Representative. Sales of substantial amounts of the Company's securities, including the securities offered hereby, could adversely affect prevailing market prices of the Company's securities and the Company's ability to raise additional capital by occurring at a time when it would be beneficial for the Company to sell securities.



     In general, under Rule 144 a person (or persons whose sales are aggregated) who beneficially owns shares last acquired privately from the Company or an affiliate of the Company at least one year previously is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the three months preceding a sale, and who beneficially owns shares last acquired from the Company or an affiliate of the Company at least two years previously is entitled to sell all such shares under Rule 144 without regard to any of the limitations of the Rule.



     In addition, Rule 144A promulgated under the Act, as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100.0 million in securities or is a registered broker-dealer that owns and invests $10.0 million in securities. Rule 144A allows the existing shareholders of the Company to sell their shares to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to nonaffiliates do not lose their status as restricted securities.

                                  UNDERWRITING


     The underwriters listed below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Units set forth opposite their names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the Units if any of the Units are purchased.



                                                              NUMBER OF
                    NAME OF UNDERWRITER                         UNITS
                    -------------------                       ---------
H.J. Meyers & Co., Inc......................................

                                                              ---------
          Total.............................................  1,600,000
                                                              =========



     The Underwriters have advised the Company that they propose to offer the Units to the public at an offering price of $5.00 per Unit and that Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess of $ per Unit, no portion of which may be reallowed to certain other dealers. After commencement of this offering, the public offering price and concession may be changed.



     The Underwriters have advised the Company that they do not intend to sell any of the securities offered hereby to accounts for which they exercise discretionary authority.



     This Offering is subject to the Company's closing on a $15.0 million construction loan, which loan will be used, in part, to finance the development of the Hotel and expansion of the Casino. See "Risk Factors -- Proceeds from Offering Inadequate to Fund Business Plan; Need for Additional Financing" and "Business -- Project Costs."



     The Company has granted to the Underwriters an option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to a maximum of 240,000 additional Units on the same terms set forth above. The Underwriters may exercise such right only to satisfy overallotments in the sale of the Units. To the extent the Overallotment Option is exercised, the Underwriters and the Company have agreed that the first $391,500 of the net proceeds thereof will be used by the Company to redeem 90,000 shares of Common Stock owned by National Lodging.



     The Company has agreed to pay to the Representative a nonaccountable expense allowance equal to 3% of the total proceeds of the offering, or $240,000 ($276,000 if the Underwriters exercise the overallotment option in full), of which $53,000 has already been paid. In addition to the Underwriters' commissions and Representative's expense allowance, the Company is required to pay the costs of qualifying the Units under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $260,000.



     At the closing of the offering, the Company will sell to the Representative for $5.00, a warrant (the "Representative's Warrant") to purchase for investment a maximum of 160,000 Units. The Units subject to the Representative's Warrant will be identical to the Units sold to the public except for the purchase price as provided below. The Representative's Warrant shall be non-exercisable and transferable only to officers of the Representative for a period of 12 months after the date of this Prospectus and shall be exercisable and transferable only for a period of four years thereafter. The exercise price of the Representative's Warrant is 120% of the public offering price per Unit, or $6.00.


     The Representative's Warrant will contain anti-dilution provisions providing for adjustment in the event of any stock dividend, stock split, recapitalization, reclassification or similar transaction. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised and Units are purchased thereunder.

     The Representative's Warrant and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Act. The Company has agreed that, upon written request by a holder or holders of 50% or more of the Representative's Warrants which is made during the exercise period of the Representative's Warrant, the Company will, on two separate occasions, register the Representative's Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Representative's Warrant.



     For the period during which the Representative's Warrant is exercisable, the holder or holders will have the opportunity to profit from the rise in the market value of the Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Representative's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrant. Such fact may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Act.



     The Company has agreed to enter into a one-year consulting agreement with the Representative, pursuant to which the Representative will act as a financial consultant to the Company, commencing on the closing date of this offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company, and at the prior written request of the principal executive officer of the Company, has agreed to consult with the Company relating to corporate financing and other financial service matters. The Representative will make available qualified personnel for this purpose. The consulting fee of $72,000 will be payable, in full, on the closing date of this offering.


     The Company has agreed that it will engage a public relations firm acceptable to the Representative and the Company. The Company has also agreed to maintain a relationship with such public relations firm for a minimum period of 24 months and on such other terms as are acceptable to the Representative.


     Officers, directors and substantially all of the holders of 5% or more of the Company's outstanding capital stock have agreed that they will not sell any Common Stock owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this offering) for 18 months following the date of this prospectus, without the Representative's prior written consent.



     The Company has agreed that for a period of 12 months from the date of this prospectus, it will not sell any securities (with the exception of the shares of Common Stock issuable upon exercise of currently outstanding options or warrants) without the prior written consent of the Representative, which consent shall not be unreasonably withheld. The Company has agreed that for a period of 24 months from the date of this Prospectus, it will not sell or issue any securities pursuant to Regulations S or D promulgated under the Act without the Representative's prior written consent.



     The Company has agreed that, for a period of three years following the date of this prospectus, the Representative shall be given the right to purchase for its own account or sell for the account of the Company's officers, directors and principal shareholders (persons owning 5% or more of the Company's outstanding voting securities), any securities sold pursuant to the provisions of Rule 144 promulgated by the Commission under the Act.



     The Company has also agreed that, for a period of two years from the date of this Prospectus, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of Common Stock or other securities) then it will pay for the Representative's services an amount equal to 5% of the first $3,000,000 of value paid or received in the transaction, 2 1/2% of any consideration paid over $3,000,000 and not greater than $5,000,000 and 2% of all such value above $5,000,000. The Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation or other transaction to the Company, and the Representative renders advice in connection therewith, then upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.


     The Company has agreed that, for a period of three years after the date of the closing of this offering, it will allow the Representative to designate one individual as a nominee for election to the Company's Board of Directors. Messrs. Klinkhammer and Forsman have agreed to vote shares of Common Stock owned by them in favor of such nominee. Should the Representative elect not to nominate an individual for election to the Company's Board of Directors, the Company has agreed that the Representative shall be entitled to act as an observer to attend all meetings of the Company's Board of Directors. The observer will have no voting rights, shall be reimbursed for all out-of-pocket expenses incurred in attending such meetings and shall be entitled to be indemnified by the Company against any claims arising out of its participation at such board meetings. The Company has agreed to hold at least four meetings of its Board of Directors per year.



     The Company has agreed to pay to the Representative a fee of 7% of the exercise price for each Redeemable Warrant exercised more than 12 months after the effective date of this prospectus; provided, however, that the Representative will not be entitled to receive such compensation in Redeemable Warrant exercise transactions in which (i) they do not provide bona fide services; (ii) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Redeemable Warrant; (iii) the Redeemable Warrants are held in any discretionary account; (iv) disclosure of compensation arrangement is not made, in addition to the disclosure provided in this prospectus, in documents provided to holders of Redeemable Warrants at the time of exercise; (v) the exercise of the Redeemable Warrants is unsolicited; or (vi) the transaction was in violation of Regulation M promulgated under the Exchange Act. No Redeemable Warrant solicitation fee will be paid to any NASD member unless such member has been designated in writing by the Warrantholder.


     The Company has also agreed to obtain the written consent of the Representative prior to issuing any shares of preferred stock.


     The Company has agreed, pursuant to the terms of the Underwriting Agreement, to indemnify and hold harmless the Underwriters, their officers, directors, employees and agents, and each person, if any, that controls the Underwriters against certain liabilities arising out of or which are based upon any untrue statement or alleged untrue statement of a material fact contained in or which arises out of (i) the registration statement, any preliminary prospectus, this Prospectus, or any amendment thereof or supplement thereto,
(ii) any blue sky application or other written document executed by the Company in connection with such documents, (iii) the omission or alleged omission to state in the registration statement, any supplement thereto, or in any related blue sky application, a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made. The Company's obligation to indemnify the Underwriters exists in addition to any other liability that the Company may have. In addition, the Underwriters have agreed to indemnify and hold harmless the Company, its directors, each nominee, if any, for a director named in this Prospectus, each of its officers who have signed the registration statement of which this Prospectus is a part, and each person, if any, who controls the Company within the meaning of the Act from and against certain liabilities arising out of or which are based upon any untrue statement or alleged untrue statement of a material fact contained in or which arises out of (i) the registration statement of which this Prospectus is a part, any preliminary prospectus, this Prospectus, or any amendment thereof or supplement thereto,
(ii) which arise out of or are based upon the omission or the alleged untrue statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Underwriters' obligation to indemnify the Company exists in addition to any other liability that the Underwriters may have.



     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


     Prior to this offering, there has been no public trading market for the Units or the Redeemable Warrants. Consequently, the public offering price of the Units and the exercise price of the Redeemable Warrants have been determined by negotiations between the Company and the Representative. Among the factors considered in determining the offering price were the market price of the Common Stock, the Company's financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and general conditions of the securities markets.


     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Overallotment Option referred to above. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.



     The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Commission as an exhibit to the registration statement of which this prospectus is a part. See "Available Information."


                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby was passed upon for the Company by Briggs and Morgan, Professional Association, Minneapolis, Minnesota. Matters pertaining to the regulation of the Company by the Gaming Commission and the Division under the laws and regulations of the State of Colorado were passed upon by Isaacson, Rosenbaum, Woods and Levy, P.C., Denver, Colorado. Certain legal matters were passed upon for the underwriters by Morse, Zelnick, Rose & Lander, LLP, New York City, New York.


                                    EXPERTS


     The consolidated balance sheets of Jubilee Gaming Enterprises, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended included in this prospectus and elsewhere in the registration statement have been audited by Schechter Dokken Kanter Andrews & Selcer, Ltd ("Schechter"), independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The balance sheet of 353 Myers Avenue Limited Partnership as of December 31, 1995 and the related statements of operations and partners' equity (deficit) and cash flows for the year then ended and for the period January 1, 1996 through April 22, 1996 included in this prospectus and elsewhere in the registration statement have been audited by Schechter, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Act, with respect to the Units. For further information about the Company and the Units, reference is made to the registration statement and to the financial statements and exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, including the exhibits filed or incorporated as part thereof, copies of which can be inspected at and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20459, and at the Commission's regional offices at 74 Park Place, 14th Floor, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov."



     The Company will become a reporting company under the Exchange Act upon completion of this offering, and intends to furnish to its shareholders annual reports containing financial statements audited by independent accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS


                                                             PAGE NUMBER
                                                             -----------
JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES:
  Independent Auditors' Report..............................     F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996
     and March 31, 1997 (unaudited).........................     F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1995 and 1996 and for the three months
     ended March 31, 1996 and 1997 (unaudited)..............     F-4
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1995 and 1996 and for the
     three months ended March 31, 1997 (unaudited)..........     F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995 and 1996 and for the three months
     ended March 31, 1996 and 1997 (unaudited)..............     F-6
  Notes to Consolidated Financial Statements................     F-8

353 MYERS AVENUE LIMITED PARTNERSHIP
  Independent Auditors' Report..............................    F-17
  Balance Sheet at December 31, 1995........................    F-18
  Statements of Operations and Partners' Equity (Deficit)
     for the year ended December 31, 1995, for the period
     January 1, 1996, to April 22, 1996, and for the three
     months ended March 31, 1996 (unaudited)................    F-19
  Statements of Cash Flows for the year ended December 31,
     1995, for the period January 1, 1996, to April 22,
     1996, and for the three months ended March 31, 1996
     (unaudited)............................................    F-20
  Notes to Financial Statements.............................    F-21

PRO FORMA FINANCIAL INFORMATION:
  Pro Forma Financial Information...........................    F-27
  Pro Forma Consolidated Statement of Operations for the
     year ended December 31, 1996 (unaudited)...............    F-28

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Jubilee Gaming Enterprises, Inc.
  and Subsidiaries
Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Jubilee Gaming Enterprises, Inc. and Subsidiaries (formerly National Gaming Companies, Inc.) as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jubilee Gaming Enterprises, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's deficiency in working capital and limited capital resources raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 11 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ SCHECHTER DOKKEN KANTER

      ANDREWS & SELCER LTD

Minneapolis, Minnesota

February 21, 1997,


June 6, 1997 for Note 4

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                     ASSETS

                                                                                         MARCH 31,
                                                               1995          1996          1997
                                                            ----------    ----------    -----------
                                                                                        (UNAUDITED)
Current assets:
  Cash..................................................    $    1,794    $  134,902    $   147,112
  Cash escrow...........................................       125,000       616,780        364,504
  Receivables...........................................        15,003
  Due from 353 Myers Avenue Limited Partnership.........        75,000
  Prepaid expenses......................................                      98,355         93,210
                                                            ----------    ----------    -----------
          Total current assets..........................       216,797       850,037        604,826
                                                            ----------    ----------    -----------
Investments.............................................     2,224,525
                                                            ----------
Property and equipment:
  Land and improvements.................................     1,458,113     3,991,109      4,019,041
  Buildings and improvements............................        25,000     2,225,485      2,225,485
  Equipment.............................................        75,000       551,967        556,319
  Vehicles..............................................                      17,016         17,016
  Gaming equipment......................................                     439,233        439,233
  Costs of projects in progress.........................           282       146,943        317,594
                                                            ----------    ----------    -----------
                                                             1,558,395     7,371,753      7,574,688
  Less accumulated depreciation.........................         1,893       667,263        727,228
                                                            ----------    ----------    -----------
                                                             1,556,502     6,704,490      6,847,460
                                                            ----------    ----------    -----------
Deferred financing and licensing costs, net of
  accumulated amortization of $62,314 and $107,852 for
  1995 and 1996, respectively, and $149,889 at March 31,
  1997..................................................         9,641       233,877        201,840
Deferred offering costs.................................                     100,000        167,719
                                                            ----------    ----------    -----------
                                                                 9,641       333,877        369,559
                                                            ----------    ----------    -----------
                                                            $4,007,465    $7,888,404    $ 7,821,845
                                                            ==========    ==========    ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable, bank....................................                                $   116,013
  Current portion of long-term debt:
     Notes payable, shareholders........................    $   10,000    $   18,000         18,000
     Real estate and other debt.........................        41,113       218,755        244,366
  Notes payable, related parties........................       575,000
  Due to National Lodging Companies, Inc. ..............       260,000       195,542        238,640
  Accounts payable......................................                      57,337         49,582
  Accrued expenses......................................       279,550       849,985        879,405
                                                            ----------    ----------    -----------
          Total current liabilities.....................     1,165,663     1,339,619      1,546,006
                                                            ----------    ----------    -----------
Long-term debt, net of current portion:
  Notes payable, shareholders...........................        90,000
  Real estate and other debt............................       555,740     4,755,202      4,694,044
                                                            ----------    ----------    -----------
                                                               645,740     4,755,202      4,694,044
                                                            ----------    ----------    -----------
Shareholders' equity:
  Preferred stock; no par value, authorized 5,000,000
     shares; no shares outstanding
  Common stock; no par value, authorized 45,000,000
     shares; issued and outstanding 1,573,773 and
     1,619,676 shares at December 31, 1995 and 1996,
     respectively, and 1,623,610 at March 31, 1997......     2,624,254     2,761,754      2,776,754
  Deficit...............................................      (428,192)     (968,171)    (1,194,959)
                                                            ----------    ----------    -----------
                                                             2,196,062     1,793,583      1,581,795
                                                            ----------    ----------    -----------
                                                            $4,007,465    $7,888,404    $ 7,821,845
                                                            ==========    ==========    ===========

                See notes to consolidated financial statements.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      YEARS ENDED           THREE MONTHS ENDED
                                                     DECEMBER 31,                MARCH 31,
                                                -----------------------   -----------------------
                                                   1995         1996         1996         1997
                                                ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenue:
  Casino......................................               $2,028,484                $  593,714
  Food and beverage...........................                   79,017                    18,149
  Arcade and carnival.........................                  113,170                    20,461
  Other.......................................  $   14,978       41,633   $   12,300       12,378
                                                ----------   ----------   ----------   ----------
Total revenue.................................      14,978    2,262,304       12,300      644,702
                                                ----------   ----------   ----------   ----------
Costs and expenses:
  Operating departments:
     Casino...................................                  771,914                   226,157
     Food and beverage........................                  450,585                   119,267
     Arcade and carnival......................                   68,507                    18,669
     Other....................................                   96,808                    24,083
  General and administrative..................     410,365    1,163,767      132,205      265,413
  Interest....................................      30,749      329,474       29,047      115,899
  Depreciation and amortization...............       2,056      299,441        3,176      102,002
                                                ----------   ----------   ----------   ----------
Total costs and expenses......................     443,170    3,180,496      164,428      871,490
                                                ----------   ----------   ----------   ----------
Loss before extraordinary item................    (428,192)    (918,192)    (152,128)    (226,788)
Extraordinary item, gain on termination of
  lease and extinguishment of debt............                  378,213
                                                ----------   ----------   ----------   ----------
Net loss......................................  $ (428,192)  $ (539,979)  $ (152,128)  $ (226,788)
                                                ==========   ==========   ==========   ==========
Loss per common share:
  Loss before extraordinary item..............  $     (.26)  $     (.56)  $     (.09)  $     (.14)
  Extraordinary item..........................                      .23
                                                ----------   ----------   ----------   ----------
  Net loss per common share...................  $     (.26)  $     (.33)        (.09)        (.14)
                                                ==========   ==========   ==========   ==========
Common shares outstanding.....................   1,643,376    1,643,376    1,643,376    1,647,310
                                                ==========   ==========   ==========   ==========


                See notes to consolidated financial statements.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                       COMMON STOCK                             TOTAL
                                                  -----------------------                   SHAREHOLDERS'
                                                   SHARES        AMOUNT        DEFICIT         EQUITY
                                                  ---------    ----------    -----------    -------------
Issuance of stock for investment in casino
  project and stock of National Lodging
  Companies, Inc. (See Note 1) ($2.41 per
  share)......................................    1,022,951    $2,474,254                    $2,474,254
Issuance of stock for stock of Regent Gaming
  Enterprises (See Note 1) ($.05 per share)...      393,444        20,000                        20,000
Issuance of stock for services ($1.91 per
  share)......................................       26,230        50,000                        50,000
Sale of stock for cash ($.61 per share).......      131,148        80,000                        80,000
Net loss......................................                               $  (428,192)      (428,192)
                                                  ---------    ----------    -----------     ----------
Balance, December 31, 1995....................    1,573,773     2,624,254       (428,192)     2,196,062
Issuance of stock as partial payment on
  purchase of land ($3.81 per share)..........       26,230       100,000                       100,000
Issuance of stock for debt upon exercise of
  warrants ($1.91 per share)..................       19,673        37,500                        37,500
Net loss......................................                                  (539,979)      (539,979)
                                                  ---------    ----------    -----------     ----------
Balance, December 31, 1996....................    1,619,676     2,761,754       (968,171)     1,793,583
Issuance of stock for services ($3.81 per
  share) (unaudited)..........................        3,934        15,000                        15,000
Net loss (unaudited)..........................                                  (226,788)      (226,788)
                                                  ---------    ----------    -----------     ----------
Balance, March 31, 1997 (unaudited)...........    1,623,610    $2,776,754    $(1,194,959)    $1,581,795
                                                  =========    ==========    ===========     ==========


                See notes to consolidated financial statements.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                        YEARS ENDED              THREE MONTHS ENDED
                                                        DECEMBER 31,                 MARCH 31,
                                                 --------------------------    ----------------------
                                                    1995           1996          1996         1997
                                                 -----------    -----------    ---------    ---------
                                                                                    (UNAUDITED)
Net loss.....................................    $  (428,192)   $  (539,979)   $(152,128)   $(226,788)
Adjustments to reconcile net loss to cash
  provided by (used in) operating activities:
  Depreciation and amortization..............          2,056        299,441        3,176      102,002
  Discount on note payable, shareholder......          3,250
  Extraordinary gain on termination of lease
     and extinguishment of debt..............                      (378,213)
  Gain on disposal of assets.................                        (3,228)
  Changes in operating assets and
     liabilities:
     Receivables.............................        (15,003)        15,003       15,003
     Prepaid expenses........................                        19,569       (1,581)       5,145
     Accounts payable........................                       (29,844)                   (7,755)
     Accrued expenses........................        279,550        555,794      144,732       29,420
                                                 -----------    -----------    ---------    ---------
  Cash flows provided by (used in) operating
     activities..............................       (158,339)       (61,457)       9,202      (97,976)
                                                 -----------    -----------    ---------    ---------
Cash flows from investing activities:
  Cash escrow:
     Deposits................................       (400,000)      (731,560)    (127,568)      (6,983)
     Withdrawals.............................        275,000        239,780                   259,259
  Investments................................       (878,057)
  Purchase of land and building..............       (658,113)      (736,999)                 (202,935)
  Payment of financing and licensing costs...         (9,804)      (231,531)      (9,417)     (10,000)
  Deferred offering costs....................                      (100,000)                  (67,719)
  Cash of business acquired..................                       154,094
                                                 -----------    -----------    ---------    ---------
  Net cash used in investing activities......     (1,670,974)    (1,406,216)    (136,985)     (28,378)
                                                 -----------    -----------    ---------    ---------
Cash flows from financing activities:
  Proceeds from:
     Notes payable:
       Related parties.......................    $   575,000    $   110,000    $ 110,000
       Banks.................................                       415,000
     Loan from National Lodging Companies,
       Inc. .................................        300,000        140,792       28,200    $  43,098
     Issuance of long-term debt..............         80,000      3,564,000
     Issuance of stock.......................        999,254         15,000                    15,000
     Line of credit..........................                                                 116,013
  Payments on:
     Notes payable:
       Related parties.......................                      (662,500)
       Banks.................................                      (415,000)
     Long-term debt..........................         (8,147)    (1,361,261)      (9,973)     (35,547)
     Loan from National Lodging Companies,
       Inc...................................        (40,000)      (205,250)      (2,214)
  Loan to 353 Myers Avenue Limited
     Partnership from escrow.................        (75,000)
                                                 -----------    -----------    ---------    ---------
  Net cash provided by financing
     activities..............................      1,831,107      1,600,781      126,013      138,564
                                                 -----------    -----------    ---------    ---------
Net increase (decrease) in cash..............          1,794        133,108       (1,770)      12,210
Cash, beginning of period....................            -0-          1,794        1,794      134,902
                                                 -----------    -----------    ---------    ---------
Cash, end of period..........................    $     1,794    $   134,902    $      24    $ 147,112
                                                 ===========    ===========    =========    =========
Interest paid................................    $    10,666    $   317,332    $  28,567    $ 102,041
                                                 ===========    ===========    =========    =========



                See notes to consolidated financial statements.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                        YEARS ENDED              THREE MONTHS ENDED
                                                        DECEMBER 31,                 MARCH 31,
                                                 --------------------------    ----------------------
                                                    1995           1996          1996         1997
                                                 -----------    -----------    ---------    ---------
                                                                                    (UNAUDITED)
Supplemental disclosure of non-cash
  transactions:
  Stock of National Lodging Companies, Inc.
     issued to sellers of a partnership and
     land....................................    $ 1,575,000
                                                 ===========
  Stock issued for services..................    $    50,000                                $  15,000
                                                 ===========                                =========
  Note payable issued for services...........    $    25,000
                                                 ===========
  Contracts for deed/note payable issued to
     acquire land............................    $   600,000    $   700,000
                                                 ===========    ===========
  Stock issued to acquire land...............                   $   100,000
                                                                ===========
  Stock issued for cancellation of portion of
     note payable, related party.............                   $    22,500
                                                                ===========
  Forgiveness of principal and accrued
     interest on payoff of long-term debt....                   $    68,814
                                                                ===========
  Capital lease termination:
     Net reduction in net book value of
       property and equipment and capital
       lease obligation,
       including accrued interest............                   $   309,399
                                                                ===========
  Capital lease restructure:
     Purchase of leased and new gaming
       equipment, and related debt
       incurred..............................                   $   915,388
     Reduction in carrying amount of
       equipment acquired for the excess of
       the lease obligation over the net book
       value of the leased assets............                      (503,523)
                                                                -----------
     Carrying amount of gaming equipment
       acquired..............................                   $   411,865
                                                                ===========
  Decrease in building costs due to write-off
     of disputed payable.....................                   $    30,384
                                                                ===========
Acquisition of business:
  Fair value of assets acquired..............                   $ 3,902,311
  Fair value of liabilities assumed..........                    (2,246,561)
                                                                -----------
  Purchase price, net of cash received.......                   $ 1,655,750
                                                                ===========


                See notes to consolidated financial statements.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)


1. Organization and nature of business:

  Nature of business:
     Jubilee Gaming Enterprises, Inc. (the Company), formerly National Gaming Companies, Inc., was in the development stage through April 22, 1996. The year ended December 31, 1996 is the first period in which the Company has been an operating company. Its primary business is the development and operation of casino and hotel properties including the Jubilee Casino in Cripple Creek, Colorado.

  Organization:
     The 1995 financial statements present the combined results of the Company, Regent Gaming Enterprises Inc. (Regent) and the acquisition activities, related to Jubilee Casino, of National Lodging Companies, Inc. (NLC) as if all interests had been combined on January 1, 1995. The transfer of assets and exchange of stock as explained below have been treated in a manner similar to a pooling of interests due to common ownership and control. Two officers of NLC, including its President, became significant shareholders of Regent when it was formed, and Regent worked in the offices of NLC. Regent worked with NLC as NLC continued to expend resources in structuring the acquisition activities of the Company and the purchase agreement for Jubilee Casino in Colorado. Capitalized investment activities by NLC prior to 1995 related to Jubilee Casino totaled $109,880. All intercompany transactions have been eliminated.

     Jubilee Gaming Enterprises, Inc.:
        The Company was incorporated on August 29, 1995 to succeed to Regent and to the interests of NLC related to the development of Jubilee Casino in Colorado. Stock of the Company was initially issued on October 30, 1995 to an individual and as explained below to the shareholders of Regent and to NLC.

     Regent Gaming Enterprises Inc.:
        Regent was incorporated in 1994 but did not commence business activities until January 1995. Activities were limited to capital formation and analyzing, negotiating and planning for the acquisition of Jubilee Casino.

        In October 1995 the shareholders of Regent exchanged all of their stock for approximately 25% of the Company's common stock, and Regent thereby became a subsidiary of the Company. The Company's stock issued has been valued at $20,000 based on the capital contribution to Regent when it was formed.

     National Lodging Companies, Inc.:
        Beginning in 1994, NLC was seeking a project for casino development primarily in Colorado. Through October 1995, NLC had expended approximately $900,000 related to the Jubilee Casino and adjacent property for land option payments, environmental tests, preliminary architectural drawings, construction plans, finder fees, legal costs, salaries and travel expenses. NLC contributed its rights to the Jubilee Casino, its rights to another project (see Note 3), and 393,750 shares of its stock to the Company in exchange for 65% of the Company's common stock. The Company has expensed, in 1995, $174,500 of the investment related to recurring costs.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)


2. Summary of significant accounting policies:

  Principles of consolidation:
     The consolidated financial statements for the year ended December 31, 1996 and the three months ended March 31, 1997, include the accounts of Jubilee Gaming Enterprises, Inc. and its subsidiaries, 353 Myers Avenue Limited Partnership, Regent Gaming Enterprises Inc. and Cripple Creek Corporation. All intercompany transactions have been eliminated.

  Cash:
     Cash includes the amounts required for hopper inventories and amounts necessary for exchanges with patrons.

  Property and equipment:
     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

              Building..................................  40 years
              Furniture and equipment................... 5-7 years

  Deferred financing and licensing costs:
     Bank fees and other expenses associated with obtaining a bridge loan are being amortized over the term of the loan.

     Licensing costs are stated at cost and are being amortized over 60 months using the straight-line method.

  Deferred offering costs:
     Underwriting, accounting and legal fees associated with the Company's initial public offering will be offset against the net proceeds of the offering upon completion.

  Stock issued for services:
     Common stock has been issued to an individual for services related to locating the Jubilee Casino and was valued by the Company's board of directors at the estimated fair value of services rendered.

  Revenue recognition:
     Revenue from casino operations is the net win from gaming activities, which is the difference between gaming wins and losses.

  Promotional allowances and advertising costs:
     Revenue does not include the retail amount of food and beverage provided gratuitously to customers, which was $235,000 and $247,000 in 1995 and 1996, respectively, and $44,000 in the three months ended March 31, 1997.

     Advertising costs are expensed as incurred. Total advertising costs were approximately $40,000 and $72,000 for 1995 and 1996, respectively, and $10,100 in the three months ended March 31, 1997.

  Loss per common share:
     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock issued by the Company at prices less than the initial offering price during the twelve months immediately preceding the

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)



2. Summary of significant accounting policies (continued):


  Loss per common share (continued):

     initial public offering, plus common stock equivalents granted at exercise prices less than the initial public offering price during the same period, have been included in the determination of shares used in the calculation of historical net loss per share as if they were outstanding for all periods.

  Interim financial information:

     The accompanying financial statements as of March 31, 1997, and for the three month periods ended March 31, 1997 and 1996 are unaudited, but, in the opinion of management of the Company, reflect all adjustments (consisting of normal and recurring accruals) necessary for a fair presentation. The results of operations for the three month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1997.


  Use of estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

3. Investment and acquisitions:

     Investments consist of the following at December 31, 1995:

353 Myers Avenue Limited Partnership:
  Cash in escrow for seller........................    $  100,000
  NLC stock in escrow for seller...................     1,275,000
  Capitalized costs................................       434,844
                                                       ----------
                                                        1,809,844
Capitalized costs in connection with land
  acquisition......................................       414,681
                                                       ----------
                                                       $2,224,525
                                                       ==========

  Acquisition of 353 Myers:
     In December 1994, NLC sent an initial letter of intent to 353 Myers Avenue Limited Partnership (353 Myers), the owner of the Jubilee Casino, stating its intent to acquire the general and limited interests in the partnership. Regent and NLC worked together in 1995 to finance the acquisition and negotiate final terms.

     On October 31, 1995, the Company entered into a binding purchase agreement for the acquisition of 353 Myers for $1,375,000 by placing in escrow $100,000 cash and 318,750 shares of NLC stock valued at $4 per share. The per share value of NLC stock was determined through negotiations with the owners of 353 Myers based upon other stock transactions of NLC prior to the 1994 letter of intent. The final closing, including transfer of title to the NLC stock and the partnership interests, was contingent upon the Company obtaining gaming regulatory approval from the Colorado Gaming Division. The Company received Colorado approval on April 19, 1996 and the acquisition was completed on April 22, 1996. The acquisition has been accounted for by the purchase method of accounting and the purchase price along with capitalized acquisition costs totalling $1,810,126 approximates the fair value of the net assets

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)



3. Investment and acquisitions (continued):


  Acquisition of 353 Myers (continued):

     acquired. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of acquisition.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of periods presented and do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.


                                                           YEARS ENDED
                                                          DECEMBER 31,          THREE MONTHS ENDED
                                                    -------------------------       MARCH 31,
                                                       1995          1996              1996
                                                    -----------   -----------   ------------------
Revenue...........................................  $ 2,995,923   $ 3,131,795       $ 708,029
                                                    ===========   ===========       =========
Loss before extraordinary item....................  $(1,360,157)  $(1,038,083)      $(277,216)
                                                    ===========   ===========       =========
Net loss..........................................  $(1,360,157)  $  (659,870)      $(277,216)
                                                    ===========   ===========       =========
Loss per common share:
  Loss before extraordinary item..................  $      (.83)  $      (.63)      $    (.17)
Extraordinary item................................                        .23
                                                    -----------   -----------       ---------
Net loss..........................................  $      (.83)  $      (.40)      $    (.17)
                                                    ===========   ===========       =========


  Acquisitions of land:
     On October 31, 1995, the Company acquired land and a building and its contents (operated as a museum) adjacent to the Jubilee Casino in two separate transactions totaling $1,550,000. The purchase price was paid with $650,000 cash, $300,000 of NLC stock (75,000 shares valued at $4 per share) and the issuance of two notes payable aggregating $600,000.

     Beginning in 1994 and continuing through September 1995, NLC made contributions to Grand National Casino and Hotel, Inc. (The Grand National) in exchange for a one-third ownership in that entity. The Grand National owned land in Cripple Creek, had options on contiguous land and was planning to develop a casino and hotel on those properties. In late 1995, NLC and the two-thirds owner of The Grand National began negotiations and legal actions to settle differences over the proposed project. Contingent upon settling these differences, NLC contributed to the Company its rights to The Grand National as part of the consideration in exchange for 65% of the Company's stock (See Note 1). In January 1996, the two parties agreed to a settlement and the Company became the owner of the rights to land which was subsequently purchased by the Company.

     On March 1, 1996, the Company acquired a parcel of land in Cripple Creek, Colorado. The purchase price was $175,000, with $10,000 paid on March 1 and the remaining $165,000 paid at closing on July 10, 1996. Interest at 10% or $1,375 per month was paid on the outstanding balance up to the closing.

     On June 14, 1996, the Company acquired another parcel of land in Cripple Creek, Colorado. The purchase price was $1,000,000, including $200,000 in cash, 26,230 shares of the Company's stock valued at $3.81 per share, and a note payable to the seller for $700,000. The terms of the 10-year note are interest only for the first 12 months at 9% with the principal to be amortized over the next nine years.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)



3. Investment and acquisitions (continued):


  Acquisitions of land (continued):

     The above loans were retired in October 1996 with proceeds from the Miller & Schroeder bridge loan. The holder of the $700,000 note payable forgave $50,000 of principal and $18,814 of accrued interest resulting in an extraordinary gain of $68,814.

4. Note payable, bank:


     Note payable, bank, represents borrowings under a $125,000 line of credit. This note, originally due June 6, 1997, has been extended to August 6, 1997 and requires monthly interest payments at the rate of .75% over prime (8.5% at March 31, 1997). The borrowings are guaranteed by substantially all of the Company's shareholders.


5. Long-term debt:


                                                                    DECEMBER 31,
                                                               ----------------------    MARCH 31,
                                                                 1995         1996          1997
                                                               --------    ----------    ----------
    Notes payable, shareholders, unsecured, with
      interest-only monthly payments at 12% to January 25,
      1997. ...............................................    $ 80,000
    Note payable, shareholder, with annual payments of
      $10,000, interest imputed at 12%, to November 1,
      1997, guaranteed by the Company's majority
      shareholder. ........................................      20,000    $   18,000    $   18,000
    Contracts for deed, with monthly payments totaling
      $7,281 including interest at 8% to November 1, 2005,
      secured by land. ....................................     596,853
    Bridge loan, promissory note payable with interest
      payable monthly at 2.25 points over a prime lending
      rate (rate was 10.75% at March 31, 1997), balance due
      in full May 1, 1998, secured by senior and junior
      positions on the Company's real property, guaranteed
      by substantially all of the Company's shareholders
      and the majority owner of NLC. The maturity date can
      be extended to November 1, 1999 if certain repayments
      and other conditions are met. .......................                 3,564,000     3,564,000
    Real estate debt, promissory note payable in monthly
      installments of $7,000 including interest at 12%
      through December 2001 at which time remaining
      principal is due. Secured by real property. .........                   504,860       500,938
    Equipment loan, payable in monthly installments of
      $24,106 including interest at 12% through November
      2000. Secured by related equipment. .................                   900,436       870,083
    Other..................................................                     4,661         3,389
                                                               --------    ----------    ----------
                                                                696,853     4,991,957     4,956,410
    Less current portion...................................      51,113       236,755       262,366
                                                               --------    ----------    ----------
                                                               $645,740    $4,755,202    $4,694,044
                                                               ========    ==========    ==========

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)



5. Long-term debt (continued):

     Interest of $8,113, $69,808 and $22,748 was capitalized in 1995 and 1996 and the three months ended March 31, 1997, respectively, on certain land in Colorado as the Company was performing activities necessary to get it ready for planned expansion.

     Principal amounts due in future years are as follows:

YEAR                                                     AMOUNT
----                                                   ----------
1997...............................................    $  236,755
1998...............................................     3,807,423
1999...............................................       274,296
2000...............................................       284,978
2001...............................................       388,505
                                                       ----------
                                                       $4,991,957
                                                       ==========

6. Capital lease restructure and termination:

     Prior to its acquisition by Jubilee, 353 Myers had acquired $1,706,435 of gaming equipment under capital lease agreements. During 1995 and 1996, 353 Myers was delinquent with respect to payments required under the lease agreement and was subject to the default provisions of the agreement including a significant portion of the remaining balance being due on demand and the repossession of the gaming equipment. In November 1996, these leases were terminated and all unpaid principal and interest were forgiven. In conjunction with the termination, approximately 40% of the original gaming equipment was returned to the lessor and a purchase agreement was signed on November 18, 1996 for the remaining gaming equipment.

     353 Myers accounted for the gaming equipment returned as a termination of a capital lease. As a result, the difference between the allocated debt forgiven and the net book value of the related gaming equipment, is recorded as an extraordinary gain of $309,399 in the statement of operations for the year ended December 31, 1996.

     353 Myers accounted for the gaming equipment retained as a purchase of a leased asset by the lessee during the lease term. As a result, the difference between the allocated debt forgiven and the net book value of the retained gaming equipment was recorded as a reduction of $503,523 in the purchase price of the gaming equipment acquired under the new agreement. The debt obligation under the new agreement is included in long-term debt on the balance sheet.

     Amortization of $219,878 and $24,373 is included in depreciation expense for 1996, and the three months ended March 31, 1997, respectively.

7. Related party transactions:

     The Company borrowed $575,000 from a shareholder and another individual during 1995. The notes were due November 1, 1996. Notes payable to a shareholder totaled $500,000 with interest-only monthly payments of $6,250 at 15%, increasing to $8,333 at 20% on June 1, 1996. The Company issued warrants to this shareholder allowing for the purchase of 70,820 shares of the Company's common stock. Another note for $75,000 was due to an individual and called for interest-only monthly payments of $938 at 15%, increasing to $1,250 at 20% on June 1, 1996. The Company issued warrants to this individual allowing for

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)


7. Related party transactions (continued):
     the purchase of 19,673 shares of the Company's common stock. The warrants issued in these transactions are exercisable at $1.91 per share at any time through November 1, 2000. On September 15, 1996, this individual exercised warrants for 19,673 shares of stock. These notes were secured by a deed of trust on the land acquired by the Company on October 31, 1995. On January 17 and February 1, 1996, the Company borrowed $110,000 from a shareholder and two other individuals. The loans bore interest at 20% and were due January 17 and February 1, 1997. In conjunction with the loans, the Company issued warrants for the purchase of 17,311 shares of the Company's common stock at $1.91 per share. These loans were paid off from the proceeds of the $3,564,000 Miller & Schroeder bridge loan. Interest expense on notes payable to related parties was $14,375 and $96,082 for 1995 and 1996, respectively.

     The Company received cash advances from NLC totaling $300,000 in 1995, of which $40,000 was repaid at December 31, 1995. The Company received additional cash advances of $140,792 and $43,098 in 1996 and for the three months ended March 31, 1997, respectively, with repayments of $205,250 during 1996. The advances are unsecured and are noninterest bearing.

     The Company entered into a development agreement with NLC covering its services from inception of the Company through the completion and opening of the Jubilee Casino expansion. The agreement calls for a payment of one percent of the casino expansion and hotel project cost, not to exceed $140,000. Included in amounts due to NLC at December 31, 1996 and March 31, 1997 are $15,771 and $41,685, respectively, for development fees. Charges for development fees for the year ended December 31, 1996 and the three months ended March 31, 1997 were $30,603 and $25,914, respectively.

8. Income taxes:

     The Company has net loss carryforwards of approximately $425,000 at December 31, 1996 that expire in 2000 and 2001. The Company also has temporary deductible differences of approximately $545,000 at December 31, 1996, relating primarily to accrued salaries not deductible for income tax purposes until paid. Due to its accumulated net loss, the Company has a deferred tax asset of $388,000. However, this deferred tax asset has been reduced to zero through a valuation allowance.

9. Fair value of financial instruments:

     The estimated fair values of the Company's financial instruments, which are included in the balance sheet, are as follows:

                                                              1995                      1996
                                                      --------------------    ------------------------
                                                      CARRYING      FAIR       CARRYING        FAIR
                                                       AMOUNT      VALUE        AMOUNT        VALUE
                                                      --------    --------    ----------    ----------
   Assets:
     Cash.........................................    $  1,794    $  1,794    $  134,902    $  134,902
     Cash escrow..................................     125,000     125,000       616,780       616,780
   Liabilities:
     Long-term debt:
     Notes payable, shareholders..................     100,000     100,000        18,000        18,000
     Real estate and other debt...................     596,853     596,853     4,973,957     4,973,957
     Notes payable, Related parties...............     575,000     575,000

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)



9. Fair value of financial instruments (continued):


                                                                        MARCH 31, 1997
                                                                   ------------------------
                                                                    CARRYING        FAIR
                                                                     AMOUNT        VALUE
                                                                   ----------    ----------
   Assets:
     Cash......................................................    $  147,112    $  147,112
     Cash escrow...............................................       364,504       364,504
   Liabilities:
     Notes payable, shareholders...............................        18,000        18,000
     Real estate and other debt................................     4,938,410     4,938,410
     Notes payable, bank.......................................       116,013       116,013

     The estimated fair value of financial instruments has been determined by the Company using certain valuation methods described below. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, Disclosure About Fair Value of Financial Instruments, comparability of fair values among entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

     The carrying amounts of the Company's financial instruments approximate their fair values. The fair value of long-term debt and notes payable is based on the current rates offered to the Company for debt of the same maturities.

10. Stock and stock option plans:

     In September 1996, the Company adopted the 1996 Stock Option Plan (the "1996 Plan"), subject to shareholder approval. The 1996 Plan provides for the granting of options to designated employees and non-employees, including consultants to the Company, to purchase up to a maximum of 400,000 shares of common stock. In December 1996, the Company granted options for 100,000 shares. The options vest 25 percent each year for four years beginning April 23, 1996, and have an exercise price of $4.35 per share.

     The Company adopted an employee stock purchase plan ("the Stock Purchase Plan") in September 1996, subject to shareholder approval. A total of 150,000 shares of common stock have been reserved for issuance under the Plan. The Company has not issued any stock under the Stock Purchase Plan.

     The Company also adopted the Director Stock Option Plan (the "DOP") in September 1996, subject to shareholder approval. Up to 200,000 shares are reserved for the grant of stock options to non-related directors. The Company has not granted any stock options under the DOP.

     On October 11, 1996, the Company declared a 1 for 3.8125 reverse stock split, whereby each share of common stock outstanding and each share of authorized but unissued stock existing as of October 11 was converted into .26229508 of 1 share. The reverse stock split has been reflected in all share and per share amounts as if the split had occurred on January 1, 1995.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES

                     (Information with respect to the three

              months ended March 31, 1996 and 1997, is unaudited)


11.  Financing and management plans:

     The Company's consolidated financial statements for the year ended December 31, 1996 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, the Company has incurred substantial losses in the development stage and has a working capital deficiency of approximately $490,000. The Jubilee Casino has experienced recurring operating losses since it opened in 1992.

     On October 22, 1996, the Company executed the $3,564,000 bridge loan with Miller & Schroeder Financial, Inc. The loan requires monthly payment of interest only at an interest rate of 2.25 points over a prime lending rate and matures in 18 months. The loan is secured by senior and junior positions on the Company's real property. The proceeds of the loan were used to replace the seller financing on the Company's land, repay loans to NLC and other shareholders, and provide funds to begin development on the parking lots and on the casino expansion and hotel project. The loan proceeds were reduced by an interest reserve of approximately $500,000 available to pay the interest on the loan. This reserve, along with a development cost reserve, is shown as cash escrow on the balance sheet.


     The Company is in discussions with the same lender for a $15 million construction loan with which to fund the casino expansion and the hotel development.


     Management of the Company has filed with the Securities and Exchange Commission a Form SB-2 Registration Statement for the sale of shares of its common stock to raise additional capital, to retire debt and to expand the casino and develop a 120-room hotel to be attached to the casino. The Company has signed a letter of intent with an underwriter for an initial public offering (IPO) on a firm commitment basis of 1,200,000 units to be sold by the Company at $5.00 per share. The Company intends to increase the number of units to be sold to 1,600,000. Each unit consists of one share of common stock and one redeemable five-year warrant.


     If the initial public offering is not successful, the Company will need to seek additional debt or equity financing, refinance its current debt, or enter into joint ventures or partnerships to enable it to complete the casino expansion and the hotel construction. There is no assurance as to the availability of any of these possible financing sources.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
353 Myers Avenue Limited Partnership
  dba The Jubilee Casino

     We have audited the accompanying balance sheet of 353 Myers Avenue Limited Partnership dba The Jubilee Casino as of December 31, 1995, and the statements of operations and partners' equity (deficit), and cash flows for the year then ended and for the period from January 1, 1996 through April 22, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 353 Myers Avenue Limited Partnership dba The Jubilee Casino as of December 31, 1995, and the results of its operations and its cash flows for the year then ended and for the period from January 1, 1996 through April 22, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 6 to the financial statements, the Partnership's recurring losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ SCHECHTER DOKKEN KANTER

     ANDREWS & SELCER LTD

Minneapolis, Minnesota
February 6, 1997

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                       BALANCE SHEET -- DECEMBER 31, 1995

                                     ASSETS

                                                                 1995
                                                              ----------
Current assets:
  Cash......................................................  $  206,466
  Inventories...............................................      56,203
  Prepaid expenses..........................................      24,491
                                                              ----------
          Total current assets..............................     287,160
                                                              ----------
Property and equipment:
  Land and improvements.....................................     735,494
  Buildings and improvements................................   2,227,870
  Furniture and equipment...................................     472,450
  Vehicles..................................................      17,016
  Gaming equipment..........................................   1,706,435
                                                              ----------
                                                               5,159,265
  Accumulated depreciation..................................   1,287,439
                                                              ----------
                                                               3,871,826
                                                              ----------
Other assets, net of accumulated amortization of $62,314....      33,770
                                                              ----------
                                                              $4,192,756
                                                              ==========
                   LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Current maturities of long-term obligations:
     Real estate and other debt.............................  $   30,426
     Capital lease obligations..............................   1,257,819
  Due to Jubilee Gaming Enterprises, Inc....................      75,000
  Accounts payable..........................................     130,633
  Accrued liabilities.......................................     258,465
                                                              ----------
          Total current liabilities.........................   1,752,343
                                                              ----------
  Real estate and other debt, net of current maturities.....     510,678
                                                              ----------
  Notes payable, related parties............................   2,161,130
                                                              ----------
  Partners' deficit.........................................    (231,395)
                                                              ----------
                                                              $4,192,756
                                                              ==========

                       See notes to financial statements.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

            STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)


                                                                         PERIOD FROM
                                                                       JANUARY 1, 1996       THREE MONTHS
                                                     YEAR ENDED            THROUGH              ENDED
                                                  DECEMBER 31, 1995    APRIL 22, 1996       MARCH 31, 1996
                                                  -----------------    ---------------    ------------------
                                                                                             (UNAUDITED)
Revenue:
  Casino......................................       $ 2,830,696         $  818,472           $ 643,036
  Food and beverage...........................            74,859             34,575              27,957
  Arcade and carnival.........................            76,699             27,576              20,384
  Other income................................            31,532              5,268               4,352
                                                     -----------         ----------           ---------
  Total revenues..............................         3,013,786            885,891             695,729
                                                     -----------         ----------           ---------
Costs and expenses:
  Operating departments:
     Casino...................................         1,000,303            286,278             226,607
     Food and beverage........................           499,196            139,894             110,947
     Arcade and carnival......................            65,566             18,184              14,214
     Other....................................           172,712             23,446              18,638
  General and administrative..................         1,075,503            347,814             265,047
  Interest....................................           667,775            101,915              85,537
  Depreciation and amortization...............           413,595            124,460              99,827
  Impairment loss                                        523,000
                                                     -----------         ----------           ---------
  Total costs and expenses....................         4,417,650          1,041,991             820,817
                                                     -----------         ----------           ---------
Net loss......................................        (1,403,864)          (156,100)           (125,088)
Partners' deficit, beginning..................        (4,734,563)          (231,395)           (231,395)
Conversion of related party debt and accrued
  interest to equity..........................         5,907,032          2,197,339
                                                     -----------         ----------           ---------
Partners' equity (deficit), ending............       $  (231,395)        $1,809,844           $(356,483)
                                                     ===========         ==========           =========


                       See notes to financial statements.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                            STATEMENTS OF CASH FLOWS


                                                                         PERIOD FROM
                                                                          JANUARY 1,    THREE MONTHS
                                                           YEAR ENDED    1996 THROUGH      ENDED
                                                          DECEMBER 31,    APRIL 22,      MARCH 31,
                                                              1995           1996           1996
                                                          ------------   ------------   ------------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................  $(1,403,864)    $ (156,100)    $(125,088)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation.......................................      395,974        118,976        95,420
     Amortization.......................................       17,619          5,484         4,407
     Amortization of loan acquisition fees..............      132,368
     Impairment loss....................................      523,000
     Interest on related party notes converted to
       equity...........................................      244,909         36,209        32,304
  Changes in operating assets and liabilities:
     Inventories, prepaid expenses and other assets.....       (9,267)       (40,480)      (53,713)
     Accounts payable...................................      (66,967)       (13,068)      (15,761)
     Accrued liabilities................................      165,891         11,794        50,448
                                                          -----------     ----------     ---------
Net cash used in operating activities...................         (337)       (37,185)      (11,983)
                                                          -----------     ----------     ---------
Cash flows used in investment activities, purchase of
  property and equipment................................      (20,185)
                                                          -----------                    ---------
Cash flows from financing activities:
  Payments on:
     Real estate and other debt.........................      (38,830)       (15,186)      (14,865)
     Capital lease obligation...........................       (7,404)
  Advances from (payments to) related party.............       75,000
                                                          -----------     ----------     ---------
Net cash provided by (used in) financing activities.....       28,766        (15,186)      (14,865)
                                                          -----------     ----------     ---------
Net increase (decrease) in cash.........................        8,244        (52,371)      (26,848)
Cash, beginning.........................................      198,222        206,466       206,466
                                                          -----------     ----------     ---------
Cash, ending............................................  $   206,466     $  154,095     $ 179,618
                                                          ===========     ==========     =========
Interest paid...........................................  $   143,752     $   21,962     $  19,594
                                                          ===========     ==========     =========
Supplemental disclosure of non-cash financing
  activities:
  Related party debt and interest converted to partners'
     equity.............................................  $ 5,907,032     $2,197,339
                                                          ===========     ==========


                       See notes to financial statements.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                         NOTES TO FINANCIAL STATEMENTS


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)


1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

  Nature of business:

     353 Myers Avenue Limited Partnership dba The Jubilee Casino (the Partnership) operates a casino located in Cripple Creek, Colorado. The Partnership is subject to the licensing and regulatory requirements of the Colorado Division of Gaming. The Partnership's gaming license is subject to certain conditions and periodic renewal.

  Cash:

     Cash includes the amounts required for hopper inventories and amounts necessary for exchanges with patrons.

  Inventories:

     Inventories, consisting principally of food, beverage, arcade prizes and casino supplies, are stated at the lower of cost (first-in, first-out method) or market.

  Property and equipment:

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets:

Building..........................................  40 years
Furniture and equipment...........................  5-7 years

  Revenue recognition:

     Revenue from casino operations is the net win from gaming activities, which is the difference between gaming wins and losses.

  Promotional allowances and advertising costs:


     Revenue does not include the retail amount of food and beverage provided gratuitously to customers, which was $57,000 in the period from January 1, 1996 through April 22, 1996, $235,000 in 1995 and $51,000 in the three months ended March 31, 1996.



     Advertising costs are expensed as incurred. Total advertising costs were $23,000 in the period from January 1, 1996 through April 22, 1996, $40,000 for 1995 and $21,000 in the three months ended March 31, 1996.


  Provision for income taxes:

     Income taxes on net earnings of the Partnership are payable by the partners and, accordingly, are not reflected in the financial statements.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)



1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)


  Interim financial information:



     The accompanying financial statements for the three month period ended March 31, 1996 are unaudited, but, in the opinion of management of the Partnership, reflect all adjustments (consisting of normal and recurring accruals) necessary for a fair presentation. The results of operations for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.


  Accounting estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications:

     Certain reclassifications have been made to the 1995 financial statements to conform with the 1996 presentation.

2. RELATED PARTY TRANSACTIONS:

  Conversion of debt to equity:

     Prior to April 23, 1996, the general and substantially all limited partners of the Partnership were members of one family or were entities controlled by all or some of those family members (the Partners). Partners' equity (deficit) is not allocated between the various classes of partners because of common control and the sale of all Partnership interests to Jubilee Gaming Enterprises, Inc.

     In periods prior to 1995, the Partners lent funds to the Partnership to be repaid at various dates with interest at the prime rate. On June 8, 1995, the Partners converted a portion of the loans owed to them to Partners' equity and canceled all accrued interest on the loans. The total amount of loans and interest converted to equity by the Partners was $5,907,032.

     At December 31, 1995, the remaining portions of notes and accrued interest not converted to equity was $2,161,130. On April 12, 1996, these notes plus additional accrued interest were converted to equity.

     During 1992, loan acquisition fees totaling $520,000 incurred in conjunction with the issuance of a debt obligation to a related party were capitalized and were charged to expense over 36 months, the term of the obligation. The amount charged to expense totaled $132,368 for the year ended December 31, 1995.


     During the period from January 1, 1996 through April 22, 1996 and the year ended December 31, 1995, total interest expense on notes to related parties was $36,209 and $455,368, respectively and $32,304 for the three months ended March 31, 1996.


  Jubilee Gaming Enterprises, Inc.:

     Pursuant to a letter of intent dated December 30, 1994, the Partnership entered into an escrow agreement with National Lodging Companies, Inc. (NLC) dated January 17, 1995. The escrow agreement required

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)


2. RELATED PARTY TRANSACTIONS: (CONTINUED)
NLC to place into escrow $400,000 pending a definitive agreement to purchase the Partnership. Per the agreement, $200,000 of the escrow is to be used to subsidize the operating expenses of the Casino and $200,000 is to be used as part of the acquisition price. At December 31, 1995, the Casino had drawn $75,000 under the agreement for operations. On October 30, 1995, NLC contributed its rights to the acquisition of the Partnership including the funds in escrow along with other assets to Jubilee Gaming Enterprises, Inc. (Jubilee) (formerly National Gaming Companies, Inc.) in exchange for 65% of its stock.

     On October 31, 1995, the Partners agreed to sell all their interests in the Partnership to Jubilee for $1,375,000. As part of the sale, the Partners agreed to contribute to equity, at closing, all remaining notes due them and to cancel all related accrued interest. Jubilee placed in escrow $100,000 cash and 318,750 shares of NLC stock valued at $4 per share. The per share value of NLC stock was determined through negotiations with the Partners based upon other stock transactions of NLC prior to the 1994 letter of intent. The final closing, including transfer of title to the NLC stock and the Partnership's interest, was contingent upon Jubilee obtaining gaming regulatory approval from the Colorado Gaming Division. The necessary Colorado approvals were received on April 19, 1996 and the acquisition was completed on April 22, 1996.

  Impairment loss:

     In connection with the agreement to sell, property and equipment were deemed to be impaired and were written down to their fair value. Fair value, which was determined by reference to the sales price, was less than the carrying value by $523,000. An impairment loss of that amount has been charged to operations in 1995.

3. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1995:

Real estate debt, promissory note payable in monthly
  installments of $7,000 including interest at 12% through
  December 2001 at which time remaining principal is due.
  Secured by real property................................  $528,538
Other.....................................................    12,566
                                                            --------
                                                             541,104
Less current portion......................................    30,426
                                                            --------
                                                            $510,678
                                                            ========

     As of December 31, 1995, maturities of long-term debt are as follows:

                YEARS ENDING DECEMBER 31,
                -------------------------
     1996.................................................  $ 30,426
     1997.................................................    28,391
     1998.................................................    27,611
     1999.................................................    31,113
     2000.................................................    35,059
     2001.................................................   388,504
                                                            --------
                                                            $541,104
                                                            ========

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)


4. CAPITAL LEASE RESTRUCTURE AND TERMINATION:

     Included in property and equipment at December 31, 1995 is $1,706,435 of gaming equipment the Partnership leased under capital lease agreements. Future minimum lease payments under the agreements along with the present value of minimum lease payments as of December 31, 1995 is as follows:

             YEARS ENDING DECEMBER 31,
             -------------------------
     1996..........................................    $1,055,087
     1997..........................................       505,811
                                                       ----------
Total minimum lease payments.......................     1,560,898
Less amount representing interest..................       303,079
                                                       ----------
                                                       $1,257,819
                                                       ==========

     During 1995 and 1996, the Partnership was delinquent with respect to payments required under the lease agreements and was subject to the default provisions of the agreement including a significant portion of the remaining balance being due on demand and the repossession of the gaming equipment. Accordingly, the related obligations were included in current liabilities at December 31, 1995.

     During 1996, these leases were terminated and all unpaid principal and interest was forgiven. In conjunction with the termination, approximately 40% of the original gaming equipment was returned to the lessor and a purchase agreement was signed on November 18, 1996 for the remaining gaming equipment.

     The Partnership accounted for the gaming equipment returned as a termination of a capital lease. As a result, the difference between the allocated debt forgiven and the net book value of the returned gaming equipment, will be recorded as an extraordinary gain of $309,399 in the statement of operations for the year ended December 31, 1996.

     The Partnership accounted for the gaming equipment retained as a purchase of a leased asset by the lessee during the lease term. As a result, the difference between the allocated debt forgiven and the net book value of the retained gaming equipment will be recorded as a reduction of $503,523 in the purchase price of the gaming equipment acquired under the new agreement.


     Included in accumulated depreciation at December 31, 1995 is $777,489 of amortization of the leased gaming equipment. Amortization included in depreciation expense for the period from January 1, 1996 through April 22, 1996 and the year ended December 31, 1995, was $76,923 and $239,867, respectively and $68,627 for the three months ended March 31, 1996.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)


5. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The estimated fair values of the Company's financial instruments, which are included in the balance sheet, are as follows:

                                               DECEMBER 31, 1995
                                            ------------------------
                                             CARRYING        FAIR
                                              AMOUNT        VALUE
                                            ----------    ----------
Assets:
  Cash..................................    $  206,466    $  206,466
Liabilities:
  Long-term debt:
     Real estate and other debt.........       541,104       541,104
     Capital lease obligations..........     1,257,819     1,257,819
     Notes payable, related parties.....     2,161,130     2,161,130

     The estimated fair value of financial instruments has been determined by the Company using certain valuation methods described below. Accordingly, the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that ultimately will be realized by the Company upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107, Disclosure About Fair Value of Financial Instruments, comparability of fair values among entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments at December 31, 1995:

          Cash: The carrying amount of cash approximates the fair value.

          Long-term debt, real estate and other debt: The carrying amount approximates the fair value.

          Long-term debt, capital lease obligations: The carrying amount approximates the fair value.

          Long-term debt, notes payable, related parties: The carrying amount approximates the fair value.

6. REALIZATION OF ASSETS:

     The Partnership's financial statements for the period from January 1, 1996 through April 22, 1996 and the year ended December 31, 1995, have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, the Partnership has incurred substantial losses from operations since inception and has a working capital deficiency. The termination and restructure of the gaming equipment lease described in Note 4 had a positive impact on working capital subsequent to the periods presented.

     On October 22, 1996, Jubilee borrowed $3,564,000 pursuant to a bridge loan agreement with a lender. The proceeds of the loan were used in part to begin development on parking lots adjacent to the Casino and on the casino expansion and a related hotel project.

     Jubilee is in discussions with the same lender for a $15 million construction loan with which to fund the casino expansion and the hotel development.

                      353 MYERS AVENUE LIMITED PARTNERSHIP
                             DBA THE JUBILEE CASINO

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)


              (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED


                         MARCH 31, 1996, IS UNAUDITED.)


6. REALIZATION OF ASSETS (CONTINUED):

     Management of Jubilee has filed with the Securities and Exchange Commission a Form SB-2 Registration Statement for the sale of shares of its common stock to raise additional capital, to retire debt and to expand the casino and develop a 120-room hotel to be attached to the casino. Jubilee has signed a letter of intent with an underwriter for an initial public offering on a firm commitment basis of 1,200,000 units to be sold by Jubilee at $5.00 per unit. Jubilee intends to increase the number of units to be sold to 1,600,000. Each unit consists of one share of common stock and one redeemable five-year warrant.


     If the initial public offering is not successful, Jubilee may need to seek additional debt or equity financing, refinance its current debt, or enter into joint ventures or partnerships in order to provide capital for the Partnership. There is no assurance as to the availability of any of these possible financing sources.

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma consolidated statement of operations of Jubilee Gaming Enterprises, Inc. and Subsidiaries (the "Company" or "Jubilee Gaming") and of 353 Myers Avenue Limited Partnership (353 Myers) for the year ended December 31, 1996 combine the results of operations assuming the acquisition of 353 Myers was consummated on January 1, 1996 and all related party debt from the sellers of 353 Myers had been contributed to equity on that date. All significant intercompany accounts and transactions have been eliminated.


     The Pro Forma Statements do not purport (1) to represent what the Company's results of operations would have been had the acquisition occurred on January 1, 1996 or (2) to project the Company's results of operations for any future date or period.

     The Pro Forma Statements and accompanying notes should be read in conjunction with the respective historical consolidated financial statements of the Company and 353 Myers, including the notes thereto.

               JUBILEE GAMING ENTERPRISES, INC. AND SUBSIDIARIES


                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                          (PERIOD FROM
                                                           JANUARY 1,
                                                          1996 THROUGH
                                             JUBILEE     APRIL 22, 1996)    PRO FORMA
                                              GAMING        353 MYERS      ADJUSTMENTS        PRO FORMA
                                            ----------   ---------------   -----------       -----------
Revenue:
  Casino..................................  $2,028,484     $  818,472                        $ 2,846,956
  Food and beverage.......................      79,017         34,575                            113,592
  Other...................................     154,803         32,844       $(16,400)(a)         171,247
                                            ----------     ----------       --------         -----------
          Total revenue...................   2,262,304        885,891        (16,400)          3,131,795
                                            ----------     ----------       --------         -----------
Costs and expenses:
  Operating departments...................   1,387,814        467,802        (16,400)(a)       1,839,216
  General and administrative..............   1,163,767        347,814                          1,511,581
  Interest................................     329,474        101,915        (36,209)(b)         395,180
  Depreciation and amortization...........     299,441        124,460                            423,901
                                            ----------     ----------       --------         -----------
          Total costs and expenses........   3,180,496      1,041,991        (52,609)          4,169,878
                                            ----------     ----------       --------         -----------
Loss before extraordinary item............    (918,192)      (156,100)        36,209          (1,038,083)
Extraordinary gain........................     378,213                                           378,213
                                            ----------     ----------       --------         -----------
Net loss..................................  $ (539,979)    $ (156,100)      $ 36,209         $  (659,870)
                                            ==========     ==========       ========         ===========
Earnings per common share:
  Loss before extraordinary item..........  $     (.56)                                      $      (.63)
  Extraordinary item......................         .23                                               .23
                                            ----------                                       -----------
Net loss..................................  $     (.33)                                      $      (.40)
                                            ==========                                       ===========
Common shares outstanding for the
  period..................................   1,643,376                                         1,643,376
                                            ==========                                       ===========

---------------

Pro Forma Adjustments:

(a) To eliminate rental income earned by the Company and rental expense paid by 353 Myers.

(b) To eliminate interest expense on debt contributed to equity.

The Jubilee Casino and the Homestead as existing prior to the proposed Casino expansion and Hotel development.

============================================================
NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                               ------------------
                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary..........................    4
Risk Factors................................    7
Use of Proceeds.............................   16
Dividend Policy.............................   18
Capitalization..............................   18
Recent Financing............................   18
Dilution....................................   19
Selected Financial Data.....................   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................   21
Business....................................   25
Management..................................   37
Certain Transactions........................   40
Principal Shareholders......................   44
Description of Units........................   44
Description of Capital Stock................   46
Shares Eligible for Future Resale...........   48
Underwriting................................   50
Legal Matters...............................   53
Experts.....................................   53
Additional Information......................   54
Index to Consolidated Financial
  Statements................................  F-1

                               ------------------
  UNTIL            , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================================
============================================================

                                1,600,000 UNITS

                                 JUBILEE GAMING
                               ENTERPRISES, INC.

                            THE JUBILEE CASINO LOGO

                            EACH UNIT CONSISTING OF
                           ONE SHARE OF COMMON STOCK
                           AND ONE REDEEMABLE WARRANT

                             ---------------------
                                   PROSPECTUS
                             ---------------------
                            H.J. MEYERS & CO., INC.
                                           , 1997
============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Articles limit the liability of its directors to the full extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

     The Minnesota Business Corporation Act and the Bylaws require that the Company indemnify any director or officer made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. sec.302A.521) for a complete statement of such indemnification rights. The Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota indemnification statute.

     Pursuant to the terms of the Underwriting Agreement, to be filed as Exhibit 1.1, the directors and officers of the Company are indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this Registration Statement and the related Prospectus.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Table below sets forth estimated expenses in connection with the issuance and distribution of the Common Stock being offered:


SEC registration fee......................................  $  7,020
NASD corporate finance review fee.........................     2,816
Nasdaq SmallCap Market qualification fee..................     8,680
*Printing expenses........................................    45,000
*Fees and expenses of counsel for the Company.............    90,000
*Fees and expenses of accountants for the Company.........    30,000
Underwriters' expense allowance...........................   240,000
*Transfer Agent and Registrar fees........................     7,000
*Blue Sky expenses, including attorney's fees.............    45,000
*Miscellaneous............................................    24,484
                                                            --------
     Total................................................  $500,000
                                                            ========


---------------

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The following transactions reflect the issuance during the previous three years of securities not registered under the Securities Act of 1933, as amended (the "Act"), giving retroactive effect to a 1 for 3.8125 share combination effective October 11, 1996.

     1. Sale of Securities to Founders and Promoters. In October 1995 the Company issued an aggregate of 1,547,543 shares to founders and promoters of the Company in the following transactions: (a) 1,022,951 shares to National Lodging Companies, Inc. in exchange for its contribution of gaming-related expenditures and activities in the approximate amount of $884,000 and its contribution of 393,750 shares of common stock of National Lodging Companies, Inc. used to acquire the Jubilee Casino and adjacent real estate; (b) 148,197 shares to Robert J. Swenson, 104,919 shares to Terrance P. DeRoche and 140,328 shares to Stephen W. Sherf in exchange for all of the outstanding common stock of Regent Gaming Enterprises, Inc.; and (c) 131,148 shares to Craig H. Forsman in exchange for $80,000.


     2. Loan Transactions. In October 1995, the Company issued promissory notes totalling $500,000 to Craig H. Forsman in consideration of loans made by him to the Company and, as additional consideration to Mr. Forsman, the Company issued to him a warrant for the purchase of 70,820 shares of common stock, exercisable at $1.91 per share. On October 31, 1995, the Company issued a $75,000 promissory note to Richard Stockness in exchange for the latter's loan to the Company, and issued Mr. Stockness a warrant for the purchase of 19,672 shares exercisable at $.1.91 per share. In January 1996, in consideration of loans in the amount of $45,000 made by each of Craig H. Forsman and Jeffrey Robinson, the Company issued to Mr. Forsman and Mr. Robinson promissory notes in the amount of $45,000 each, together with warrants to each for the purchase of 7,082 shares at an exercise price of $1.91 per share. In February 1996, the Company issued a $20,000 promissory note to David Sherf in consideration of a loan made by Mr. Sherf to the Company, and issued Mr. Sherf a warrant for the purchase of 3,148 shares of common stock, exercisable at $1.91 per share.

     3. Issuance of Debt Security and Stock upon Acquisition of Real Estate. In June 1996 the Company issued a $700,000 promissory note to E. Wayne Moore and Sara A. Moore in connection with the purchase from the Moores of certain real estate located in Cripple Creek, Colorado. As additional consideration in such transaction, the Company issued 26,230 shares to the Moores.

     4. Issuance of Stock for Services. In November 1995, the Company issued 26,230 shares of common stock to Randall Otis in consideration of services rendered by Mr. Otis.

     5. Miller & Schroeder Transactions. In June 1996, the Company issued to Miller & Schroeder Investments Corporation ("M&S") a promissory note in the amount of $250,000 in consideration of M&S's loan in such principal amount. In October 1996, the Company issued to M&S its promissory note in the amount of $3,564,000. The loan is secured by substantially all of the Company's assets.

     6. Warrant Exercise. In September 1996, the Company issued 19,673 shares of common stock to Richard Stockness, in connection with the latter's exercise of a stock purchase warrant described above.


     7. Mithun Shares. In January 1997, the Company issued to Lewis Mithun 3,935 shares of its common stock as additional consideration in connection with the acquisition of the Casino, which was completed in April 1996.


     All of the above sales were made by the Company in reliance upon Section 4(2) of the Act as transactions not involving a public offering. None of the transactions described above involved a general solicitation of securities. None of the transactions described above involved an underwriter, except that the transactions described in Item 5 above were with M&S, a registered broker-dealer. M&S purchased the $3,564,000 note and is believed to have received compensation from institutional lenders participating in the transaction.

ITEM 27. EXHIBITS

    EXHIBITS                            DESCRIPTION
    --------                            -----------


      1.1*      Proposed form of Underwriting Agreement
      3.1*      Articles of Incorporation, as amended and restated
      3.2*      Bylaws of the Company, as amended

    EXHIBITS                            DESCRIPTION
    --------                            -----------
      4.1*      Form of Common Stock Certificate
      4.2*      Form of Warrant Agreement (including form of Redeemable
                Warrant Certificate)
      4.3*      Articles of Incorporation, as amended and restated (see
                Exhibit 3.1)
      4.4*      Bylaws, as amended (see Exhibit 3.2)
      5.1       Opinion of Briggs and Morgan, P.A.
     10.1*      Jubilee Gaming Enterprises, Inc. 1996 Stock Option Plan
     10.2*      Jubilee Gaming Enterprises, Inc. 1996 Director Stock Option
                Plan
     10.3*      Jubilee Gaming Enterprises, Inc. 1996 Employee Stock
                Purchase Plan
     10.4*      $300,000 Promissory Note dated June 30, 1994 by Lewis M.
                Mithun to Harold M. Hern and Leota M. Hern
     10.5*      Agreement dated October 31, 1995 between the Company and
                Randall D. Otis
     10.6*      $25,000 Note dated October 31, 1995 by the Company to
                Randall D. Otis
     10.7*      $450,000 Promissory Note dated October 31, 1995 by the
                Company to Harold M. Hern and Leota M. Hern
     10.8*      $150,000 Promissory Note dated October 31, 1995 by the
                Company to Harold M. Hern and Leota M. Hern
     10.9*      Deed of Trust dated October 31, 1995 between the Company and
                Harold M. Hern, Leota M. Hern and Victor Heyliger
     10.10*     Warranty Deed dated October 31, 1995 from Harold M. Hern and
                Leota M. Hern to the Company
     10.11*     Warranty Deed dated October 31, 1995 from Harold M. Hern,
                Leota M. Hern and Victor Heyliger to the Company
     10.12*     Purchase Agreement dated October 31, 1995 between Harold M.
                Hern, Leota M. Hern, Victor Heyliger and the Company and
                National Lodging Companies, Inc.
     10.13*     Deed of Trust dated October 31, 1995 from the Company to
                Harold M. Hern and Leota M. Hern
     10.14*     Purchase Agreement dated October 31, 1995 between Lewis M.
                Mithun and the Company and National Lodging Companies, Inc.
     10.15*     Agreement dated October 30, 1995 between the Company and
                National Lodging Companies, Inc.
     10.16*     Letter to the Company dated October 30, 1995 from Craig H.
                Forsman
     10.17*     Agreement dated October 30, 1995 between the Company and
                Terrance P. DeRoche, Robert J. Swenson and Stephen W. Sherf
     10.18*     Contract to Buy and Sell Commercial Real Estate dated May
                16, 1996 between the Company and E. Wayne Moore and Sarah A.
                Moore
     10.19*     $700,000 Promissory Note dated June 14, 1996 by the Company to E. Wayne Moore and Sarah A. Moore
     10.20*     Deed of Trust dated June 14, 1996 by the Company to Public
                Trustee of the County of Teller, Colorado, for the benefit of E. Wayne and Sarah A. Moore
     10.21*     Assumption Agreement dated October 1, 1995 by the Company
                assuming Regent Gaming Enterprises, Inc. Promissory Notes
                aggregating $80,000
     10.22*     Agreement dated September 6, 1996 between the Company and
                Richard Stockness
     10.23*     Employment agreement dated December 2, 1996 between the
                Company and Mr. Ralf Hoehne

    EXHIBITS                            DESCRIPTION
    --------                            -----------
     10.24*     Sales Order Contract between the Company and IGT-Colorado
                Corporation for Slot Machine Equipment
     10.25*     Sales Credit Memo from IGT-Colorado Corporation to the
                Company for Sale of Slot Machine Equipment
     10.26*     $3,564,000 Promissory Note dated October 22, 1996 by the
                Company to Miller & Schroeder Investments Corporation
     10.27*     Deed of Trust and Security Agreement and Fixture Filing and
                Financing Statement dated October 22, 1996 by the Company to
                Public Trustee of the County of Teller, Colorado, for the
                benefit of Miller & Schroeder Investments Corporation
     10.28*     Assignment of Rents, Lease(s), Income and Revenues dated
                October 22, 1996 by 353 Myers Avenue Limited Partnership and
                the Company to Miller & Schroeder Investments Corporation
     10.29*     Deposit Agreement dated October 22, 1996 by the Company to
                Miller & Schroeder Investments Corporation
     10.30*     Security Agreement dated October 22, 1996 by 353 Myers
                Avenue Limited Partnership to Miller & Schroeder Investments
                Corporation
     10.31*     Shareholder Voting and Control Agreement dated November 30,
                1996 between Craig H. Forsman, Terrance P. DeRoche, Stephen
                W. Sherf, Robert J. Swenson, Richard Stockness, Randall D.
                Otis, E. Wayne Moore and Sara A. Moore and National Lodging
                Companies, Inc.
     10.32*     Form of Warrant issued by the Company to various individuals in connection with financing transactions
     10.33*     Form of Note, as amended, issued by the Company to various individuals in connection with financing transactions
     10.34*     Form of Representative's Warrant Agreement
     10.35      Promissory Note from Company to Riverside Bank, dated
                February 12, 1997
     16.1*      Letter of change in Certifying Accountant
     21.1*      Subsidiaries of Registrant
     23.1       Consent of Briggs and Morgan, P.A. (included in Exhibit 5.1)
     23.2*      Consent of Biggs, Kofford & Co., P.C. (included in Exhibit
                16.1)
     23.3       Consent of Schechter Dokken Kanter Andrews & Selcer Ltd
                (regarding 353 Myers Ave Limited Partnership)
     23.4       Consent of Schechter Dokken Kanter Andrews & Selcer Ltd
                (regarding Jubilee Gaming Enterprises, Inc.)
     23.5*      Consent of Isaacson, Rosenbaum, Woods & Levy, P.C.
     24.1*      Powers of Attorney (included on signature page to
                Registration Statement)
     27.1       Financial Data Schedule


---------------

* Previously filed.


ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect, in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For purposes of determining liability, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on July 16, 1997.


                                          JUBILEE GAMING ENTERPRISES, INC.

                                          By       /s/ CRAIG H. FORSMAN

                                             -----------------------------------
                                                      Craig H. Forsman
                                                   Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities indicated and on the dates stated.



                     SIGNATURE                                       TITLE                       DATE
                     ---------                                       -----                       ----

               /s/ CRAIG H. FORSMAN                         Chief Executive Officer          July 16, 1997
---------------------------------------------------               and Director
                 Craig H. Forsman                        (Principal Executive Officer)

               /s/ STEPHEN W. SHERF                         Chief Financial Officer          July 16, 1997
---------------------------------------------------               and Director
                 Stephen W. Sherf                        (Principal Accounting Officer)

                         *                                          Director
---------------------------------------------------
                John H. Klinkhammer

                         *                                          Director
---------------------------------------------------
                Terrance P. DeRoche

             *By /s/ CRAIG H. FORSMAN                                                        July 16, 1997
  ----------------------------------------------
                 Craig H. Forsman
                 Attorney-In-Fact

                                 EXHIBIT INDEX


    EXHIBITS                            DESCRIPTION
    --------                            -----------

     1.1*       Proposed form of Underwriting Agreement
     3.1*       Articles of Incorporation, as amended and restated
     3.2*       Bylaws of the Company, as amended
     4.1*       Form of Common Stock Certificate
     4.2*       Form of Warrant Agreement (including form of Redeemable
                Warrant Certificate)
     4.3*       Articles of Incorporation, as amended and restated (see
                Exhibit 3.1)
     4.4*       Bylaws, as amended (see Exhibit 3.2)
     5.1        Opinion of Briggs and Morgan, P.A.
    10.1*       Jubilee Gaming Enterprises, Inc. 1996 Stock Option Plan
    10.2*       Jubilee Gaming Enterprises, Inc. 1996 Director Stock Option
                Plan
    10.3*       Jubilee Gaming Enterprises, Inc. 1996 Employee Stock
                Purchase Plan
    10.4*       $300,000 Promissory Note dated June 30, 1994 by Lewis M.
                Mithun to Harold M. Hern and Leota M. Hern
    10.5*       Agreement dated October 31, 1995 between the Company and
                Randall D. Otis
    10.6*       $25,000 Note dated October 31, 1995 by the Company to
                Randall D. Otis
    10.7*       $450,000 Promissory Note dated October 31, 1995 by the
                Company to Harold M. Hern and Leota M. Hern
    10.8*       $150,000 Promissory Note dated October 31, 1995 by the
                Company to Harold M. Hern and Leota M. Hern
    10.9*       Deed of Trust dated October 31, 1995 between the Company and
                Harold M. Hern, Leota M. Hern and Victor Heyliger
    10.10*      Warranty Deed dated October 31, 1995 from Harold M. Hern and
                Leota M. Hern to the Company
    10.11*      Warranty Deed dated October 31, 1995 from Harold M. Hern,
                Leota M. Hern and Victor Heyliger to the Company
    10.12*      Purchase Agreement dated October 31, 1995 between Harold M.
                Hern, Leote M. Hern, Victor Heyliger and the Company and
                National Lodging Companies, Inc.
    10.13*      Deed of Trust dated October 31, 1995 from the Company to
                Harold M. Hern and Leota M. Hern
    10.14*      Purchase Agreement dated October 31, 1995 between Lewis M.
                Mithun and the Company and National Lodging Companies, Inc.
    10.15*      Agreement dated October 30, 1995 between the Company and
                National Lodging Companies, Inc.
    10.16*      Letter to the Company dated October 30, 1995 from Craig H.
                Forsman
    10.17*      Agreement dated October 30, 1995 between the Company and
                Terrance P. DeRoche, Robert J. Swenson and Stephen W. Sherf
    10.18*      Contract to Buy and Sell Commercial Real Estate dated May
                16, 1996 between the Company and E. Wayne Moore and Sarah A.
                Moore
    10.19*      $700,000 Promissory Note dated June 14, 1996 by the Company to E. Wayne Moore and Sarah A. Moore
    10.20*      Deed of Trust dated June 14, 1996 by the Company to Public
                Trustee of the County of Teller, Colorado, for the benefit of E. Wayne and Sarah A. Moore

    EXHIBITS                            DESCRIPTION
    --------                            -----------
    10.21*      Assumption Agreement dated October 1, 1995 by the Company
                assuming Regent Gaming Enterprises, Inc. Promissory Notes
                aggregating $80,000
    10.22*      Agreement dated September 6, 1996 between the Company and
                Richard Stockness
    10.23*      Employment agreement dated December 2, 1996 between the
                Company and Mr. Ralf Hoehne
    10.24*      Sales Order Contract between the Company and IGT-Colorado
                Corporation for Slot Machine Equipment
    10.25*      Sales Credit Memo from IGT-Colorado Corporation to the
                Company for Sale of Slot Machine Equipment
    10.26*      $3,564,000 Promissory Note dated October 22, 1996 by the
                Company to Miller & Schroeder Investments Corporation
    10.27*      Deed of Trust and Security Agreement and Fixture Filing and
                Financing Statement dated October 22, 1996 by the Company to
                Public Trustee of the County of Teller, Colorado, for the
                benefit of Miller & Schroeder Investments Corporation
    10.28*      Assignment of Rents, Lease(s), Income and Revenues dated
                October 22, 1996 by 353 Myers Avenue Limited Partnership and
                the Company to Miller & Schroeder Investments Corporation
    10.29*      Deposit Agreement dated October 22, 1996 by the Company to
                Miller & Schroeder Investments Corporation
    10.30*      Security Agreement dated October 22, 1996 by 353 Myers
                Avenue Limited Partnership to Miller & Schroeder Investments
                Corporation
    10.31*      Shareholder Voting and Control Agreement dated November 30,
                1996 between Craig H. Forsman, Terrance P. DeRoche, Stephen
                W. Sherf, Robert J. Swenson, Richard Stockness, Randall D.
                Otis, E. Wayne Moore and Sara A. Moore and National Lodging
                Companies, Inc.
    10.32*      Form of Warrant issued by the Company to various individuals in connection with financing transactions
    10.33*      Form of Note, as amended, issued by the Company to various individuals in connection with financing transactions
    10.34*      Form of Representative's Warrant Agreement
    10.35       Promissory Note from Company to Riverside Bank, dated
                February 12, 1997
    16.1*       Letter of change in Certifying Accountant
    21.1*       Subsidiaries of Registrant
    23.1        Consent of Briggs and Morgan, P.A. (included in Exhibit 5.1)
    23.2*       Consent of Biggs, Kofford & Co., P.C. (included in Exhibit
                16.1)
    23.3        Consent of Schechter Dokken Kanter Andrews & Selcer Ltd
                (regarding 353 Myers Ave Limited Partnership)
    23.4        Consent of Schechter Dokken Kanter Andrews & Selcer Ltd
                (regarding Jubilee Gaming Enterprises, Inc.)
    23.5*       Consent of Isaacson, Rosenbaum, Woods & Levy, P.C.
    24.1*       Powers of Attorney (included on signature page to
                Registration Statement)
    27.1        Financial Data Schedule


-------------------------

* Previously filed.